As filed with the Securities and Exchange Commission on October 4, 2022

Registration No. 333-265400

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BIOLIFE4D CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2836	81-4586116
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

318 Half Day Road, Suite 201

Buffalo Grove, IL 60089

(224) 602-9569

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

National Registered Agents, Inc.

1209 Orange Street

Wilmington, DE 19801

(302) 658-7581

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lynne Bolduc, Esq.	Anthony W. Basch, Esq. Yan (Natalie) Wang, Esq.
FitzGerald Kreditor Bolduc Risbrough LLP	Kaufman & Canoles, P.C.
2 Park Plaza, Suite 850	1021 East Cary Street, Suite 1400
Irvine, California 92614	Richmond, VA 23219
Tel: (949) 788-8900	Tel: (804) 771-5700
Fax: (949) 788-8980	Fax: (888) 360-9092

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED OCTOBER 4, 2022

Up to [  ] Common Units, Each Consisting of One Share of Common Stock and Two Warrants to Each Purchase One Share of Common Stock

BIOLIFE4D CORPORATION

This is a firm commitment initial public offering of shares of common stock, $0.00001 par value per share, and warrants (the “Warrants”) to purchase shares of common stock, of BIOLIFE4D CORPORATION (“we,” “us”, or the “Company”). We are offering [  ] units (the “Common Units”), each Common Unit consisting of one share of common stock and two Warrants to each purchase one share of common stock. The Common Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The shares of common stock and Warrants are immediately separable and will be issued separately. The offering also includes the shares of common stock issuable from time to time upon exercise of the Warrants.

Prior to this offering, there has been no public market for our common stock or Warrants. We anticipate that the initial public offering price of per Common Unit will be between $[  ] and $[  ]. The exercise price of each Warrant will be $[  ] (equal to the public offering price per Common Unit, based on an assumed public offering price of $[  ] per Common Unit, the midpoint of the price range of the Common Units) per share. The number of Common Units offered in this prospectus and all other applicable information has been determined based on an assumed public offering price of $[  ] per Common Unit, which is the midpoint of the above range. Therefore, the assumed public offering price per Common Unit used throughout this prospectus may not be indicative of the actual public offering price for the common stock.

There are certain adjustments to the exercise price of the Warrants on the date that is 90 calendar days immediately following the initial issuance date of the Warrants. On such date, the exercise price of the Warrants will be adjusted to be equal to the greater of (a) 50% of the Initial Exercise Price or (b) 100% of the lowest daily volume weighted average price per share of common stock occurring on any day between the initial exercise date and 90 calendar days following the issuance date of the Warrants (the “Reset Price”). The lowest Reset Price is $[ ], which is 50% of Initial Exercise Price per share.

We have applied to list our common stock and Warrants on the Nasdaq Capital Market (“Nasdaq”) under the symbols “SAVU” and “SAVUW,” respectively. If those applications are not approved, we will not complete this offering.

We refer to the shares of common stock, the Warrants, and the shares issued or issuable upon exercise of the Warrants collectively, as the “securities.” (See “Description of Securities.”)

We are an “emerging growth company” under the federal securities laws and have elected to comply with certain reduced public company reporting requirements. (See “Prospectus Summary—Implications of Being an Emerging Growth Company.”)

Investing in our securities involves a high degree of risk. (See “Risk Factors” beginning on page 6.)

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Unit	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses(2)	$	$

(1)	Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 1.0% of the initial public offering price (excluding proceeds received from exercise of the underwriter’s overallotment option) payable to the underwriter in this offering. (See “Underwriting.”)
(2)	We estimate that our total expenses for the offering will be approximately $[ ] in addition to underwriting discounts.

We have granted a 45-day option to the underwriter to purchase, at the public offering price, less the underwriting discounts and commissions, up to an additional 15% of the total number of securities offered by us in this offering, which equates to up to [  ] additional shares of common stock and/or up to [   ] additional Warrants to purchase up to [  ] shares of common stock, solely to cover overallotments, if any.

The underwriter expects to deliver the securities to investors on or about [  ], 2022.

Aegis Capital Corp.

The date of this prospectus is [  ], 2022

i

ABOUT THIS PROSPECTUS

As used in this prospectus, unless the context otherwise requires or indicates, references to “the Company,” “we,” “our,” “ourselves,” and “us” refer to BIOLIFE4D CORPORATION.

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by us or on our behalf that we have referred you to. Neither we nor the underwriter have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different, or inconsistent information, you should not rely on it. We and the underwriter take no responsibility for, and can provide no assurance as to, the reliability of any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. We and the underwriter are not making an offer of these securities in any state, country, or other jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any free writing prospectus is accurate as of any date other than the date of the applicable document regardless of its time of delivery or the time of any sales of our securities. Our business, financial condition, results of operations and cash flows may have changed since the date of the applicable document.

This prospectus describes the specific details regarding this offering and the terms and conditions of our securities being offered hereby and the risks of investing in our common stock. For additional information, please see the section entitled “Where You Can Find More Information.”

You should not interpret the contents of this prospectus or any free writing prospectus to be legal, tax advice, business, or financial advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial, and other issues that you should consider before investing in our securities.

Unless otherwise stated, all information in this prospectus assumes that the underwriters have not exercised their option to purchase additional shares of common stock and/or Warrants.

ii

MARKET AND INDUSTRY DATA

This prospectus includes industry and trade association data, forecasts, and information that we have prepared based, in part, upon data, forecasts, and information obtained from independent trade associations, industry publications and surveys, government agencies, and other independent information publicly available to us. Statements as to our market position are based on market data currently available to us. Industry publications, surveys, and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe these sources are reliable, we have not independently verified the information obtained from these sources. Some data is also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources.

We believe our internal research is reliable, even though such research has not been verified by any independent sources. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

In addition, forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this prospectus. Trademarks used in this prospectus are the property of their respective owners, although for presentational convenience we may not use the ® or the ™ symbols to identify such trademarks. In addition, certain market and industry data has been obtained from publicly available industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. We have not independently verified the data obtained from these sources. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus, but it does not contain all of the information that you may consider important in making your investment decision. Therefore, you should read this entire prospectus carefully, including, in particular, the “Risk Factors” section of this prospectus.

Our Company

BIOLIFE4D CORPORATION is a pioneering biotech company that plans to leverage current advances in life sciences and cardiac tissue engineering to build human hearts suitable for implantation – potentially lifesaving technology that ultimately gives patients the gift of time.

Operated by seasoned business leaders and guided by world-class biomedical engineers and life sciences experts, we are driving a movement to transform the treatment of heart disease which is the leading cause of death among both men and women globally.

We are committed to perfecting the technology to make viable organ replacement an accessible and affordable reality, as well as mini-hearts for cardiotoxicity testing. We believe that our groundbreaking approach converges recent breakthroughs in regenerative medicine, adult stem cell biology, 3D printing techniques, and computing technology that could make organ replacement commercially viable and commonplace globally.

We plan to create a patient-specific, fully functioning heart through 3D bioprinting using the patient’s own cells – eliminating the well-known challenges of organ rejection and long donor waiting lists that plague existing organ transplant methods.

We will not have to make an exact copy or even recreate every feature set of the desired organ; it will only need to facilitate the minimum feature set which recreates the core properties of the organ. It is important to note that we do not believe we need to invent new technology, but rather improve, adopt, and optimize current technologies to create what we plan to be a commercially viable and sustainable process. We seek to improve, optimize, adapt, and capitalize on current technologies to create a commercially viable and sustainable process solution. We plan to strategically position ourselves at the center of an unprecedented convergence of regenerative medicine, stem cell biology, additive manufacturing (3D printing), and computing technology – all having reached a level of maturity whereby we believe that commercially viable bioprinting solutions can be created through optimization, not invention. While it is impossible to predict the exact amount of time it will take to fully optimize this process, we believe that by creating the optimal circumstances to accelerate current efforts, we will be able to achieve a solution. Inherent in the time frame is the ultimate interaction of the United Stated Food and Drug Administration (“FDA”) within this time frame. It is impossible to predict the exact time frame of the FDA approval process, but we plan to work closely with the FDA at the appropriate time in an attempt to help reduce the time for necessary approvals.

We are still in the research and development stage. Our key research focus is currently on the development of a functional mini-heart that can be utilized for cardiotoxicity testing. Continued development relating to our other potential commercialization opportunities we are planning, including cardiac valves, patches, grafts, and ultimately a full heart viable for transplantation is currently curtailed as we focus on the mini-heart development, our initial commercialization opportunity. Our mini-heart, once optimized, will have four chambers, valves, greater vessels, musculature, electrical activity, and capable of generating intraluminal pressures. Currently, we have made significant progress towards the development and optimization of a functional mini-heart. We have been successful at bioprinting a heart, which has all four chambers needed for functional performance, and hence, for cardiotoxicity testing. The mini-heart has been populated with iPSC-CMs, cardiomyocytes that are derived from induced pluripotent stem cells. We are currently working on optimizing the final variables (i.e., printer settings, etc.) which we believe are necessary to successfully conduct cardiotoxicity testing and commercialize the mini-heart.

As of the date of this Prospectus, we have not sold any products or generated any revenue from sales. Our products are currently in the preclinical development phase and have not yet received FDA clearance or approval. The FDA’s plans to regulate the 3D printing of human organs for use in implantation are currently unknown.

Summary Risk Factors

An investment in our securities involves a high degree of risk. You should consider carefully the risks discussed below and described more fully along with other risks under “Risk Factors” in this prospectus before investing in our securities.

1

Risks Related to Biotech Industry

●	We are attempting to bioengineer human hearts using 3D printing for testing purposes and possible transplantation into humans, which has never been done and may not be possible.

●	The regulatory approval process of the FDA, other regulatory bodies, and similar foreign authorities is lengthy, expensive, time consuming, and inherently unpredictable.

●	Device development involves a lengthy and expensive process with uncertain timelines and outcomes, and results of earlier studies may not be predictive of future study results. If the development of our 3D bioprinted organs is unsuccessful or delayed, we may be unable to obtain required regulatory approvals and we may be unable to commercialize our product on a timely basis, if at all.

●	We rely on a third party to conduct our research and development. If the third-party relationship is terminated or if the third party does not successfully carry out its contractual duties, meet rigorously enforced regulatory standards or meet expected deadlines, we may be unable to complete such study on time, obtain regulatory approval for or commercialize our products, which could force us to delay, limit, reduce or terminate our product development program, future commercialization efforts or other operations.

●	3D printed organs may fail once transplanted into patients causing serious injury or death to the patients, leading to lawsuits and bad publicity.

●	We rely in part upon trade secret protection to protect our intellectual property; it may be difficult and costly to protect our proprietary rights and we may not be able to ensure its protection.

●	We operate in a field of rapid technology change and if we are unable to keep current with technology changes such as other options for heart transplant patients, our commercialization efforts may be negatively impacted.

●	We face competition in our market from various large and small companies, most of which have greater financial, research and development, production, and other resources than us.

●	There are currently no definitive regulatory requirements on the sale or use of 3D bioprinted organs.

Risks Related to Our Company and this Offering

●	We are an “emerging growth company” and, as a result of the reduced disclosure and governance requirements available to emerging growth companies, our securities may be less attractive to investors.

●	There is currently no public market for shares of our common stock and Warrants. If and when we achieve listing on an exchange, the prices of our securities may be volatile and could decline substantially following this offering.

●	We may incur losses over the next several years and may never achieve or maintain profitability. These factors raise substantial doubt about our ability to continue as a going concern absent obtaining significant additional funding. Since inception, we have incurred significant net losses and may continue to incur net losses in the future.

●	There is no guarantee that we will ever realize any significant operating revenues or that our operations will ever be profitable. Furthermore, we may not be able to generate sufficient operating cash flows to pay our operating expenses or service our indebtedness. As a result, it is possible you may lose some or all of your investment.

●	The extent to which the COVID-19 pandemic impacts our results and operations will depend on future developments that are highly uncertain and cannot be predicted.

Corporate Information

We were formed as a Delaware corporation on November 14, 2016.

Our principal executive office is located at 318 Half Day Road, Suite 201, Buffalo Grove, Illinois 60089. Our main telephone number is (224) 602-9569. Our website is https://biolife4d.com/. The information contained on, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

2

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These provisions include, among other matters:

●	an exemption to provide fewer years of financial statements and other financial data in an initial public offering registration statement;

●	an exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting;

●	an exemption from new or revised financial accounting standards until they would apply to private companies and from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation;

●	reduced disclosure about the emerging growth company’s executive compensation arrangements; and

●	no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

We have elected to adopt the reduced disclosure requirements available to emerging growth companies. As a result of these elections, the information that we provide in this prospectus may be different than the information you may receive from other public companies.

We would cease to be an “emerging growth company” upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of this offering, (ii) the first fiscal year after our annual gross revenues are $1.235 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities or (iv) as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

Reverse Stock Split

Our board of directors and shareholders approved a one for three reverse split of our common stock on August 22, 2022, and filed with the Delaware Secretary of State on August 25, 2022. The reverse split combined each three shares of our outstanding common stock into one share of common stock. No fractional shares were issued in connection with the reverse split, and any fractional shares resulting from the reverse split were rounded up to the nearest whole share. The reverse split did not affect our authorized common stock. All references to common stock, options to purchase common stock, share data, per share data, and related information, as applicable have been adjusted in this prospectus to reflect the split of our common stock as if it had occurred at the beginning of the earliest period presented.

3

THE OFFERING

Common Units Offered	We are offering [ ] Common Units, each consisting of one share of common stock and two warrants to each purchase one share of common stock. The Common Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The shares of common stock and Warrants are immediately separable and will be issued separately in this offering. (See “Description of Securities.”)

Warrants

Each Warrant will have an exercise price of $[  ] (equal to the public offering price per Common Unit, based on an assumed public offering price of $[  ] per Common Unit, the midpoint of the range set forth on the cover page of the prospectus), per share, will be immediately exercisable and will expire five years from the date of issuance. To better understand the terms of the Warrants, you should carefully read the “Description of Securities” section of this prospectus. You should also read the form of Warrant, which is filed as an exhibit to the registration statement that includes this prospectus. Subject to certain exemptions outlined in the Warrant, for a period of two years from the date of issuance of the Warrant, if the Company shall sell, enter into an agreement to sell and subsequently sells, or grants any option to purchase, or sell, enters into an agreement to sell and subsequently sells, or grants any right to reprice, or otherwise dispose of or issues (or announces any offer, sale, grant or any option to purchase or other disposition that subsequently closes) any common stock or convertible security, at an effective price per share less than the exercise price of the Warrant then in effect (a “Dilutive Issuance”), then simultaneously with the consummation of such Dilutive Issuance, the exercise price of the Warrant shall be reduced to equal the effective price per share in such Dilutive Issuance; provided, however, that in no event shall the exercise price of the Warrant be reduced to an exercise price lower than 50% of public offering price per Common Unit in this offering. On the date that is 90 calendar days immediately following the issuance date of the Warrants, the exercise price of the Warrants will adjust to be equal to the greater of (i) $[ ] per share (which shall equal 50% of the exercise price of the Warrants on the issuance date) and (ii) 100% of the lowest daily volume weighted average price per share of common stock occurring on any day between the initial exercise date and 90 calendar days following the issuance date of the Warrant (the “Reset Price”). The lowest Reset Price is $[ ], which is 50% of the offering price, based on an assumed public offering price of $[ ] per Common Unit, the midpoint of the price range of the Common Units, per share. To better understand the terms of the Warrants, you should carefully read the “Description of Securities” section of this prospectus. You should also read the form of Warrant, which is filed as an exhibit to the registration statement that includes this prospectus.

Public Offering Price	Each Common Unit is being offered at a price of $[ ].

Shares of Common Stock issued and outstanding prior to this offering	[ ] shares.
Shares of Common Stock to be outstanding after this offering	[ ] shares (assuming no exercise of the over-allotment option, Warrants or Underwriter’s Warrants), or [ ] shares if the underwriter exercises in full its over-allotment option to purchase additional shares of common stock.

Over-allotment Option	We have granted the underwriters the option to purchase up to an additional [ ] shares of our common stock (15% of the shares of common stock sold in the offering), and/or up to [ ] additional Warrants (15% of the Warrants sold in the offering), in any combination thereof, to cover overallotments, if any, for a period of 45 days from the date of this prospectus. The purchase price to be paid per additional share will be equal to the public offering price of one Common Unit, less the purchase price per Warrant included within the Common Unit and the underwriting discount.

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $[ ] (assuming an initial public offering price of $[ ] per Common Unit, which is the midpoint of the price range set forth on the cover page of this prospectus), or approximately $[ ] if the underwriters exercise in full their overallotment option, after deducting the underwriting discounts and commissions and the estimated offering expenses of approximately $[ ] payable by us. We intend to use the net proceeds from this offering for laboratory equipment; raw materials; laboratory expenses and testing; selling, general, and administrative expenses; working capital; repayment of a working capital loan; and compliance. (See “Use of Proceeds.”)

Dividend Policy	We currently intend to retain our future earnings, if any, to finance the development and expansion of our business. The determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments, and such other factors as our board of directors deems relevant in its discretion. (See “Dividend Policy.”)

Risk Factors	Investing in our common stock involves a high degree of risk. (See “Risk Factors.”)

Lock-ups	Our directors, executive officers, and holders of 10% or more of our outstanding common stock, will agree with the underwriter not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of 180 days after the closing date of this offering. We will agree not to issue any shares of common stock or securities convertible into common stock, subject to certain exceptions, for a period of 180 days after the closing date of this offering without the consent of the underwriter. (See “Underwriting.”)

Stock Exchange Symbol	We have applied to list our common stock and Warrants on the Nasdaq Capital Market under the proposed symbols “SAVU” and “SAVUW,” respectively. However, no assurance can be given that our applications will be approved.

Except as otherwise indicated, all information in this prospectus is based on 3,606,936 shares outstanding as of the date of this prospectus, and:

●	Reflects a one for three reverse split of our common stock, which was effected on August 25, 2022;
●	assumes no exercise of the underwriter’s overallotment option;
●	assumes no exercise of any Warrants or Underwriter’s Warrants issued in this offering;
●	excludes 90,000 shares of our common stock issuable upon the exercise of outstanding options to purchase common stock; and
●	excludes that certain number of shares of our common stock issuable upon conversion of $600,000 of principal plus interest outstanding on convertible promissory notes multiplied by 80% of the price per share of the common stock offered hereby, assuming aggregate gross sales of our equity securities of at least $7.5 million from this Offering (see Note 5 to the Financial Statements for a description of the convertible notes).

(See “Description of Securities.”)

4

SUMMARY FINANCIAL DATA

The following table presents summary financial data. The statement of operations data for the years ended December 31, 2021, and 2020 and the six months ended June 30, 2022, and 2021 are derived from our audited annual and our unaudited quarterly financial statements. Our historical results are not necessarily indicative. of our results in any future period.

You should read the following summary financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus. The summary financial data in this section is not intended to replace our financial statements and the related notes and are qualified in their entirety by the financial statements and related notes included elsewhere in this prospectus.

	December 31,		June 30,
	2021	2020	2022	2021
Statement of Operations Data
Expenses
General and administrative	$993,821	$901,692	$1,192,458	$468,115
Depreciation and amortization	8,124	6,996	5,311	4,062
Research and development	780,280	677,220	451,137	183,640
Total expenses	1,782,225	1,585,908	1,648,906	655,817

Net operating loss	(1,782,225)	(1,585,908)	(1,648,906)	(655,817)

Other Income (expenses)
Loan forgiveness	397,273	-	-	222,400
Interest income	154	5,138	64	69
Interest expense	(110,605)	(120,513)	(57,822)	(53,467)
Net Other Income (expenses)	286,822	(115,375)	(57,758)	169,002
Loss before income taxes	(1,495,403)	(1,701,283)	(1,706,664)	(486,815)
Income taxes	-	-	-	-
Net loss	$(1,495,403)	$(1,701,283)	$(1,706,664)	$(486,815)

5

RISK FACTORS

An investment in our common stock involves a high degree of risk and should be considered highly speculative. Before making an investment decision, you should carefully consider the following risk factors, which address the material risks concerning our business and an investment in our common stock, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus occur, our business, prospects, liquidity, financial condition, and results of operations could be materially and adversely affected, in which case the trading price of our common stock could decline significantly, and you could lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Note Concerning Forward-Looking Statements.”

Risks Related to Our Business

Our Independent Audit Firm Has Expressed in its Report to Our Audited Financial Statements a Substantial Doubt About Our Ability to Continue as a Going Concern.

We have not yet begun to generate revenues from our operations to fund our activities, and are therefore dependent upon external sources for financing our operations. There is a risk that we will be unable to obtain necessary financing to continue our operations on terms acceptable to us or at all. As a result, our independent audit firm has expressed in its auditors’ report on the financial statements a substantial doubt regarding our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of the uncertainty regarding our ability to continue as a going concern. This going concern opinion could materially limit our ability to raise additional funds through the issuance of equity or debt securities or otherwise. Future reports on our financial statements may include an explanatory paragraph with respect to our ability to continue as a going concern. If we cannot continue as a going concern, our shareholders may lose their entire investment.

We are Attempting to Bioengineer Human Hearts Using 3D Printing for Testing Purposes and Possible Transplantation into Humans Which Has Never Been Done and May Not be Possible.

Our success is dependent upon our ability to 3D print a human heart suitable for testing purposes and viable for transplantation into humans which has never been successfully done by us or any other person or entity. Therefore, our current and planned future business are speculative and subject to numerous risks and uncertainties. Substantial additional research and development activities need to take place before we can begin to produce revenue. There can be no assurance that we will ever generate revenue or be profitable. Should we be unable to successfully 3D print human hearts suitable for testing or viable for human transplantation, or should a competitor be able to do so prior to us being able to do so, your investment may be significantly affected and we may fail. In addition to human hearts, we may attempt to bioengineer other human organs (e.g., livers and kidneys) which future product attempts may be unsuccessful.

We Have Limited Operating History and We May Not be Able to Successfully Operate Our Business.

We incorporated in November 2016. From incorporation through the third quarter of 2017, our operations were limited to start-up activities and beginning to raise capital through a Tier II Regulation A offering, which commenced in the first quarter of 2018. In the first quarter of 2018, we commenced additional operations, consisting primarily of research and development activities. We thus have a limited operating history and there can be no assurance that our proposed plan of business can be realized in the manner contemplated and, if it cannot be, shareholders may lose all or a substantial part of their investment. We cannot assure you that our past experience will be sufficient to enable us to operate our business successfully or implement our operating policies and business strategies as described in this prospectus. There is no guarantee that we will ever realize any significant operating revenues or that our operations will ever be profitable. Furthermore, we may not be able to generate sufficient operating cash flows to pay our operating expenses or service our indebtedness. You should not rely upon the past performance of our management team as past performance may not be indicative of our future results.

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To Date, We Have Had Operating Losses and Do Not Expect to be Profitable for at Least the Foreseeable Future, and Cannot Accurately Predict When We Might Become Profitable.

We have been operating at a loss since our inception, and we expect to continue to incur losses for the foreseeable future. Further, we may not be able to generate significant revenues in the future. In addition, we expect to incur substantial operating expenses in order to fund the expansion of our business. As a result, we expect to continue to experience substantial negative cash flow for at least the foreseeable future and cannot predict when, or even if, we might become profitable.

We May Not Be Able to Obtain Adequate Financing to Continue Our Operations.

We may require additional debt and/or equity financing to pursue our growth and business strategies. These include, but are not limited to enhancing our operating infrastructure and otherwise responding to competitive pressures. Given our limited operating history and existing losses, there can be no assurance that additional financing will be available, or, if available, that the terms will be acceptable to us. Lack of additional funding could force us to curtail substantially our growth plans. Furthermore, the issuance by us of any additional securities pursuant to any future fundraising activities undertaken by us would dilute the ownership of existing shareholders and may reduce the price of our securities.

Terms of Subsequent Financing, if Any, May Adversely Impact Your Investment.

We may have to engage in common equity, debt, or preferred stock financings in the future. Your rights and the value of your investment in our common stock could be reduced by the dilution caused by future equity issuances, or convertible debt issuances with conversion rates below the then fair market value of our stock at the time of conversion. Interest plus potential amortization of debt issuance costs on debt securities could increase costs and negatively impact operating results. As we are permitted to issue preferred stock pursuant to the terms of our governing documents, preferred stock could be issued in series from time to time with such designation, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of our common stock.

Our Operating Plan Relies in Large Part Upon Our Assumptions and Analyses. If These Assumptions or Analyses Prove to be Incorrect, Our Actual Operating Results May be Materially Different from Our Forecasted Results.

Whether actual operating results and business developments will be consistent with our expectations and assumptions as reflected in our forecast depends on a number of factors, many of which are outside our control, including, but not limited to:

●	whether we can obtain sufficient capital to sustain and grow our business;

●	our ability to manage our growth;

●	results of our research and development activity;

●	demand for our proposed products;

●	competition;

●	our ability to retain existing key management and consultants, to integrate recent hires and to attract, retain, and motivate qualified personnel; and

●	the overall strength and stability of domestic and international economies.

Unfavorable changes in any of these or other factors, most of which are beyond our control, could materially and adversely affect our business, results of operations, and financial condition.

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We rely on Johnson & Johnson Innovation, JLABS facilities for a significant portion of our research and development.

A majority of our research and development is located at the Texas Medical Center at 2450 Holcombe Boulevard in Houston, Texas managed by Johnson & Johnson Innovation, JLABS personnel. We have an agreement to rent a dedicated portion of the premises designed for the purpose of conducting laboratory research and other laboratory related activities. agreement automatically renews every three months and has been doing so since 2018. If JLABS terminates our licensing agreement, no longer manages the premises, or we otherwise lose access to the laboratory facilities, our research and development will be significantly impacted.

Our Future Financial Performance and Our Ability to Commercialize Our Products and Services and to Compete Effectively Will Depend, in Part, On Our Ability to Manage Any Future Growth Effectively.

As our operations expand, we expect that we will need to manage additional relationships with various strategic partners, suppliers, and other third parties. Our future financial performance and our ability to commercialize our products and services and to compete effectively will depend, in part, on our ability to manage any future growth effectively. To that end, we must be able to manage our development efforts effectively and hire, train, and integrate additional management, administrative and sales and marketing personnel. Our projected growth will place a significant strain on our administrative, operational, and financial resources. If we are unable to successfully manage our future growth, establish and continue to upgrade our operating and financial control systems, recruit and hire necessary personnel, or effectively manage unexpected expansion difficulties, our financial condition and results of operations could be materially and adversely affected.

Changes in The Economy Could Have a Detrimental Impact on Our Business.

Changes in the general economic climate could have a detrimental impact on our revenue. It is possible that recessionary pressures and other economic factors (such as declining incomes, future potential rising interest rates, higher unemployment, and tax increases) may adversely affect our business. Any of such events or occurrences could have a material adverse effect on our financial results and on your investment.

We Face Competition in Our Market from Various Large and Small Companies, Most of Which Have Greater Financial, Research and Development, Production, and Other Resources than Us.

We may face significant competition from other biotechnology companies, and our operating results could suffer if we fail to compete effectively. The biotechnology industry is intensely competitive and subject to rapid and significant technological change. We have competitors both in the United States and internationally, including major biotechnology companies and universities and other research institutions. Many of our competitors have substantially greater financial, technical, and other resources, such as larger research and development staff and experienced marketing and manufacturing organizations. Additional mergers and acquisitions in the biotechnology industries may result in even more resources being concentrated in our competitors. As a result, these companies may obtain regulatory approval, if required, or market acceptance more rapidly than we are able and may be more effective in selling and marketing their products as well. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Our ability to compete depends, in part, upon a number of factors outside our control, including the ability of our competitors to develop alternatives that are superior. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. Our competitors may succeed in developing, acquiring, or licensing on similar products or services that we may develop. There are competing alternatives to our proposed product as well, such as a recent successful pig-to-human heart transplant. If we fail to successfully compete in our market, or if we incur significant expenses in order to compete, it could have a material adverse effect on our results of operations.

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We Operate in a Field of Rapidly Changing Technology and if We are Unable to Adapt to Technological Changes, We will not be Able to Effectively Compete.

We may fail to anticipate or adapt to technology innovations in a timely manner, or at all. The biotechnology industry is experiencing rapid technological changes. Failure to anticipate technology innovations or adapt to such innovations in a timely manner, or at all, may result in our products becoming obsolete at sudden and unpredictable intervals. If we are unable to adapt to technological changes, we may not be able to effectively compete with other companies and/or product offerings that offer improved technology.

Our Business Model is Evolving.

Our business model is unproven and is likely to continue to evolve. Accordingly, our initial business model may not be successful and may need to be changed. Our ability to generate significant revenues will depend, in large part, on our ability to successfully market our products to potential users who may not be convinced of the need for our products and services or who may be reluctant to rely upon third parties to develop and provide these products. We intend to continue to develop our business model as our market continues to evolve.

If We Fail to Maintain and Enhance Awareness of Our Brand, Our Business and Financial Results Could be Adversely Affected.

We believe that maintaining and enhancing awareness of our brand is critical to achieving widespread acceptance and success of our business. We also believe that the importance of brand recognition will increase due to the relatively low barriers to entry in our market. Maintaining and enhancing our brand awareness may require us to spend increasing amounts of money on, and devote greater resources to, advertising, marketing, and other brand-building efforts and these investments may not be successful. Further, even if these efforts are successful, they may not be cost-effective. If we are unable to continuously maintain and enhance our media presence, our market may decrease and we may fail to attract advertisers and subscribers, which could in turn result in lost revenues and adversely affect our business and financial results.

An Inability to Maintain and Enhance Product Image Could Harm Our Business.

It is important that we maintain and enhance a positive perception of any new products. The image and reputation of our products may be impacted for various reasons including, but not limited to, bad publicity, litigation, and complaints from regulatory bodies. Such problems, even when unsubstantiated, could be harmful to our image and the reputation of our products. These claims may not be covered by our insurance policies. Any resulting litigation could be costly for us, divert management attention, and could result in increased costs of doing business, or otherwise have a material adverse effect on our business, results of operations, and financial condition. Any negative publicity generated could damage our reputation and diminish the value of our brand, which could have a material adverse effect on our business, results of operations, and financial condition. Deterioration in our brand equity (brand image, reputation, and product quality) may have a material adverse effect on our financial results.

Our Products and/or Services May Not Gain Market Acceptance.

Our products and/or services may not gain market acceptance among physicians, healthcare payors, patients, and the medical community, which are critical to commercial success. Market acceptance of any product or service depends on a number of factors, including:

●	the efficacy and safety as demonstrated in clinical trials, if required;

●	the timing of market introduction of such product or service as well as competitive products;

●	the clinical indications for which the product or service is approved;

●	acceptance by physicians, hospitals, and patients of the product or service as a viable treatment;

●	the potential and perceived advantages of such product or service over alternative treatments, especially with respect to patient subsets that we are targeting with such product or service;

●	the perceived viability of such product or service seen in a broader patient group, including its use outside the approved indications;

●	the cost of treatment in relation to alternative treatments;

●	the availability of adequate reimbursement and pricing by third-party payors and government authorities;

●	the prevalence and severity of adverse side effects; and

●	the effectiveness of our sales and marketing efforts.

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We Will be Reliant on Government Authorities and Third-Party Payors, Such as Private Health Insurers and Health Maintenance Organizations, Who Decide Which Products and Services They Will Pay for and Establish Reimbursement Levels.

Government authorities, including the United States Health and Human Services Department (HHS) and, through them, the Centers for Medicare and Medicaid Services (CMS), the various U.S. state equivalents to the Federal organizations, and third-party payors, such as private health insurers and health maintenance organizations, decide which products and services they will pay for and establish reimbursement levels for those products and services to be offered through their networks. Reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination that use of a product or service is:

●	a covered benefit under its health plan;

●	effective and medically necessary;

●	appropriate for the specific patient;

●	cost-effective; and

●	neither experimental nor investigational.

Obtaining coverage and reimbursement approval for a product or service from a government or other third-party payor is a time consuming and costly process that could require us to provide supporting scientific, clinical, and cost-effectiveness data for the use of our products to the payor. We may not be able to provide data sufficient to gain acceptance with respect to coverage and reimbursement. If reimbursement of our future products or services is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, we may be unable to effectively market our products for sale to a market of sufficient size and payment depth and therefore never achieve or sustain profitability.

A Data Security Breach Could Expose Us to Liability and Protracted and Costly Litigation, and Could Adversely Affect Our Reputation and Operating Revenues.

To the extent that our activities involve the storage and transmission of confidential information, we and/or third-party processors will receive, transmit, and store confidential customer and other information. Encryption software and the other technologies used to provide security for storage, processing, and transmission of confidential customer and other information may not be effective to protect against data security breaches by third parties. The risk of unauthorized circumvention of such security measures has been heightened by advances in computer capabilities and the increasing sophistication of hackers. Improper access to our or these third parties’ systems or databases could result in the theft, publication, deletion, or modification of confidential customer and other information. A data security breach of the systems on which sensitive account information are stored could lead to fraudulent activity involving our products and services, reputational damage, and claims or regulatory actions against us. If we are sued in connection with any data security breach, we could be involved in protracted and costly litigation. If unsuccessful in defending that litigation, we might be forced to pay damages and/or change our business practices or pricing structure, any of which could have a material adverse effect on ‘our operating revenues and profitability. We would also likely have to pay fines, penalties, and/or other assessments imposed as a result of any data security breach.

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We Depend on Third-Party Providers for a Reliable Internet Infrastructure and the Failure of these Third Parties, or the Internet in General, for Any Reason Could Significantly Impair Our Ability to Conduct Our Business

We may outsource some or all of our online presence and data management to third parties who host the actual servers and provide power and security in multiple data centers in each geographic location. These third-party facilities could require uninterrupted access to the Internet. If the operation of the servers is interrupted for any reason, including natural disaster, financial insolvency of a third-party provider, or malicious electronic intrusion into the data center, our business could be significantly damaged. As has occurred with many Internet-based businesses, we may be subject to “denial-of-service” attacks in which unknown individuals bombard our computer servers with requests for data, thereby degrading the servers’ performance. We cannot be certain we will be successful in quickly identifying and neutralizing these attacks. If either a third-party facility failed, or our ability to access the Internet was interfered with because of the failure of Internet equipment in general or if we become subject to malicious attacks of computer intruders, our business and operating results will be materially adversely affected.

3D Printed Organs May Fail Once Transplanted into Patients Causing Serious Injury or Death to the Patients, Leading to Lawsuits and Bad Publicity.

Our success is dependent upon our ability to develop a human heart that can be successfully transplanted. Because this has never been done by us or any other person or entity, there are significant risks that a patient may have adverse effects from our efforts. For example, a patient’s body may reject the transplanted organ, a patient may suffer significant health issues as a result of the transplanted organ, and a patient may die if the patient’s body rejects the transplanted organ, the organ fails for any reason, or for other complications of the surgical procedures to transplant the heart. Any or all of these occurrences could lead to lawsuits, regulatory sanctions, bad publicity, and other effects which could have a detrimental effect on us and on your investment.

If Product Liability Lawsuits are Brought Against Us, We May Incur Substantial Liabilities and May be Required to Limit Commercialization of Our Products and Services.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our products and services. We face an inherent risk of product liability as a result of our products and services. For example, we may be sued if any product we develop allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing, or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability, and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products and services. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

●	decreased demand for the products and services that we may develop;

●	injury to our reputation;

●	withdrawal of clinical trial participants, if required;

●	initiation of investigations by regulators;

●	costs to defend the related litigation;

●	a diversion of management’s time and our resources;

●	substantial monetary awards to patients or others;

●	product recalls, withdrawals, marketing, or promotional restrictions;

●	loss of revenues from product sales; and

●	the inability to commercialize our products and services.

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Our Inability to Obtain and Retain Sufficient Product Liability Insurance at an Acceptable Cost to Protect Against Potential Product Liability Claims Could Prevent or Inhibit the Commercialization of Products and Services we Develop.

Our inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products and services we develop. Although we plan to maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions, and we may be subject to a product liability claim for which we have no coverage. We will have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts.

The continued impact of the COVID-19 pandemic and related risks could have a material adverse impact on our research and development programs and financial condition.

The degree to which COVID-19 continues to impact our business operations, research and development programs, and financial condition will depend on future developments, including the duration of the outbreak and any resurgences, actions by government authorities to contain the spread of the virus, and when and to what extent normal economic and operating conditions can resume.

Changes in the Economy Could Have a Detrimental Impact on our Operations.

The world has recently been on ordered quarantines and lockdowns which has already greatly impacted the United States economy as well as the economies of other country. We are unsure of the impact that this will have on our business, but it is expected that these changes in the economic climate will most likely have a detrimental impact on our operations and potential revenue generation for the foreseeable future. It is possible that recessionary pressures, particularly those from the COVID-19 lockdown, and other economic factors (such as declining incomes, future potential rising interest rates, higher unemployment, and tax increases) may decrease the disposable income that customers have available to spend on our products and services and may adversely affect customers’ confidence and willingness to spend. Any of such events or occurrences could have a material adverse effect on our financial results and on your investment.

Acts of War or Terrorism May Seriously Harm Our Business.

Acts of war, any outbreak or escalation of hostilities between the United States and any foreign power, or acts of terrorism may cause disruption to the U.S. economy or the local economies of the markets in which we operate, cause shortages of building materials, increase costs associated with obtaining building materials, result in building code changes that could increase costs of construction, affect job growth and consumer confidence, or cause economic changes that we cannot anticipate, all of which could reduce demand for our homes and adversely impact our business, prospects, liquidity, financial condition, and results of operations.

Risks Related to Our Organization and Structure

We are Dependent Upon Our Management, Founders, Key Personnel, and Consultants to Execute Our Business Plan, and Many of Them Will Have Concurrent Responsibilities at Other Companies.

Our success is heavily dependent upon the continued active participation of our current executive officers as well as other key personnel and consultants. Many of them will have concurrent responsibilities at other entities. Some of the advisors, scientists, consultants, and others to whom our ultimate success may be reliant have not signed contracts with us and may not ever do so. Loss of the services of one or more of these individuals could have a material adverse effect upon our business, financial condition, or results of operations. Further, our success and achievement of our growth plans depend on our ability to recruit, hire, train, and retain other highly qualified scientific, technical, and managerial personnel. Competition for qualified employees and consultants among companies in the applicable industries is intense, and the loss of any of such persons, or an inability to attract, retain, and motivate any additional highly skilled employees and consultants required for the initiation and expansion of our activities, could have a materially adverse effect on it. The inability to attract and retain the necessary personnel, consultants, and advisors could have a material adverse effect on our business, financial condition, or results of operations.

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Although Dependent Upon Certain Key Personnel, We Do Not Have Any Key Man Life Insurance Policies on Some People At the Time of This Offering.

We are dependent upon management in order to conduct our operations and execute our business plan and despite having obtained insurance policies for the Chief Medical Officer and the Chief Executive Officer, however, we have not purchased any life insurance policies with respect to any other individuals in the event of their death or disability. Therefore, should any of those key personnel, management, or founders die or become disabled, we will not receive any compensation that would assist with such person’s absence. The loss of such person could negatively affect us and our operations.

There are Limitations on the Liability of Our Directors.

We provide for the indemnification of directors to the fullest extent permitted by law and, to the extent permitted by such law, eliminate or limit the personal liability of directors for monetary damages for certain breaches of fiduciary duty. Such indemnification may be available for liabilities arising in connection with this prospectus. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We Currently Have Limited Marketing and Limited Sales Organization in Place.

We currently have limited marketing and limited sales organization for our products and services. If we are unable to establish sufficient marketing and sales capabilities or enter into agreements with third parties to market and sell our products and services, we may not be able to effectively market and sell our product and services, or generate product revenues.

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Concentrated Voting Control Will Limit or Preclude Our Shareholders’ Ability to Influence Corporate Matters, Including the Election of Directors, Any Merger, Consolidation, or Other Major Corporate Transaction Requiring Shareholder Approval, Which May Negatively Impact Your Liquidity and/or Your Gain on Your Investment.

As of the date of this prospectus, Steven Morris, our founder, Chief Executive Officer, Secretary. and Chairman of our board of directors, beneficially owned approximately [72]% of our outstanding shares of common stock. Following the completion of this offering, Mr. Morris is expected to own approximately [  ]% of our outstanding shares of common stock, or approximately [  ]% if the underwriters exercise in full their overallotment option. As a result, Mr. Morris may be able to control any vote of our shareholders which may be required for the foreseeable future and may negatively impact your investment.

We are an “Emerging Growth Company” and, as a Result of the Reduced Disclosure and Governance Requirements Applicable to Emerging Growth Companies, Our Securities May Be Less Attractive to Investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including, but not limited to, a requirement to present only two years of audited financial statements, an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act, reduced disclosure about executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, and no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements. We have elected to adopt these reduced disclosure requirements. We could be an emerging growth company until the last day of the fiscal year following the fifth anniversary of the completion of this offering, although a variety of circumstances could cause us to lose that status earlier.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised financial accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period and, as a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates. In choosing to take advantage of the extended transition period, we may later decide otherwise (i.e., “opt in” by complying with the financial accounting standard effective dates applicable to non-emerging growth companies), so long as it complies with the requirements in Sections 107(b)(2) and (3) of the JOBS Act, which is irrevocable.

We cannot predict if investors will find our common stock less attractive as a result of our taking advantage of these exemptions. If some investors find our common stock less attractive as a result of our choices, there may be a less active trading market for our common stock and our stock price may be more volatile.

As a Result of Becoming a Public Company, We Will Be Obligated to Develop and Maintain Proper and Effective Internal Control Over Financial Reporting. We May Not Complete Our Analysis of Our Internal Control Over Financial Reporting in a Timely Manner, or These Internal Controls May Not Be Determined to Be Effective, Which May Adversely Affect Investor Confidence in Us and, as a Result, the Value of Our Securities.

As a public company, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting as of the end of our fiscal year 2022. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting.

We previously had an independent audit firm which was not PCAOB registered audit our financial statements for the years ended December 30, 2019 and 2020. In preparation for this offering, we retained L J Soldinger Associates, LLC, a PCAOB-registered accounting firm, to complete audits of our financial statements for our 2021 and 2020 fiscal years. During the re-audit of our financial statements, we discovered errors in our 2019 and 2020 previously issued financial statements included in our Form 1-K originally filed with the SEC on April 28, 2021. We restated those financial statements and amended our Form 1-K to include the restated financial statements and appropriate disclosures.

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In addition, our current auditor issued a Material Weakness Letter for the years ending December 31, 2021 and 2020 noting the following material weaknesses

●	We have failed to adequately invest in our accounting and reporting functions such that we are unable to timely record transactions and reconcile accounts to timely prepare and adequately review financial statements in accordance with U.S. GAAP. Our bookkeeping staff are not retained on a continuous basis and are not involved when decisions are made by management, such that they lack critical time and information in order to properly and timely report on the transactions and events.
●	We failed to properly account for equity issuance costs in accordance with U.S. GAAP.
●	We failed to properly account for stock-based compensation in accordance with U.S. GAAP.
●	We failed to properly account for convertible debt in accordance with U.S. GAAP.
●	We failed to record necessary accruals at year end for each of the reporting periods.

Since February 2022, we have taken steps to address the internal control deficiencies that contributed to the material weaknesses, including:

●	Hiring additional experienced finance and accounting personnel with technical accounting experience, supplemented by third-party resources documenting and formally assessing our accounting and financial reporting policies and procedures;
●	Assessing significant accounting transactions and other technical accounting and financial reporting issues, preparing accounting memoranda addressing these issues and maintaining these memoranda in our corporate records;
●	Improving the compilation processes, documentation and monitoring of our critical accounting estimates;
●	Implementing processes for creating an effective and timely close process; and
●	Establishing an audit committee with a Chairperson who is a CPA with extensive SEC, internal audit and reporting experience.

The implementation of these measures is ongoing and will require validation and testing of the design and operating effectiveness of internal controls over a sustained period of financial reporting cycles. If we are unsuccessful in remediating the material weaknesses and otherwise establishing and maintaining an effective system of internal control over financial reporting, the reliability of our financial reporting, investor confidence in us and the value of our common stock could be materially adversely affected. We can give no assurance that implementation of our plans will remediate these deficiencies in internal control or that additional material weaknesses in our internal control over financial reporting will not be identified in the future.

Effective internal control over financial reporting is necessary for us to provide reliable and timely financial reports and, together with adequate disclosure controls and procedures, are designed to reasonably detect and prevent fraud. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our financial statements that could result in a restatement of our financial statements and could cause us to fail to meet our reporting obligations. In addition, we could become subject to investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, which could require additional financial and management resources.

During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. If we are unable to assert that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline, and we may be subject to investigation or sanctions by the SEC.

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We will be required to disclose changes made in our internal control and procedures on a quarterly basis. However, our independent registered public accounting firm will not be required to report on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company” as defined in the JOBS Act, if we continue to take advantage of the exemptions contained in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, or operating. Our remediation efforts may not enable us to avoid a material weakness in the future. To comply with the requirements of being a public company, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff.

We Will Incur Increased Costs as a Result of Being a Public Company.

As a public company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company. In addition, rules implemented by the SEC and Nasdaq require changes in corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We will also incur additional costs associated with our public company reporting requirements. We expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors, particularly to serve on our audit committee and compensation committee, or as executive officers.

Regulatory and Intellectual Property Risks

There are Currently No Definitive Regulatory Requirements on the Sale or Use of 3D Bioprinted Organs.

Therapeutic tissues and other regenerative medicine products are subject to an extensive, lengthy, and uncertain regulatory approval process by the FDA and comparable agencies in other countries. The regulation of new products is extensive, and the required process of laboratory testing and human studies is lengthy and expensive. The resource investment of time, staff, and expense to satisfy these regulations will fall on us for the products we are developing. We may not be able to obtain FDA approvals for those products in a timely manner, or at all. We may encounter significant delays or excessive costs in our efforts to secure necessary approvals or licenses. Even if we obtain FDA regulatory approvals, the FDA extensively regulates manufacturing, labeling, distributing, marketing, promotion, and advertising after product approval. Moreover, several of our product development areas may involve relatively new technology and have not been the subject of extensive product testing in humans. The regulatory requirements governing these products and related clinical procedures remain uncertain and the products themselves may be subject to substantial review by the FDA and/or foreign governmental regulatory authorities that could prevent or delay approval of these products and procedures. Regulatory requirements ultimately imposed on our products could limit our ability to test, manufacture and, ultimately, commercialize our products and thereby could adversely affect our financial condition and results of operations.

We Believe Our Future Products May be Regulated as Medical Devices Under the FDA. This Type of Regulation Presents Many Risks.

We currently do not have any devices regulated by the FDA, but believe that our future products will be regulated under medical device reporting and may be subject to those laws and regulations. The Medical Device Reporting laws and regulations require us to provide information to the FDA on deaths or serious injuries alleged to have been associated with the use of our devices, as well as product malfunctions that likely would cause or contribute to death or serious injury if the malfunction were to recur. In addition, the FDA prohibits an approved device from being marketed for off-label use. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including substantial monetary penalties and criminal prosecution.

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The Regulatory Approval Processes of the FDA, Other Regulatory Bodies, and Similar Foreign Authorities Is Lengthy, Time Consuming, and Inherently Unpredictable.

We believe our products and services will require FDA and/or other regulatory approval in the future for some or all of our products or services. However, we do not believe that this process will take place for three years. At that time, we will be unsure of what the process will be as there is no definitive process for review and approval of 3D bioprinted devices or tissues. The regulatory approval processes of the FDA, other regulatory bodies, and similar foreign authorities could be lengthy, time consuming, and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our products and services, our business will be substantially harmed.

Our Revenues Will be Dependent, in Part, Upon the Size of the Markets in the Territories for Which We Gain Regulatory Approval and Have Commercial Rights.

We believe our products and services will require FDA and/or other regulatory approval in the future and our revenues will be dependent, in part, upon the size of the markets in the territories for which we gain regulatory approval and have commercial rights. If the markets for patient subsets that we are targeting are not as significant as we estimate, we may not generate significant revenues from sales of our products or services.

Our Products and Services Will Require Regulatory Approval in Countries Outside of the United States.

We believe our products and services will require FDA and/or other regulatory approval in the future as well as regulatory approval in countries outside of the United States. We must comply with numerous and varying regulatory requirements of such countries regarding safety and efficacy and governing, among other things, possibly clinical trials and commercial sales, pricing, and distribution of our product candidates, and we cannot predict success in these jurisdictions.

Our Products and Services Could Fail to Receive Regulatory Approval for Many Reasons.

The time required to obtain approval by the FDA, other regulatory bodies, and comparable foreign authorities is unpredictable but could take many years following commencement of clinical trials, depending upon numerous factors. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development. Our products and services could fail to receive regulatory approval for many reasons, including the following:

●	the FDA, other regulatory body or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials, if any are required;

●	we may be unable to demonstrate to the satisfaction of the FDA, other regulatory body, or comparable foreign regulatory authorities that a product or service is safe and effective for its proposed indication;

●	the results of clinical trials, if any are required, may not meet the level of statistical significance required by the FDA, other regulatory body, or comparable foreign regulatory authorities for approval;

●	we may be unable to demonstrate that a product or service’s clinical and other benefits outweigh its safety risks;

●	the FDA, other regulatory body, or comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials, if any are required;

●	the FDA, other regulatory body, or comparable foreign regulatory authorities may fail to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

●	the approval policies or regulations of the FDA, other regulatory body, or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

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Undesirable Side Effects Caused by Our Products or Services Could Cause Us or Regulatory Authorities to Interrupt, Delay, or Halt Clinical Trials and Could Result in the Delay or Denial of Regulatory Approval.

Undesirable side effects caused by our products or services could cause us or regulatory authorities to interrupt, delay, or halt clinical trials and could result in the delay or denial of regulatory approval by the FDA, other regulatory body, or other comparable foreign authorities. Additionally, if one or more of our products or services receives approval, and we or others later identify undesirable side effects caused by such products or services, a number of potentially significant negative consequences could result, including:

●	regulatory authorities may withdraw approvals of such products or services;

●	we may be required to create a guide outlining the risks of such side effects for distribution to patients;

●	we could be sued and held liable for harm caused to patients; and

●	our reputation may suffer.

Any of these occurrences may harm our business, financial condition, and prospects significantly.

The FDA, Other Regulatory Bodies, and Other Comparable Foreign Regulatory Authorities Each Have Substantial Discretion in the Approval Process and May Either Refuse to Consider Our Application for Review or May Form the Opinion After Review of Our Data that Our Application Is Insufficient to Allow Approval of Our Products or Services.

The FDA, other regulatory bodies, and other comparable foreign regulatory authorities each have substantial discretion in the approval process and may either refuse to consider our application for review or may form the opinion after review of our data that our application is insufficient to allow approval of our products or services. If, in the future, we decide to pursue commercializing our product in foreign countries, we will have to go through the approval procedures of those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States. Moreover, any approvals that we obtain may not cover all of the clinical indications for which we are seeking approval, or could contain significant limitations in the form of narrow indications, warnings, precautions, or contraindications with respect to conditions of use. In such an event, our ability to generate revenues from such products would be greatly reduced and our business would be harmed.

Regulatory Approval to Market a Product or Service May be Subject to Limitations on the Indicated Uses for Which We May Market the Product or Service.

We believe our products and services will require FDA and/or other regulatory approval in the future. Even if we do receive regulatory approval to market a product or service, any such approval may be subject to limitations on the indicated uses for which we may market the product or service. It is possible that none of our existing products or services we may seek to develop in the future will ever obtain the appropriate regulatory approvals necessary for us to commence product sales. In many countries outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that country. In some cases, the price that we intend to charge for our products or services is also subject to approval. Any delay in obtaining, or an inability to obtain, applicable regulatory approvals would prevent us from commercializing our product candidates, generating revenues, and achieving and sustaining profitability.

Even if We Receive Regulatory Approval for Any of Our Products or Services, We Will be Subject to Ongoing Obligations and Continued Regulatory Review, Which May Result in Significant Additional Expense.

We believe our products and services will require FDA and/or other regulatory approval in the future for some or all of our products or services. Even if we receive regulatory approval for any of our products or services, we will be subject to ongoing obligations and continued regulatory review, which may result in significant additional expense. Additionally, our products and services, if approved, could be subject to restrictions and market withdrawal and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our products or services.

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If We are Unable to Adapt to Changes in Existing Requirements or the Adoption of New Requirements or Policies, or if We are Not Able to Maintain Regulatory Compliance, We May Lose Market Approval.

The FDA’s policies may change and additional government regulations may be enacted that could prevent, limit, or delay regulatory approval of our products or services. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any market approval that we may have obtained, which would adversely affect our business, prospects, and ability to achieve or sustain profitability.

Legislative and Regulatory Changes to the Healthcare System Could Impact Our Ability to Sell Our Products or Services Profitably.

In both the United States and certain foreign jurisdictions, there have been and we expect there will continue to be a number of legislative and regulatory changes to the healthcare system that could impact our ability to sell our products or services profitably. There have been, and likely will continue to be, legislative and regulatory proposals at the federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. We cannot predict the initiatives that may be adopted in the future. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare may adversely affect:

●	the demand for any products or services for which we may market and/or obtain regulatory approval, if required;

●	our ability to set a price that we believe is fair for our products and services;

●	our ability to generate revenues and achieve or maintain profitability;

●	the level of taxes that we are required to pay; and

●	the availability of capital.

In addition, governments may impose price controls, which may adversely affect our future profitability.

Our Employees May Engage in Misconduct or Other Improper Activities, Including Noncompliance with Regulatory Standards and Requirements, Which Could Have a Material Adverse Effect on Our Business.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include, but is not limited to, intentional failures to comply with FDA or other regulatory regulations that may apply, provide accurate information to the FDA or other regulatory agencies, comply with manufacturing standards we have established, comply with federal and state health-care fraud and abuse laws and regulations, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing, and business arrangements in the healthcare and biotechnology industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing, and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs, and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and results of operations, including the imposition of significant fines or other sanctions.

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If We are Unable to Effectively Protect Our Intellectual Property, it May Impair Our Ability to Compete.

Our success will depend on our ability to obtain and maintain meaningful intellectual property protection for any such intellectual property. The names and/or logos of other company brands may be challenged by holders of trademarks who file opposition notices, or otherwise contest, our trademark applications for our brands. Similarly, domains owned and used by us may be challenged by others who contest our ability to use the domain name or URL. Our business depends on proprietary technology that may be infringed. Some or all of our products depend or will depend on our proprietary technology for its success. We rely on a combination of trade secrets, copyrights, and trademarks, together with non-disclosure agreements, confidentiality provisions in sales, procurement, employment, and other agreements and technical measures to establish and protect proprietary rights in our products. While we may seek patents for some or all of our products and technology, there is no guarantee that such patents will be granted. Our ability to successfully protect our technology may be limited because intellectual property laws in certain jurisdictions may be relatively ineffective, detecting infringements and enforcing proprietary rights may divert management’s attention and company resources, contractual measures such as non-disclosure agreements and confidentiality provisions may afford only limited protection, any patents we may receive will expire, thus providing competitors access to the applicable technology, competitors may independently develop products that are substantially equivalent or superior to our products or circumvent our intellectual property rights; and competitors may register patents in technologies relevant to our business areas. In addition, various parties may assert infringement claims against us. The cost of defending against infringement claims could be significant, regardless of whether the claims are valid. If we are not successful in defending such claims, we may be prevented from the use or sale of certain of our products, or liable for damages and required to obtain licenses, which may not be available on reasonable terms, any of which may have a material adverse impact on our business, results of operation or financial condition.

We Rely in Part Upon Trade Secret Protection to Protect Our Intellectual Property; it May be Difficult and Costly to Protect Our Proprietary Rights and We May Not be Able to Ensure its Protection

We currently rely in part on trade secrets. While we use reasonable efforts to protect these trade secrets, we cannot assure that our employees, consultants, contractors, or advisors will not, unintentionally or willfully, disclose our trade secrets to competitors or other third parties. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods, and know-how. If we are unable to defend our trade secrets from others use, or if our competitors develop equivalent knowledge, it could have a material adverse effect on our business. Any infringement of our proprietary rights could result in significant litigation costs, and any failure to adequately protect our proprietary rights could result in our competitors offering similar products, potentially resulting in loss of a competitive advantage and decreased revenue. Existing patent, copyright, trademark, and trade secret laws afford only limited protection. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Therefore, we may not be able to protect our proprietary rights against unauthorized third-party use. Enforcing a claim that a third party illegally obtained and is using our trade secrets could be expensive and time consuming, and the outcome of such a claim is unpredictable. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and diversion of resources and could materially adversely affect our future operating results.

Risks Related to this Offering and Ownership of our Securities

An Investment in Our Securities is Speculative and Could Result in a Loss of Your Entire Investment.

An investment in our securities is speculative and involves a high degree of risk. There is no assurance that investors will obtain any return on their investment. You should not purchase the securities if you cannot afford the loss of your entire investment.

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There is Currently No Public Market for Our Securities, A Trading Market for Our Securities May Never Develop Following this Offering, and the Price of Our Securities May be Volatile and Could Decline Substantially Following this Offering.

There is currently no public market for our securities. We have applied to list our common stock and Warrants on the Nasdaq Capital Market under the symbols “SAVU” and “SAVUW,” respectively. Even if we do list our securities on Nasdaq, an active trading market for our securities may never develop or if one develops, it may not be sustained following this offering. Accordingly, no assurance can be given as to the following:

●	the likelihood that an active trading market for our securities will develop or be sustained;

●	the liquidity of any such market;

●	the ability of our shareholders to sell their shares of common stock or Warrants; or

●	the price that our shareholders may obtain for their common stock or Warrants.

If an active market for our securities does not develop or is not maintained, the market price of our securities may decline, and you may not be able to sell your shares. Even if an active trading market develops for our securities subsequent to this offering, the market price of our securities may be highly volatile and subject to wide fluctuations. Our financial performance, government regulatory action, tax laws, interest rates, and market conditions in general could have a significant impact on the future market price of our securities.

Some of the factors that could negatively affect or result in fluctuations in the market price of our securities include:

●	actual or anticipated variations in our quarterly operating results;

●	changes in market valuations of similar companies;

●	adverse market reaction to the level of our indebtedness;

●	additions or departures of key personnel;

●	actions by shareholders;

●	speculation in the press or investment community;

●	general market, economic, and political conditions, including an economic slowdown or dislocation in the global credit markets;

●	our operating performance and the performance of other similar companies;

●	changes in accounting principles; and

●	passage of legislation or other regulatory developments that adversely affect us or the biotechnology industry.

Even if we are successful in listing our common stock and Warrants on Nasdaq, failure to maintain our Nasdaq listing could limit investors’ ability to make transactions in our common stock and Warrants and subject us to additional trading restrictions.

We may not be able to meet the continued listing requirements for our common stock and Warrants in the future. Failure to meet the continued listing requirements could result in Nasdaq delisting our common stock from trading on its exchange. If this should happen, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	a limited amount of news and analyst coverage for us; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

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If our common stock were delisted and determined to be a “penny stock,” a broker-dealer may find it more difficult to trade our common stock and an investor may find it more difficult to acquire or dispose of our common stock in the secondary market.

If our common stock were removed from listing with Nasdaq, it may be subject to the so-called “penny stock” rules. The SEC has adopted regulations that define a “penny stock” to be any equity security that has a market price per share of less than $5.00, subject to certain exceptions, such as any securities listed on a national securities exchange. For any transaction involving a “penny stock,” unless exempt, the rules impose additional sales practice requirements on broker-dealers, subject to certain exceptions. If our common stock were delisted and determined to be a “penny stock,” a broker-dealer may find it more difficult to trade our common stock and an investor may find it more difficult to acquire or dispose of our common stock on the secondary market. Investors in penny stocks should be prepared for the possibility that they may lose their whole investment.

The Offering Price Per Share of the Securities Offered Under This Prospectus May Not Accurately Reflect the Value of Your Investment.

Prior to this offering, there has been no market for our securities. The offering price per share of our securities offered by this prospectus was negotiated between us and the underwriters. Factors considered in determining the price of our common stock include:

●	the history and prospects of companies with a similar principal business;

●	prior offerings of those companies;

●	our capital structure;

●	general conditions of the securities markets at the time of this offering; and

●	other factors we deemed relevant.

The offering price may not accurately reflect the value of our securities and may not be realized upon any subsequent disposition of the shares.

The Warrants included in the Common Units are expected to be listed on Nasdaq separately upon the pricing of this offering, and may provide investors with an arbitrage opportunity that could adversely affect the trading price of our shares.

Because the Common Units will never trade as a unit, and the Warrants are expected to be traded on Nasdaq, investors may be provided with an arbitrage opportunity that could depress the price of our shares. The exercise of any Warrants may dilute the value of shares of common stock.

The Warrants are Speculative in Nature.

Except as otherwise set forth therein, the Warrants offered in this offering do not confer any rights of share ownership on their holders, such as voting rights, but rather merely represent the right to acquire shares at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the Warrants may exercise their right to acquire shares and pay an exercise price of $[  ]  (based on an assumed public offering price of $[  ] per share, representing 100% of the public offering price per share, prior to five years from the date of issuance, after which date any unexercised Warrants will expire and have no further value. There can be no assurance that the market price of our shares will continue to equal or exceed the exercise price of the Warrants offered by this prospectus. In the event that our share price does not exceed the exercise price of such Warrants during the period when such Warrants are exercisable, the Warrants may not have any value.

Investors in this Offering Will Experience Immediate and Substantial Dilution.

Due to our significant accumulated deficit, investors in this offering will suffer immediate and substantial dilution. Further, investors in this offering will own approximately [  ]% of the then outstanding shares of common stock, but will have paid approximately [  ]% of the total consideration for our outstanding shares. (See “Dilution.”)

We May Undertake Additional Equity or Debt Financing That May Dilute the Shares in this Offering.

We may undertake further equity or debt financing which may be dilutive to existing shareholders, including you, or result in an issuance of securities whose rights, preferences, and privileges are senior to those of existing shareholders, including you, and also reducing the value of securities subscribed for under this offering.

We May Not be Able to Obtain Additional Financing.

We may require additional funds to continue and grow its business. We may not be able to obtain additional financing as needed, on acceptable terms, or at all, which would force us to delay our plans for growth and implementation of our strategy which could seriously harm our business, financial condition, and results of operations. If we need additional funds, we may seek to obtain them primarily through additional equity or debt financings. Those additional financings could result in dilution to our current shareholders and to you if you invest in this offering.

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If Securities Analysts Do Not Publish Research or Reports About Our Business, or If They Downgrade Our Common Stock, the Price of Our Securities Could Decline.

The trading market for our securities could be influenced by any research and reports that securities or industry analysts publish about us or our business. We do not currently have, and may never obtain, research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of us, the trading price for our securities would be negatively impacted. In the event securities or industry analysts cover us and one or more of these analysts downgrade our securities or publish inaccurate or unfavorable research about our business, the price of our securities would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our securities could decrease, which could cause the price of our securities and trading volume to decline.

Negative Publicity May Affect Our Business Performance and Could Affect Our Stock Price.

Unfavorable media related to our industry, company, brands, marketing, personnel, operations, business performance, or prospects may affect our stock price and the performance of our business, regardless of its accuracy or inaccuracy. Our success in maintaining, extending, and expanding our brand image depends on our ability to adapt to a rapidly changing media environment. Adverse publicity or negative commentary on social media outlets, such as blogs, websites, or newsletters, could hurt operating results, as consumers might avoid brands that receive bad press or negative reviews. Negative publicity may result in a decrease in operating results that could lead to a decline in the price of our common stock and cause you to lose all or a portion of your investment.

We Have Not Paid Dividends in the Past and Do Not Expect to Pay Dividends in the Foreseeable Future.

We have never paid cash dividends on our securities and do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain our future earnings, if any, to finance the development and expansion of our business. The determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments, and such other factors as our board of directors deems relevant in its discretion. Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them, or at all for an indefinite period of time, except as permitted under the Securities Act and the applicable securities laws of any other jurisdiction.

We Have Broad Discretion to Use the Proceeds From this Offering, and Our Investment of Those Proceeds May Not Yield a Favorable Return.

Our management has broad discretion to use the proceeds from this offering in ways with which you may not agree. There can be no assurance that management’s use of proceeds generated through this offering will prove optimal or translate into revenue or profitability for us. The failure of our management to apply these funds effectively could result in unfavorable returns. This could harm our business and could cause the market value of our securities to decline. Investors are urged to consult with their attorneys, accountants, and personal investment advisors prior to making any decision to invest in us.

Future Sales of Our Common Stock, Other Securities Convertible into Our Common Stock, or Preferred Stock Could Cause the Market Value of Our Common Stock to Decline and Could Result in Dilution of Your Shares.

Our board of directors is authorized, without your approval, to cause us to issue additional shares of our common stock or to raise capital through the creation and issuance of preferred stock, other debt securities convertible into common stock, options, Warrants and other rights, on terms and for consideration as our board of directors in its sole discretion may determine. Sales of substantial amounts of our common stock or of preferred stock could cause the market price of our common stock to decrease significantly. We cannot predict the effect, if any, of future sales of our common stock, or the availability of our common stock for future sales, on the value of our common stock. Sales of substantial amounts of our common stock by Steven Morris or another large shareholder, or the perception that such sales could occur, may adversely affect the market price of our common stock.

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In addition, in connection with this offering, subject to certain exceptions, each of our officers and directors and the majority of our shareholders has entered into a lock-up agreement that restricts the direct or indirect sale of shares of our common stock beneficially held by such person for 180 days after the date of this prospectus without the prior written consent of the underwriter. In addition, such persons have agreed not to directly or indirectly sell, offer to sell, grant any option, or otherwise transfer or dispose of shares of our common stock for 180 days after the date of this prospectus; provided, however, that such restrictions shall not apply with respect to any of our shareholders (other than our officers, directors, or employees) for the sale of shares of common stock acquired by them in the open market after the completion of this offering. We have agreed not to waive or otherwise modify that agreement without the prior written consent of the underwriter. The underwriter may, at any time, release, or authorize us to release, as the case may be, all or a portion of our common stock subject to the foregoing lock-up provisions. If the restrictions under the lock-up provisions of the lock-up agreements entered into in connection with this offering are waived, shares of our common stock may become available for sale into the market, subject to applicable law, which could reduce the market price for our common stock.

We Have Made Assumptions in Our Projections and in Forward-Looking Statements that May Not be Accurate.

The discussions and information in this prospectus may contain both historical and “forward-looking statements” which can be identified by the use of forward-looking terminology including the terms “believes,” “anticipates,” “continues,” “expects,” “intends,” “may,” “would,” “should,” or, in each case, their negative or other variations or comparable terminology. You should not place undue reliance on forward-looking statements. These forward-looking statements include matters that are not historical facts. Forward-looking statements involve risk and uncertainty because they relate to future events and circumstances. Forward-looking statements contained in this prospectus based on past trends or activities should not be taken as a representation that such trends or activities will continue in the future. To the extent that the prospectus contains forward-looking statements regarding the financial condition, operating results, business prospects, or any other aspect of our business, please be advised that our actual financial condition, operating results, and business performance may differ materially from that projected or estimated by us. We have attempted to identify, in context, certain of the factors we currently believe may cause actual future experience and results to differ from its current expectations. The differences may be caused by a variety of factors, including but not limited to adverse economic conditions, lack of market acceptance, reduction of consumer demand, unexpected costs and operating deficits, lower sales and revenues than forecast, default on leases or other indebtedness, loss of suppliers, loss of supply, loss of distribution and service contracts, price increases for capital, supplies and materials, inadequate capital, inability to raise capital or financing, failure to obtain customers, loss of customers and failure to obtain new customers, the risk of litigation and administrative proceedings involving us or our employees, loss of government licenses and permits or failure to obtain them, higher than anticipated labor costs, the possible acquisition of new businesses or products that result in operating losses or that do not perform as anticipated, resulting in unanticipated losses, the possible fluctuation and volatility of our operating results and financial condition, adverse publicity and news coverage, inability to carry out marketing and sales plans, loss of key executives, changes in interest rates, inflationary factors, and other specific risks that may be referred to in this prospectus or in other reports issued by us or by third-party publishers.

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CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Various statements contained in this prospectus, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income, and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this prospectus speak only as of the date of this prospectus, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance, or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements:

●	the timing of receipt of regulatory approvals;

●	economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates, and inflation;

●	downturn in the biotechnology industry;

●	changes in assumptions used to make industry forecasts;

●	continued volatility and uncertainty in the credit markets and broader financial markets;

●	our future operating results and financial condition;

●	our business operations;

●	changes in our business and investment strategy;

●	availability, terms, and deployment of capital;

●	changes in, or the failure or inability to comply with, governmental laws and regulations;

●	the degree and nature of our competition;

●	our leverage and debt service obligations;

●	general volatility of the capital markets and the lack of a public market for shares of our securities;

●	availability of qualified personnel and our ability to retain our key personnel;

●	our financial performance;

●	our expectations regarding the period during which we qualify as an emerging growth company under the JOBS Act;

●	our expected use of the proceeds from this offering; and

●	additional factors discussed under the sections captioned “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business.”

These forward-looking statements reflect our management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties. We discuss many of these risks in greater detail under “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus forms a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

The forward-looking statements made in this prospectus relate only to events as of the date on which such statements are made. We undertake no obligation to update any forward-looking statements after the date of this prospectus or to conform such statements to actual results or revised expectations, except as required by law.

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USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $[  ] (assuming an initial public offering price of $[  ] per share, which is the midpoint of the price range set forth on the cover page of this prospectus), after deducting the underwriting discounts and commissions and the estimated offering expenses of approximately $[  ] payable by us.

We estimate that this offering will provide sufficient funds to complete all necessary optimization required for completion of our mini-heart and enable us to fully commercialize it into the market. The funds will be used primarily to scale-up our research operations, in terms of research space, personnel, equipment and consultant support, all of which are essential for us to continue our research and development. We plan to hire additional research staff in the areas of stem cell engineering, biomaterials development, bioprinting, bioreactors and cardiovascular physiology and develop a team-based strategy, where each of our core areas will be headed by a senior scientist and junior level technical support. In addition, we plan to use the funds to expand our research space to accommodate our growth and increase the footprint of the research labs. Funds may also be used to purchase additional equipment to support our ongoing research efforts. We believe that once we are able to commercialize our mini-heart for toxicology testing, we may be able to generate sufficient revenue to support most, if not all, research activities relating to our subsequent commercialization opportunities including cardiac valves, graft, patches, and a full heart viable for transplantation, subject to FDA approval.

The underwriters have an option to purchase up to [  ] additional shares of our common stock and/or [  ] additional Warrants to purchase common stock within 45 days after the date of this prospectus to cover overallotments, if any, made by the underwriters to investors from whom orders were solicited prior to the date of this prospectus. Exercise of this option in full would result in additional net proceeds to us of approximately $[  ]. All of such additional net proceeds would be used for [  ].

	Amount	Percentage
Net proceeds to us(1)	$13,315,000	100%

Use of proceeds:
Laboratory Equipment	$4,200,000	31%
Raw Materials	$3,000,000	22%
Laboratory Expenses and Testing	$1,800,000	14%
Selling, General, and Administrative Expenses	$1,300,000	10%
Working Capital	$1,315,000	10%
Repayment of Working Capital Loan	$1,100,000	8%
Compliance	$600,000	5%
Total	13,315,000	100%

(1)	Reflects estimated offering expenses, underwriting discounts and commissions payable by us and assumes no exercise of the underwriter’s option to purchase additional shares of our common stock.

Laboratory Equipment: We intend to use $4.2 million of the proceeds of this offering towards capital expenditures towards additional lab equipment. We estimate that we will need approximately $2.2 million for the additional lab equipment for pre-mini heart testing completion and $2 million for equipment post-mini heart testing.

Raw Material: We intend to use $3 million to purchase raw materials to build our inventory for the mini-heart.

Laboratory Expenses and Testing: We need additional funds in order to fund the buildout of additional lab space, to purchase lab consumables, to pay for the expenses of the mini heart testing, as well as additional research personnel.

Selling, General, and Administrative: We intend to use a portion of the proceeds of this offering for additional staff, consultants, and advisors, as well as Intellectual Property research, filings, defense, and security. We will also utilize the funds for our Investor Relations.

Working Capital: Expenses for general corporate purposes.

Repayment of Working Capital Loan: We intend to use a portion of the proceeds of this offering to satisfy our outstanding $1 million loan pursuant to a Business Loan Agreement and related Promissory Note, made by the Company in favor of Fifth Third Bank, National Association, on May 18, 2022 to fund our working capital needs, as well as to cover any resulting expenses, fees, and accrued interest owed by the BioLife4D – SM Trust under the SM Trust Loan. The Working Capital Loan bears interest at the rate of 4.320% per annum and matures on May 18, 2023 (the “Maturity Date”). We are obligated to make monthly interest payments to the Lender until the Maturity Date upon which date the amount of the entire principal balance and any unpaid but accrued interest is due. (See “Working Capital Loan” under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”)

Compliance: We anticipate that we will have significant additional expenses related to compliance, including for SEC and Nasdaq compliance, compensation of our Board of Directors, Directors and Officers insurance, and auditing compliance.

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CAPITALIZATION

The following table sets forth our capitalization as of the date of this prospectus:

●	on an actual basis; and
●	on a pro forma as adjusted basis to give effect to the sale of our Common Units in this offering, assuming an initial public offering price of $[ ] per Common Unit, which is the midpoint of the price range set forth on the cover page of this prospectus, after the payment of the underwriting discounts and commissions and the estimated offering-related expenses payable by us.

This table should be read in conjunction with the sections captioned “Use of Proceeds,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes thereto included elsewhere in this prospectus.

	(Presented in Thousands of Dollars)
	Actual as of June 30, 2022	Pro Forma As Adjusted(1)

Cash	$834,146	[ ]
Debt	1,750,000	[ ]
Warrant liability (2)
Stockholders’ equity (deficit):
Common stock, $0.00001 par value, 50,000,000 shares authorized, 3,606,936 outstanding	36	[ ]
Preferred stock, $0.00001 par value, 20,000,000 shares authorized, none outstanding	-	-
Additional paid-in capital	7,182,427	[ ]
Accumulated deficit	(8,312,480)	[ ]
Total shareholders’ equity	(1,130,017)	[ ]
Total capitalization	619,983	[ ]

(1)	The pro forma as adjusted information presented is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. A $1.00 increase (decrease) in the assumed initial public offering price of $[ ] per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total shareholders’ equity, and total capitalization by approximately $[ ], assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions. Similarly, each increase (decrease) of 1,000,000 shares in the number of shares offered by us would increase (decrease) our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total shareholders’ equity, and total capitalization by approximately $[ ], assuming that the assumed initial public offering price, which is the midpoint of the price range set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions. If the underwriter’s option to purchase additional shares is exercised in full, the pro forma as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total shareholders’ equity, and total capitalization would increase by approximately $[ ], after deducting the estimated underwriting discounts and commissions, and we would have shares of our common stock and no shares of our preferred stock issued and outstanding, pro forma as adjusted.

(2)	We have determined that the fundamental transaction clauses contained within the Warrants and the Underwriter Warrants cause these warrants to be accounted for as liabilities under Accounting Standards Codification (“ASC”) 480- Distinguishing Liabilities from Equity. We engaged independent valuation consultants which utilized a geometric Brownian motion monte carlo simulation model with standard drift, using the following inputs to determine the value of the liability: fair value of the underlying common stock; historical volatility for a basket of similar market size public companies; United States treasury constant maturity auction yields to simulate a risk free rate; and term of the respective warrant.

The outstanding share information in the table above is based on 3,606,936 shares of our common stock outstanding as of the date of this prospectus, and:

●	Reflects a one for three reverse split of our common stock, which was effected on August 25, 2022;
●	assumes no exercise of the underwriter’s overallotment option;
●	excludes up to [ ] shares of our common stock issuable upon the exercise of the Underwriter’s Warrants to be issued to the underwriter at the closing of this offering;
●	assumes no exercise of any Warrants issued in this offering;
●	excludes 90,000 shares of our common stock issuable upon the exercise of outstanding options for shares of common stock; and
●	excludes that certain number of shares of our common stock issuable upon conversion of $600,000 of principal plus interest outstanding on convertible promissory notes multiplied by 80% of the price per share of the common stock offered hereby, assuming aggregate gross sales of our equity securities of at least $7.5 million from this offering (see Note 5 to the Financial Statements for a description of the convertible notes).

(See “Description of Securities.”)

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DILUTION

If you purchase securities in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share in this offering and the net tangible book value per share of common stock upon completion of this offering.

Net tangible book value per share of common stock represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Our net tangible book value as of June 30, 2022 was ($1,130,017) or ($0.31) per share of common stock, based upon 3,606,936 shares of common stock outstanding.

Investors participating in this offering will incur immediate, substantial dilution. After giving effect to the sale of our securities at the initial public offering price of $[  ] per share, the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as of June 30, 2022 would have been approximately $[  ], or approximately $[  ] per share of common stock.

This represents an immediate increase in net tangible book value of $[  ] per share to existing common shareholders, and an immediate dilution of $[  ] per share to investors participating in this offering. If the initial public offering price is higher or lower, the dilution to new shareholders will be greater or lower, respectively.

The following table illustrates this dilution on a per share basis:

Assumed initial offering price per share	$	[ ]
Historical net tangible book value per share	$	[ ]
Pro forma net tangible book value per share as of June 30, 2022	$	[ ]
Increase in pro forma net tangible book value per share after this offering	$	[ ]
Pro forma as adjusted net tangible book value per share after this offering	$	[ ]
Dilution in net tangible book value per share to new investors(1)	$	[ ]

(1)	Dilution is determined by subtracting net tangible book value per share after giving effect to this offering from the initial public offering price paid by a new investor.

A $1.00 increase (or decrease) in the assumed initial public offering price of $[  ] per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, would increase (or decrease) the as adjusted net tangible book value per share after this offering by approximately $[  ] or [  ], and dilution in net tangible book value per share to new investors by approximately $[  ] (or $[  ]), assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise in full their option to purchase additional shares of our common stock in this offering, the as adjusted net tangible book value after this offering would be $[  ] per share, the increase in net tangible book value to existing shareholders would be $[  ] per share and the dilution to new investors would be $[  ] per share, in each case assuming an initial public offering price of $[  ] per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus.

The following table summarizes, as of the date of this prospectus, the differences between our existing shareholders and new investors with respect to the number of shares purchased from us, the total consideration paid and the average price per share paid. The calculations with respect to shares purchased by new investors in this offering reflect the initial public offering price of $[  ] per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased			Total Consideration				Average Price
	Number	Percentage		Amount		Percentage		Per Share
Existing shareholders	[ ]	[ ]	%	$	[ ]	[ ]	%	$	[ ]
New investors	[ ]	[ ]	%	$	[ ]	[ ]	%	$	[ ]
Total	[ ]	[ ]	%	$	[ ]	[ ]	%	$	[ ]

If the underwriters exercise their overallotment option to purchase additional shares of our common stock in full, our existing shareholders would own [  ]% and our new investors would own [  ]% of the total number of shares of our common stock outstanding following this offering.

The outstanding share information in the table above is based on 3,606,936 shares of our common stock outstanding as of the date of this prospectus, and:

●	Reflects a one for three reverse split of our common stock, which was effected on August 25, 2022;
●	assumes no exercise of the underwriter’s overallotment option to purchase up to an additional [ ] shares of our common stock and [ ] Warrants to purchase common stock;
●	assumes no exercise of any Warrants or Underwriter’s Warrants issued in this offering;
●	excludes 90,000 shares of our common stock issuable upon the exercise of outstanding options to purchase shares of common stock; and
●	excludes that certain number of shares of our common stock issuable upon conversion of $600,000 of principal plus interest outstanding on convertible promissory notes multiplied by 80% of the price per share of the common stock offered hereby, assuming aggregate gross sales of our equity securities of at least $7.5 million from this offering (see Note 5 to the Financial Statements for a description of the convertible notes).

(See “Description of Securities.”)

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DIVIDEND POLICY

We currently intend to retain our future earnings, if any, to finance the development and expansion of our business. The determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments, and such other factors as our board of directors deems relevant in its sole discretion. Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. (See “Risk Factors—Risks Related to this Offering and Ownership of our Common Stock—We currently do not intend to pay dividends on our common stock.”)

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read together with our financial statements. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

General

BIOLIFE4D CORPORATION is a pioneering development stage biotech company that plans to leverage current advances in life sciences and cardiac tissue engineering to build human hearts first for cardiotoxicity testing and ultimately potentially suitable for implantation.

We plan to strategically position ourselves at the center of an unprecedented convergence of regenerative medicine, stem cell biology, additive manufacturing (3D printing), and computing technology – all having reached a level of maturity where we believe that commercially viable bioprinting solutions can be created through optimization, not invention. It is impossible to predict the exact amount of time it will take to fully optimize this process. We also need to obtain the approval of the FDA and it is impossible to predict the timeframe of the FDA approval process.

Since our inception, we have incurred significant operating losses. Our ability to generate any product revenue or product revenue sufficient to achieve profitability will depend on the successful development and eventual commercialization of our development stage product. We reported net losses of approximately $1.7 million and $0.5 million for the six months ended June 30, 2022 and 2021, respectively. As of June 30, 2022, we had an accumulated deficit of approximately $8.3 million. We expect to continue to incur significant expenses and increasing operating losses until we have a commercially viable product. We expect that our expenses and capital expenditures will increase substantially in connection with our ongoing activities including, but not limited to the following:

●	Purchase additional lab equipment for our pre-mini heart and post mini-heart testing;
●	Build out of additional lab space, lab supplies;
●	Hire additional lab, research, and science personnel;
●	Add operational, legal, compliance, financial, investor relations, and management information systems personnel, for commercialization efforts and support our operations as a new public company.

We will not generate revenue from product sales unless and until we successfully complete our mini heart. If we are successful in developing the mini heart; we expect to incur significant expenses related to developing our commercialization capability to support product sales, marketing, and distribution. Further, we expect to incur additional costs associated with operating as a public company. As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through a combination of equity offerings and debt financings. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we fail to raise capital or enter into such agreements as, and when, needed, we may have to significantly delay, scale back, or discontinue the development and commercialization of our products.

Components of Our Results of Operations

Revenue

To date, we have not generated any revenue from any sources, including product sales, and do not expect to generate any revenue from the sale of products for the foreseeable future. If our development efforts for our product candidates are successful, we may generate revenue in the future from product sales.

Operating Expenses

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Research and Development Expenses

Research and development expenses consist of costs incurred for our research activities, including our discovery efforts and the development of our product candidates. These expenses include salaries and related personnel cost, including stock based compensation, research supplies, rent, independent contractors, and research and development advisory board costs and other costs that directly support our research and development activities.

A change in the outcome of any of these variables with respect to the development of any of our product candidates could significantly change the costs and timing associated with the development of that product candidate. We may never succeed in obtaining regulatory approval for any of our product candidates.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and personnel-related costs, including stock-based compensation, for our executives and other administrative functions. General and administrative expenses include legal fees, accounting, auditing, consulting, and tax services; insurance costs; travel expenses; and facility costs not otherwise included in research and development expenses.

We anticipate that our general and administrative expenses will increase in the future as we increase our headcount to support our continued research activities and development of our product candidates. We also anticipate that we will incur increased accounting, audit, legal, regulatory, compliance, director and officer insurance, and investor and public relations expenses associated with operating as a public company.

Other Income (Expense)

Loan Forgiveness. Loan forgiveness relates to the Paycheck Protection Program under the CARES Act (“PPP”).

Interest Income. Interest income consists of interest earned on our cash balances.

Interest Expense. Interest expenses consist of interest on convertible debt and related party debt.

Income Taxes

Since our inception, we have not recorded any income tax benefits for the net losses we have incurred or for the research and development tax credits earned in each year and interim period, as we believe, based upon the weight of available evidence, that it is more likely than not that all of our net operating loss carryforwards and tax credit carryforwards will not be realized.

Results of Operations

Three Months Ended June 30, 2022 Compared to Three Months Ended June 30, 2021

General and Administrative Expenses

General and administrative expenses for the three months ended June 30, 2022 were approximately $0.6 million compared to approximately $0.2 million for the three months ended June 30, 2021. The increase of approximately $0.4 million in general and administrative expenses primarily relates to increases in salaries and personnel-related costs along with an increase in professional fees. As we transition to a public company, we expect these costs to increase in future periods.

Research and Development Expenses

Research and development expenses for the three months ended June 30, 2022 was $0.3 million compared to $0.1 million for the three months ended June 30, 2021. We expect these costs to increase in future periods as we accelerate our product development.

Six Months Ended June 30, 2022 Compared to Six Months Ended June 30, 2021

General and Administrative Expenses

General and administrative expenses for the six months ended June 30, 2022 were approximately $1.2 million compared to approximately $0.5 million for the six months ended June 30, 2021. The increase of approximately $0.7 million in general and administrative expenses primarily relates to increases in salaries and personnel-related costs along with an increase in professional fees. As we transition to a public company, we expect these costs to increase in future periods.

Research and Development Expenses

Research and development expenses for the six months ended June 30, 2022 was $0.5 million compared to $0.2 million for the six months ended June 30, 2021. We expect these costs to increase in future periods as we accelerate our product development.

Liquidity and Capital Resources

As indicated in the accompanying unaudited financial statements, we had an accumulated deficit of approximately $8.3 million, incurred a net loss of approximately $1.7 million, and cash outflows from operations of approximately $0.8 million as of and for the six months ended June 30, 2022. Further, we expect to continue to incur significant costs in the pursuit of our business plans. We cannot assure you that our plans to raise capital or to complete our research and development activities and commercialize our products will be successful. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

Since our inception, we have incurred significant operating losses. We expect to incur significant expenses and operating losses for the foreseeable future as we advance the preclinical and, if successful, clinical development of our programs. To date, we have funded our operations with proceeds from sales of common stock, PPE loans, and borrowings under convertible promissory notes. As of June 30, 2022, we had cash and cash equivalents of $0.8 million. In January 2022, the holders of $600,000 of outstanding convertible notes were notified that we elected, under provisions contained in the note agreements, to extend the maturity date of the convertible notes until January 2024. The result of this election increased the interest rate under the convertible notes to 12% per annum.

Operating Activities

During the six months ended June 30, 2022, operating activities used $(0.8) million of cash, primarily resulting from our net loss of approximately $1.7 million, partially offset by non-cash charges and changes in our operating assets and liabilities of $0.9 million.

During the six months ended June 30, 2021, operating activities used approximately $0.5 million of cash, primarily resulting from our net loss of approximately $0.5 million.

Financing Activities

During the six months ended June 30, 2022, net cash provided by financing activities was approximately $0.7 million, consisting of $1.0 million working capital loan and partially offset by $0.3 million of costs related to this offering.

During the six months ended June 30, 2021, net cash provided by financing activities was approximately $0.6 million, consisting of net proceeds, after deducting offering costs, from the sale of common stock of approximately $0.5 million and proceeds of approximately $0.2 million from borrowings under the PPP.

Results of Operations

Year Ended December 31, 2021 Compared to Year Ended December 31, 2020

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2021, were approximately $1.0 million, compared to approximately $0.9 million for the year ended December 31, 2020. The increase approximately of $0.1 million in general and administrative expenses primarily relates to increase in salaries and personnel-related costs along with an increase in professional fees.

Research and Development Expenses

Research and development expenses for the year ended December 31, 2021, were approximately $0.8 million compared to approximately $0.7 million for the year ended December 31, 2020. The increase of approximately $0.1 million in research and development expenses in 2021 from 2020 primarily relates to stock based compensation costs incurred in 2021 offset by reductions in advisory board and employee wages incurred in 2021 as compared to 2020.

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Other Income (Expense)

Loan Forgiveness. In 2021, approximately $0.4 million of PPP loans were forgiven. In 2020, we did not have any loans forgiven.

Interest Income. Interest income for the years ended December 31, 2021 and 2020 was minimal and consisted of interest earned on invested cash balances.

Other Income (Expense), Net. Interest expense for the years ended December 31, 2021 and 2020 was approximately $0.1 million, and was primarily related to our convertible note.

Liquidity and Capital Resources

As indicated in the accompanying financial statements, we had an accumulated deficit of approximately $6.6 million, incurred a net loss of approximately $1.5 million and cash outflows from operations of approximately $1.1 million as of and for the year ended December 31, 2021. Further, we expect to continue to incur significant costs in the pursuit of our business plans. We cannot assure you that our plans to raise capital or to complete our research and development activities and commercialize our products will be successful. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

Since our inception, we have incurred significant operating losses. We expect to incur significant expenses and operating losses for the foreseeable future as we advance the preclinical and, if successful, the clinical development of our programs. To date, we have funded our operations with proceeds from sales of common stock and borrowings under convertible promissory notes. As of December 31, 2021, we had cash and cash equivalents of $0.9 million. In January 2022, the holders of $600,000 of outstanding convertible notes were notified that we elected, under provisions contained in the note agreements, to extend the maturity date of the convertible notes until January 2024. The result of this election increased the interest rate under the convertible notes to 12% per annum.

Operating Activities

During the year ended December 31, 2021, operating activities used $1.1 million of cash, primarily resulting from our net loss of approximately $1.5 million, partially offset by non-cash charges of approximately $0.3 million and net cash provided by changes in our operating assets and liabilities of $0.1 million.

During the year ended December 31, 2020, operating activities used approximately $1.5 million of cash, primarily resulting from our net loss of approximately $1.7 million, partially offset by non-cash charges of approximately $0.3 million.

Financing Activities

During the year ended December 31, 2021, net cash provided by financing activities was approximately $1.7 million, consisting of net proceeds from the sale of common stock of approximately $1.6 million and proceeds of approximately $0.2 million from PPP borrowings.

During the year ended December 31, 2020, net cash provided by financing activities was approximately $0.5 million, consisting of net proceeds, after deducting offering costs, from the sale of common stock of approximately $0.5 million and proceeds of approximately $0.2 million from PPP borrowings. This was partially offset by a repayment of approximately $0.3 million shareholder loan.

Funding Requirements

We expect our expenses to increase substantially in connection with our ongoing activities, particularly as we advance our research and development to create a mini heart. In addition, transition from a private company to a publicly-traded company will increase our reporting and compliance cost.

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Until such time, if ever, as we can generate substantial product revenue, we expect to finance our operations through a combination of equity offerings and debt financings. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of our existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of such stockholders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures, or declaring dividends.

Critical Accounting Policies and Significant Judgments and Estimates

Our financial statements are prepared in accordance with generally accepted accounting principles in the United States. The preparation of our financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses, and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events, and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 2 to our financial statements, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Stock-Based Compensation

The Financial Accounting Statements Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation - Stock Compensation, prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. We recognize compensation cost relating to stock-based payment transactions using a fair-value measurement method, which requires all stock-based payments to employees, including grants of employee stock options, to be recognized in operating results as compensation expense based on fair value over the requisite service period of the awards. We determine the fair value of stock-based option awards, that do not contain any provisions which would result in liability classification, using the Black-Scholes-Merton option-pricing model which uses both historical and current market data to estimate fair value. The method incorporates various assumptions such as the risk-free interest rate, expected volatility, expected dividend yield, and expected life of the options. For awards with performance-based vesting criteria, we estimate the probability of achievement of the performance criteria and recognizes compensation expense related to those awards expected to vest. We account for forfeited awards as they occur. Ultimately, the actual expenses recognized over the vesting period will be for those shares that vested. Our common stock price is assessed using valuation methods in accordance with the American Institute of Certified Public Accountants’ Valuation of Privately-Held-Company Equity Securities Issued as Compensation practice guide. These estimates represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment.

We have adopted the guidance included under Accounting Standards Update (“ASU”) ASU 2018-17, stock-based compensation issued to non-employees and consultants on January 1, 2018. Equity-based payments to non-employees are measured at grant-date fair value of equity instruments that we are obligated to issue when the service has been rendered and any other conditions necessary to earn the rights to benefit from the instruments have been satisfied. Equity-classified nonemployee share based payment awards are measured at the grant date.

Research and Development Costs

Costs incurred in connection with research and development activities are expensed as incurred. These costs include rents for facilities, supplies, and other fees related to our research efforts, fees paid to consultants that perform certain research and testing on our behalf, and costs related to salaries, benefits, bonuses, and stock-based compensation granted to employees in research and development functions.

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Off-Balance Sheet Arrangements

During the periods presented, we did not have and we do not currently have any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These provisions include:

●	a requirement to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations included in an initial public offering registration statement;
●	an exemption to provide fewer than five years of selected financial data in an initial public offering registration statement;
●	an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act in the assessment of the emerging growth company’s internal control over financial reporting;
●	an exemption from the adoption of new or revised financial accounting standards until they would apply to private companies; and
●	an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer.

We have elected to adopt the reduced disclosure requirements available to emerging growth companies. As a result of this election, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests.

We would cease to be an “emerging growth company” upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of this offering, (ii) the first fiscal year after our annual gross revenues are $1.235 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities or (iv) as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

Working Capital Loan

On May 18, 2022, we borrowed $1 million to fund our working capital needs pursuant to a Business Loan Agreement by and between us, as the borrower, and Fifth Third Bank, National Association, as lender (the “Lender”) and a related Promissory Note, made by us in favor of the Lender, each dated as of May 18, 2022 (the “Working Capital Loan”). The Promissory Note has an interest rate of 4.320% and matures on May 18, 2023 (the “Maturity Date”). We are obligated to make monthly interest payments to the Lender until the Maturity Date upon which date the amount of the entire principal balance and any unpaid but accrued interest is due. Our obligations under the Working Capital Loan are secured by a lien on a certain deposit account with the Lender (the “Deposit Account”) owned by the BioLife4D – SM Trust dated November 1, 2016, (the “BioLife4D – SM Trust”) pursuant to an Assignment of Deposit Account, dated as of May 18, 2022, by and among the BioLife4D – SM Trust, us, and the Lender.

The Deposit Account was funded by the BioLife4D – SM Trust, our CEO’s trust, through its receipt of a $1 million loan from one of our minor shareholders (the “SM Trust Loan”), pursuant to a Secured Promissory Note, dated as of May 18, 2022, made by the BioLife4D – SM Trust in favor of the shareholder, in the principal amount of $1 million (the “Secured Promissory Note”). The SM Trust Loan is secured by a pledge by the BioLife4D – SM Trust of 33,334 shares of our common stock pursuant to a Stock Pledge Agreement, dated as of May 18, 2022, by and between the BioLife4D – SM Trust, as pledgor, and the shareholder, as secured party (the “Stock Pledge Agreement”).

We intend to use a portion of the proceeds from this offering to repay the Working Capital Loan in full, as well as to pay the BioLife4D – SM Trust any accrued principal, interest, expenses, or fees owed by the BioLife4D – SM Trust under the SM Trust Loan that remain outstanding after the release of the funds from the Deposit Account back to the shareholder.

The above summary of our Working Capital Loan and the SM Trust Loan is qualified in its entirety by reference to the full text of the Business Loan Agreement and the related Promissory Note and Assignment of Deposit Account, with respect to the Working Capital Loan, and the Secured Promissory Note and Stock Pledge Agreement, with respect to the SM Trust Loan, which are filed as exhibits to the registration statement of which this prospectus forms a part.

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OUR BUSINESS

Our Origins

After several years of extensive research into the specific processes and technologies of the evolving 3D bioprinting and regenerative medicine fields, medical manufacturing industry veteran Steven Morris recognized the potential of this emerging market. This research, along with more than 15 years of extensive hands-on experience in the medical field, led to the formation of BIOLIFE4D in 2016, a regenerative medicine 3D bioprinting company, whose goal is to facilitate the biological printing of viable human organs, beginning with a heart, for utilization in cardiotoxicity testing and ultimately, if FDA approval is obtained, patient-specific human transplantation. In plain terms, our mission is to make human heart replacement affordable and accessible– saving lives and giving mankind the gift of time.

We plan to continue to leverage and optimize what we believe is the best research and technology available to us, capitalize on new advancements in digital capabilities, and bring together highly experienced industry specialists in an innovative and creative way to drive a single shared vision to revolutionize medical care for the benefit of all humanity.

We have established a scientific advisory board with specific experience in life-sciences, biomedical engineering, and tissue engineering and we have also engaged specialists in mechanical engineering, software technologies, and applications engineering. (See biographies of our Scientific Advisory Board in “Management.”)

Preliminary Milestones

In June 2018, we announced the achievement of our first initial milestone, the proof of concept for our cardiac patch. The significance of the cardiac patch was, among other things, a validation that we were able to deploy the process central to our technology, namely taking human specialized cells (i.e., mono-nuclear blood cells) and reprogramming them into induced adult stem cells (induced pluripotent stem cells or “iPS”); and then reprogramming them again (differentiation) into the specialized cells which make up the human heart (i.e., cardiomyocytes, etc.); and then putting those cells into a specially formulated “bioink” creating the 3D aqueous environment similar to that which is found inside the human body; and then using the bioink to 3D bioprint living human cardiac tissue.

Immediately thereafter, we turned our focus on the “mini-heart,” a scaled-down version of a human heart bioengineered using essentially the same process as the cardiac patch. Upon commercialization, the mini-heart could be significant in two ways: first, we would be able to announce to the world that a human organ (albeit a scaled down version) was successfully bioengineered and second, it represents a significant short-term path to market for us and our ability to potentially generate revenue.

There will be three versions of the mini-heart introduced. It is important to note that for the mini-heart to initially get to the market no FDA approval is required and there is no regulatory path that needs to be followed. This is because the mini-heart is not intended to ever be used in humans and, at least at the onset, will not replace any current FDA requirements for cardiotoxicity testing.

The first version of the mini-heart represents our proof of concept and was completed in summer 2019. It enabled us to announce that we achieved this incredible milestone not just for our business, but also for humanity. While this initial version included the major components of the heart, it was not fully functional.

The second version of the mini-heart is expected to be released and ready for testing by 2023. After testing is completed, this second version on the mini-heart is planned to be released initially to the domestic U.S. market and then marketed internationally. This second version of the mini-heart will be a refined and further optimized version of the proof of concept and has the purpose of being able to provide pharma better predictive results for cardiotoxicity screening as compared to the current animal model, thus potentially saving this industry billions of dollars in lost research and development (“R&D”) costs and lost time in bringing novel vaccines, drugs and therapies to the point of human clinical trials which had a positive indication in the animal trials but ultimately fail in human trials. While it is critical to note that there is not a required regulatory pathway needed to initially release the mini-heart for commercialization because it will be a test that pharma will use in addition to FDA required protocols, it is our intention to nevertheless work with the FDA utilizing this version of the mini-heart to determine the necessary protocol and testing that the FDA would require to potentially replace their current gold standard animal-based cardiotoxicity model with our mini-heart model.

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The third version is planned to be a mini-heart that, instead of representing a healthy human heart model for testing purposes, will have abnormalities bioengineered directly into the mini-heart. The applications for this version are potentially substantial as well, providing a predictive model for people working on therapies for specific abnormalities so they can test their potential therapies on a model which has that specific abnormality.

Should we complete protocols established by the FDA to enable the mini-heart to replace the associated animal testing the market would expand geometrically not only in the U.S. but internationally. It is common for other countries regulatory agencies to follow suit with testing practices utilized in the U.S., thus potentially making our mini-heart a global gold standard for cardiotoxicity testing purposes. This said, while we work with the FDA, we also have the opportunity to work with any and all other regulatory agencies around the world in order to have them implement the mini-heart as their standard prior to the FDA approving it as the new standard in the U.S.

Currently we are working with the industry to provide the necessary protocols required by pharma in order for them to utilize the mini-heart for their testing purposes. For instance, we will be provided several compounds which tested positive (indicated safe) with the animal model and indeed tested positive (safe) in humans, as well as compounds which tested positive in animals but failed in humans. The positive in animal and positive in human tests provide correlation, the “false positive” is what our mini-heart should be able to provide better predictive results to the industry and could save the industry billions of dollars, and could save countless wasted years chasing therapies which would ultimately fail in humans. There is additional electrophysiology, action potential, contractility, and other parameters currently being established in order to not only satisfy cardiotoxicity indicators but efficacy indicators as well.

We have two pending U.S. provisional patent applications:

1.	U.S. Provisional Patent Application Serial No. 63/342,228, filed May 16, 2022, titled “Methods and Compositions for Organ Printing;” and
2.	U.S. Provisional Patent Application Serial No. 63/301,108, filed January 20, 2022, titled “Bioprinting with Cellulose.”

Prior to expiration of the provisional patent application for “Methods and Compositions for Organ Printing,” we plan to file a corresponding nonprovisional application for the patent within the 12 month pendency period.

Our first provisional patent application was for method to bioprint mini-hearts. We developed a new bioink based on alginate and optimized parameters for the bioprinting of mini-hearts using extrusion based bioprinting. The provisional patent application describes our methods and parameters for extrusion based bioprinting of mini-hearts using an alginate based bioink.

Our second provisional patent application was for a bioink based on cellulose. We developed and optimized a new bioink with cellulose as the key component. This provisional patent application describes the composition of the bioink, along with sample prints conducted using this bioink. We believe that this bioink that was developed in our lab will have applications in the production of our mini-hearts for cardiotoxicity testing.

A provisional patent application is an initial patent application filed with the U.S. Patent and Trademark Office in order to establish a filing date, but does not begin the patent examination process.  For an invention to be patentable, it must be novel and nonobvious with respect to the prior art. Prior art includes publications, patents, and certain other material that was publicly available before the filing date of a patent application. Thus, by filing a provisional patent application and securing a filing date, the applicant limits the universe of prior art that may otherwise impact the patentability of the invention described in the application. A provisional patent application expires after one year, by which time the applicant needs to continue the patent process by filing a nonprovisional application. The nonprovisional application will be entitled to the benefit of the filing date of the provisional application to the extent that the invention described in the nonprovisional application is also described in the provisional application. In other words, when the nonprovisional application is examined by the U.S. Patent and Trademark Office (or foreign patent offices that similarly recognize the priority filing date of the provisional application), prior art will be limited to those items that were available before the filing date of the provisional patent application - newer art that first became available after the filing date of the provisional patent application would not be available to undermine the patentability of the claimed invention.

FDA Timeline Expectations

We are not aware of any current FDA regulatory requirements for sale or use of 3D printed organs. GLP data is required in the development of any human therapeutic and we plan to design our technology platform to support compliance with GLPAs. As we move into clinical and commercial settings, full compliance with the FDA’s cGTP (current Good Tissue Practices) and cGMP (current Good Manufacturing Practices) guidelines will be required for suitable design and documentation for clinical use of our products. When we do, in fact, attempt to acquire FDA approvals, this process could take many years. While our initial release of our mini-heart is not expected to require FDA approval, each item we bioengineer for human transplantation will require FDA approval and as such shareholders should not expect that we will generate any revenues from those events for at least five years, if not more.

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On December 4, 2017, the FDA released a statement regarding its policies related to 3D bioprinting. The FDA is currently making an effort to provide a comprehensive policy framework to manufacturers and a more efficacious pathway to getting state-of-the-art medical products into the hands of patients and healthcare providers. The FDA also plans to review the regulatory issues related to the bioprinting of biological, cellular, and tissue-based products in order to determine whether additional guidance is needed beyond the recently released regulatory framework on regenerative medicine medical products. The Center for Biologics Evaluation and Research has recently interacted with more than a half-dozen manufacturers who have expressed interest in using 3D printing in some capacity to produce their medical products.1

Compassionate Use Exemption

At the appropriate time, after appropriate lab tests and trials regarding animals are complete, we might look to the use of a Compassionate Use Exemption for the fully bioengineered heart. Compassionate Use Exemption may be used when a patient is faced with a serious or life-threatening disease or condition and has no other options. The compassionate use provision may allow us to test our products on patients where their treating physician believes the device will save the life of the patient or if there is no other alternative.

The compassionate use provision provides a path to accessing investigational devices that have not received full FDA approval or clearance for patients for whom the treating physician believes the device may provide a benefit in treating and/or diagnosing their disease or condition. There is no guarantee the FDA will provide us this type of clearance as it is traditionally used for devices.

Right to Try Act

The Right to Try Act, or the Trickett Wendler, Frank Mongiello, Jordan McLinn, and Matthew Bellina Right to Try Act, was signed into law May 30, 2018. This law is another way for patients who have been diagnosed with life-threatening diseases or conditions who have tried all approved treatment options and who are unable to participate in a clinical trial to access certain unapproved treatments.2

The Right to Try Act permits/allows eligible patients to have access to eligible investigational drugs.

An eligible patient is a patient who has:

-	Been diagnosed with a life-threatening disease or condition;
-	Exhausted approved treatment options and is unable to participate in a clinical trial involving the eligible investigational drug (this must be certified by a physician who is in good standing with their licensing organization or board and who will not be compensated directly by the manufacturer for certifying); and
-	Has provided, or their legally authorized representative has provided, written informed consent regarding the eligible investigational drug to the treating physician.

An eligible investigational drug is an investigational drug:

-	For which a Phase 1 clinical trial has been completed;
-	That has not been approved or licensed by the FDA for any use;
-	For which an application has been filed with the FDA or is under investigation in a clinical trial that is intended to form the primary basis of a claim of effectiveness in support of FDA approval and is the subject of an active investigational new drug application submitted to the FDA; and
-	Whose active development or production is ongoing, and that has not been discontinued by the manufacturer or placed on clinical hold by the FDA.

Medical Devices

We believe that our future products will be regulated in the United States similarly as Class III medical devices by the FDA under the Federal Food, Drug and Cosmetic Act. The FDA classifies medical devices into one of three classes based upon controls the FDA considers necessary to reasonably ensure their safety and effectiveness. Class I devices are subject to general controls such as labeling, adherence to good manufacturing practices and maintenance of product complaint records, but are usually exempt from premarket notification requirements. Class II devices are subject to the same general controls and also are subject to special controls such as performance standards and may also require clinical testing prior to approval. Class III devices are subject to the highest level of controls because they are life-sustaining or life-supporting devices. Class III devices require rigorous preclinical and clinical testing prior to their approval and generally require a pre-market approval, or PMA, or a PMA supplement approval by the FDA prior to their sale.

1 U.S. Food and Drug Administration, Statement by FDA Commissioner Scott Gottlieb, M.D., on FDA ushering in new era of 3D printing of medical products; provides guidance to manufacturers of medical devices, December 4, 2017.

2 U.S. Food and Drug Administration, Right to Try, January 14, 2020.

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Manufacturers must file an Investigational Device Exemption, or IDE, application if human clinical studies of a device are required and if the FDA considers investigational use of the device to represent significant risk to the patient. The IDE application must be supported by data, typically including the results of animal and nonclinical laboratory testing of the device. The animal and nonclinical laboratory testing must meet the FDA’s good laboratory practice requirements. If the IDE application is approved by the FDA, human clinical studies may begin at a specific number of investigational sites with a maximum number of patients, as approved by the FDA. The clinical studies must be conducted under the review of an independent institutional review board to ensure the protection of patients’ rights.

Generally, upon completion of these human clinical studies, a manufacturer seeks approval of a Class III medical device from the FDA by submitting a PMA or PMA supplement application. A PMA application must be supported by extensive data, including the results of the clinical studies, as well as testing and literature to establish the safety and effectiveness of the device. PMA approval may be conditioned upon the conduct of certain post-approval studies, such as long-term follow-up studies.

As an alternative to the PMA approval process, manufacturers may apply for a Humanitarian Use Device, or HUD, designation and a corresponding HDE. An HUD is a designation for a medical device intended to benefit patients in the treatment or diagnosis of a disease or condition that affects or is manifested in fewer than 4,000 individuals in the United States per year. An applicant for an HUD designation must provide documentation that the device meets the criteria of an HUD as well as provide a description of the disease or condition the device is meant to treat, along with proposed indications and the reasons why the device is needed for its intended population. Once an HUD designation is obtained for the device, the device can be submitted for an HDE. An HDE application is similar to an application for a PMA, but is exempt from the effectiveness requirements of a PMA. Instead, the FDA must determine that the device does not expose patients to an unreasonable or significant risk of illness or injury, and that the probable benefit to health outweighs the risk of injury or illness from its use, taking into account the probable risks and benefits of currently available devices or alternative forms of treatment. “Reasonably obtainable” clinical data are required to support an HDE application. These data may be obtained from the clinical use of the device for a different HDE-approved indication or from a clinical study of the HUD designated device. If the clinical data are available from the clinical use of the device for a different indication, the HDE can be granted without an IDE. If clinical data are to be obtained from a clinical study of the HUD designated device, an IDE application is required to request approval for the clinical study. When the clinical study is completed, we can submit an HDE application for approval to market the device as an HUD.

Obtaining an HDE designation allows the manufacturer to market the device as an HUD up to a maximum of 4,000 patients in the United States per year. However, before a facility is permitted to use an HDE-approved device, other than for emergency use, it must receive approval from its applicable Institutional Review Board, or IRB. This could limit the number of patients eligible to receive an HDE-approved device each year. The device manufacturer is responsible for ensuring that an HDE-approved device is administered only in facilities having an IRB constituted and acting in accordance with the FDA’s regulations governing IRBs, including continuing review of use of the device.

Also, unless an HDE-approved device satisfies certain eligibility criteria, it cannot be sold for an amount that exceeds the costs of research and development, fabrication, and distribution of the device. In order to be sold at a price in excess of these costs, the HDE-approved device must satisfy one of the following criteria, which we refer to as the HDE Eligibility Criteria:

●	The device is intended for the treatment or diagnosis of a disease or condition that occurs in pediatric patients or in a pediatric subpopulation, and such device is labeled for use in pediatric patients or in a pediatric subpopulation in which the disease or condition occurs; or

●	The device is intended for the treatment or diagnosis of a disease or condition that does not occur in pediatric patients, or that occurs in pediatric patients in such numbers that the development of the device for such patients is impossible, highly impracticable, or unsafe.

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We believe that FDA regulations will require us to register as a medical device manufacturer with the FDA. Because of this, the FDA will most likely inspect us on a routine basis for compliance with the Quality System Regulation, or QSR. These regulations require that we manufacture our products and maintain related documentation in a prescribed manner with respect to manufacturing, testing and control activities. We have undergone and expect to continue to undergo regular QSR inspections in connection with the manufacture of our products at our facility. Further, the FDA most likely will require us to comply with various FDA regulations regarding labeling. Failure by us or by our suppliers to comply with applicable regulatory requirements can result in enforcement action by the FDA or state authorities, which may include any of the following sanctions:

●	warning letters, fines, injunctions, consent decrees and civil penalties;

●	customer notifications, recall or seizure of our products;

●	operating restrictions, partial suspension, or total shutdown of production;

●	delay in processing applications for new products or modifications to existing products;

●	mandatory product recalls;

●	withdrawing approvals that have already been granted; or

●	criminal prosecution.

The Medical Device Reporting laws and regulations require us to provide information to the FDA on deaths or serious injuries alleged to have been associated with the use of our devices, as well as product malfunctions that likely would cause or contribute to death or serious injury if the malfunction were to recur. In addition, the FDA prohibits an approved device from being marketed for off-label use. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including substantial monetary penalties and criminal prosecution.

We will also be subject to other federal, state, and local laws, regulations, and recommendations relating to safe working conditions, laboratory, and manufacturing practices.

Market Drivers

Cardiovascular disease is the leading underlying cause of death in the U.S.3 and accounts for about one-third of all deaths worldwide.4 In the U.S. alone, heart disease claims more than 659,000 lives every year.4 And only around 5,000 cardiac transplants occur worldwide every year.5 Heart disease is the leading cause of death for both men and women globally.6 In fact, cardiovascular diseases surpass the annual mortality rate of all types of cancer combined.7 Just in the U.S., one person dies of a heart disease-related event every 36 seconds.8 In China, cardiovascular disease claims a life every ten seconds.9 In 2030, the global cost of cardiac disease is set to rise to $818 billion.10 This includes the cost of healthcare services, medicines, and lost productivity due to death. This is a global problem.

3 Mortality in the United States, 2020, NCHS Data Brief No. 427, December 2021.

4 Gregory Roth, CVD Causes One-Third of Deaths Worldwide Study Examines Global Burden of CVD: American College of Cardiology, May 2017.

5 Taylor DO, Edwards LB, Boucek MM, et al. Registry of the International Society for Heart and Lung Transplantation: twenty-fourth official adult heart transplant report--2007. J Heart Lung Transplant 2007; 26:769.

6 World Health Organization, Cardiovascular Diseases, June 11, 2021.

7 Weir HK, Anderson RN, Coleman King SM, Soman A, Thompson TD, Hong Y, et al. Heart Disease and Cancer Deaths — Trends and Projections in the United States, 1969–2020. Prev Chronic Dis 2016;13:160211.

8 Mozafarian D, Benjamin EJ, Go AS, et al. on behalf of the American Heart Association Statistics Committee and Stroke Statistics Subcommittee. Heart Disease and Stroke Statistics – 2019 Update: a report from the American Heart Association. Circulation. 2019;139:e56-e528. doi: 10.1161/CIR.0000000000000659.

9 European Society of Cardiology. “One CVD death in China every 10 seconds.” ScienceDaily, October 11, 2012.

10 Go A Mozaffarian D, Roger V, Benjamin E, et al. Executive Summary: Heart disease and stroke statistics—2014 update. Circulation. 2014; 129: e28-e292.

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Optimizing a proposed groundbreaking cardiac tissue regeneration and organ replacement process, we plan to address a critical unmet need in the treatment of this devastating disease. While we plan to focus on the human heart, the process may also be leveraged to address numerous other medical challenges.

Ultimately, by providing viable tissues and/or organs bioprinted from a patient’s own cells to replace damaged organs, we plan to tap into a global market serving the continually expanding global human population.

Current human organ transplant capabilities – with their myriad challenges, high costs and other deficiencies – are ripe for the kind of innovation and process optimization that we look to deliver.

The global transplantation market size is expected to reach $19.52 billion by 2028 and the market is anticipated to register a CAGR of 11.5% from 2021 to 2028.10 In the U.S. alone, more than 100,000 people are on an organ transplant waiting list and many others need to be on the list but do not qualify due to disqualifying factors.11 In 2009, 25 people per day died while on the waiting list in the U.S. alone.11

And even for those fortunate enough to receive a heart donor transplant, approximately 50% still die within ten years of the transplant. 11 Our proposed process specifically seeks to address this challenge. Medical applications for 3D printing are expanding rapidly and are expected to revolutionize healthcare.12

Separate from our primary focus on organ transplants, we could potentially leverage its process to also participate in pharmaceutical discovery and address the need for better predictive tools that pharmaceutical companies can use to more efficiently test drug efficacy and/or toxicity. In 2020, the median capitalized research and development investment to bring a new drug to market was estimated at $985 million and the FDA approved 355 new drugs and biologics from 2009 through 2018.13 In 2019, the pharmaceuticals industry spent $83 billion for research and development drug discovery.14 Human tissues created by our process could make drug compound evaluation faster, more accurate and less risky than conventional testing methods used by pharmaceutical companies.

Yet another potentially significant opportunity that our process could provide is an alternative to pharmaceutical testing on animals. The FDA is committed to animal welfare in research by reducing, replacing and/or refining the use of animals in research. The agency is optimistic that cultivating new research approaches can help continue to reduce the need for animal testing.15

Competitive Positioning and Value Proposition

We are purpose-driven, with leadership that has set its sights on a single shared vision. We continue to assemble a best-in-class team with a history of success, a team we believe can navigate their way along the forefront of an evolution in life-sciences technology, and who can move and pivot quickly without the management bureaucracy or corporate red tape that might prevent some of our competitors from being efficient, innovative, or creative.

Standing ready to capitalize on a potentially significant market opportunity, we plan to take advantage of these favorable competitive dynamics for success. We plan to leverage and optimize the best available research and technology to revolutionize medical care through innovation and introduce a potential paradigm shift in three-dimensional patient-specific organ bioprinting.

We plan to strategically position ourselves at the center of an unprecedented convergence of regenerative medicine, adult stem cell biology, additive manufacturing, and computing technology – all having reached a level of maturity whereby we are convinced that commercially viable solutions can be created through optimization, not invention.

10 Polaris Market Research, July 6, 2021 Report.

11 Hertz M, Taylor D, Trulock E, Boucek M, Mohacsi P, Edwards L, et al. The registry of the International Society for Heart and Lung Transplantation: nineteenth official report-2002. J Heart Lung Transplant. 2002; 21:950.

12 Schubert C, van Langeveld MC, Donoso LA. Innovations in 3D printing: a 3D overview from optics to organs. Br J Ophthalmol. 2019;98(2):159–161.

13 RJ Panzo, July 2020; Estimated R&D Cost for New Drug.

14 Congressional Budget Office, Research and Development in the Pharmaceutical Industry, April 2021.

15 U.S. Food and Drug Administration; FDA Statement, Statement by FDA Commissioner Scott Gottlieb, M.D. on efforts to reduce animal testing through a study aimed at eliminating the use of dogs in certain rials; November 16, 2018.

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History documents many examples of commercially viable businesses – even entirely new industries – that were born not from an invention itself, but from the optimization of an evolutionary process. Consider these examples:

●	In 1901, Ransom Eli Olds invented the assembly line; in 1913, Henry Ford optimized a process that made it commercially viable.

●	In 1879, David Edward Hughes invented the radio; in 1895, Guglielmo Marconi optimized a process that made it commercially viable.

●	In 1849, Antonio Meucci invented the telephone; in 1876, Alexander Graham Bell optimized a process that made it commercially viable.

●	In 1802, Sir Humphry Davy invented the incandescent light; in 1879, Thomas Edison optimized a process that made it commercially viable.

●	In 1608, Hans Lippershey invented the telescope; in 1609, Galileo Galilei optimized a process that made it commercially viable.

Our objective is not to invent new technology, but rather to improve, optimize, adapt, and capitalize on current technologies to create a commercially viable and sustainable process solution.

3D Bioprinting Optimized by BIOLIFE4D

For years, scientists, engineers, and hobbyists alike have been printing objects using 3D printing devices. The 3D printing industry alone has a projected worth of over $30 billion by 2022.16

That technology has more recently been put to use in applications involving living tissue. Today, advancements in regenerative medicine, adult stem cell biology and additive manufacturing have already enabled specialized 3D printing to produce human body parts including multilayered skin, bone, vascular grafts, tracheal splints, heart tissue, and cartilaginous structures – and even simple organs.17

By definition, 3D bioprinting is the process of creating cell patterns in a confined space using 3D printing technologies, thereby preserving cell function and viability within the printed construct. 3D bioprinting applies advances in regenerative medicine, adult stem cell biology, additive manufacturing, and computing technology to the development of functional biological structures with the potential to restore, maintain, improve, and/or replace existing organ function. 3D bioprinting is an emerging, groundbreaking strategy in tissue engineering, allowing the fabrication of living constructs with an unprecedented degree of complexity and accuracy.18

Everything in the human body is made up of cells, and nature itself has been evolving the capability of programming cells to do specific jobs for millions of years. The human embryo is the best example of this biological manufacturing process. Every cell begins as a stem cell and then is biologically programmed to do a specific job through the natural biologic process inside the body.

During the 3D bioprinting process, we plan to replicate the same conditions in vitro (outside of the body) as occur naturally in vivo (within the body) while promoting natural biologic processes in an accelerated timeframe and in a manner that allows the cells to be specialized for a desired purpose.

We will not have to make an exact copy or even recreate every feature set of the desired organ; it will only need to facilitate the minimum feature set which recreates the core properties of the organ. It is important to note that we do not believe we need to invent new technology but rather improve, adopt, and optimize current technologies to create what we plan to be a commercially viable and sustainable process.

16 MarketsandMarkets, “3D Printing Market by Printer Type, Material Type (Metals, Plastics, Ceramics & Others), Material Form (Powder, Liquid, Filament), Process, Technology, Software, Service, Application, Vertical and Geography - Global Forecast to 2022,” April 2016.

17 Nature Biotechnology, “3D bioprinting of tissues and organs,” Sean V Murphy and Anthony Atala, August 5, 2014.

18 Adv Sci (Weinh). 2021 Mar 11;8(10):2003751. doi: 10.1002/advs.202003751.eCollection 2021 May.

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Transformative Benefits of 3D Bioprinting Human Tissue

Delivering potentially transformative medical benefits, the 3D bioprinting process optimized by us could potentially:

●	Eliminate rejection of transplant by utilizing patient’s own cells to produce an organ;

●	Eradicate immunosuppressant therapy requirement (and bad side effects) for the patient;

●	Provide functionality with capabilities very similar to those in the original organ;

●	Decrease wait time of patients for human organs;

●	Minimize need for organ donors;

●	Increase patient longevity without compromising quality of life;

●	Potentially eliminate the need for pharmaceutical testing on animals; and

●	Allow for patient-specific pharmaceutical testing.

The Safe Utilization of a Patient’s Own Adult Stem Cells

Adult stem cells play a safe, non-controversial and important role in our planned bioprinting process.

Because every cell in the human body has the same number of genes and the same DNA, recent discoveries have shown that every cell has the potential to be “re-programmed” and transformed into essentially any other cell. Originally, this kind of stem cell research was limited to cells taken from human embryos, creating a moral and ethical dilemma for many – but no longer. Our process would not involve any embryotic stem cells.

In 2006, Japanese Nobel Prize-winning stem cell researcher Dr. Shinya Yamanaka discovered that by introducing a few genes via a chemical procedure in lab, mature adult specialized cells (i.e., blood cells) could be reprogrammed to become adult stem cells.19 This development proved to be a major breakthrough that would spur medical advances such as the 3D bioprinting processes we are developing.

Adult stem cells, regardless of their source, have three general properties: they are capable of dividing and renewing themselves; they are unspecialized; and under certain conditions they can become tissue- or organ-specific cells with specialized functions. In short, these adult stem cells could be re-programmed into developing desired specialized cell types such as cardiomyocytes (heart cells). Adult stem cells that are induced in this manner are called induced pluripotent stem cells (iPS).

In the planned process, iPS cells will be redirected into organ-specific cells through a process called differentiation which refers to the process by which one type of cell can be changed into different types of specialized cells. After the iPS cells are transformed into the specific organ cells desired, they are monitored to confirm they are the desired organ cell type and further tested to ensure they are viable and safe. These organ-specific cells are then incubated where they continue to divide and multiply in number to make sufficient quantities as needed to create the bio-ink used during the 3D bioprinting process.

The disciplines of 3D bioprinting and surgery have witnessed incremental transformations over the last century. 3D bioprinting is a convergence of biology and engineering technologies, mirroring the clinical need to produce viable biological tissue through advancements in printing, regenerative medicine, and materials science.20

19 Takahashi, K.; Yamanaka, S. (2006), “Induction of Pluripotent Stem Cells from Mouse Embryonic and Adult Fibroblast Cultures by Defined Factors,” Cell, 126 (4): 663–76.

20 Thomas, H.; Front Surg. 2020; 7: 609836. 3D Bioprinting and the Future; Published 2020 Nov 27. doi: 10.3389/fsurg.2020.609836.

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High-Level Bioprinted Organ Replacement Process Overview

Our proposed bioprinted organ replacement process begins with a magnetic resonance imaging (MRI) test used to create a detailed three-dimensional image of a patient’s original heart. Using this image, a computer software program will construct a digital model of a new heart for the patient, matching the shape and size of the original. Next, doctors safely take cells from the patient via a blood sample, and leveraging recent stem cell research breakthroughs, we plan to reprogram those blood cells and convert them to create specialized heart cells. A “bio-ink” is created using these specialized cells, which is then fed into a 3D bioprinter to print a heart with the dimensions obtained from the MRI. The heart is then matured in a bioreactor, conditioned to make it stronger and readied for patient transplant, subject to the final determination and approval of the FDA and comparable regulatory bodies.

Detailed Bioprinted Organ Replacement Process Overview

1.	An MRI scan would be performed and a blood sample collected from the patient.

2.	Because every cell in a human body has the same number of genes and the same DNA, every cell has the potential to be converted to essentially any other cell. In the second step of the process, the blood cells from the sample would be converted to unspecialized adult induced pluripotent stem cells (iPS) – cells that can ultimately be changed back into specialized cells of our choice.

3.	Through a process called differentiation, iPS cells would be converted to almost any type of specialized cell in the human body, in this case cardiomyocytes (heart cells).

4.	These cells would then be combined with nutrients and other necessary factors in a liquid environment (hydrogel) to keep the cells alive and viable throughout the process. This bio-ink of living cells would be sustained in this aqueous 3D environment.

5.	The bio-ink would then be loaded into a bioprinter, a highly specialized 3D printer designed to protect the viable living cells during the printing process.

6.	An appropriately sized heart would then be printed one layer at a time, guided by computer software following the specific dimensions obtained from the MRI. Since the heart cells would not be fused together at this point, a biocompatible and biodegradable scaffolding would be included with each layer to support the cells and hold them in place.

7.	When the process is complete, the heart would be moved to a bioreactor which would mimic the nutrient and oxygen-rich conditions inside a human body.

8.	The individual cells would begin self-organizing and fusing into networks which would connect to form living tissue. The cells would even begin to beat in unison.

9.	Once this process is far enough along, the scaffolding would be dissolved leaving only the fully formed heart.

10.	A successful patient transplant would then be possible and carried out by a transplant surgeon. Given the original MRI and blood sample, the new heart should be both a perfect fit and a perfect genetic match for the patient – free from the risk of rejection or the need for immunosuppressant therapy that has plagued conventional organ transplant methods.

Partnerships and Collaborations

In November 2017, we established a core facility partnership with Northwestern University. As part of this core facility partnership, no intellectual property or royalties were or will be transferred to or from any entity. We have not nor will we receive any funding or other monetary support as a result of this core facility partnership. This core facility partnership provides us with access to and use of the core research facilities and equipment at Northwestern University. The core partnership agreement remains in effect until one party provides the other party 20 days advance notice of its intent to terminate the agreement. We will attempt to establish additional research and development agreements with other universities, government backed institutions, hospitals, foundations, and pharmaceutical companies.

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Competitive Landscape and Distinctions

There are players in the 3D bioprinting industry and adjacent fields, and it is important to make the distinction between what many of these companies do in comparison to our focus.

For example, some of the firms listed below tend to focus on creating tissues for pharmaceutical testing. Some focus on building and selling 3D bioprinting hardware devices. Others use 3D printers to create artificial limbs or models of organs.

In contrast, our ultimate goal is creating living, viable, fully-formed organs for transplant.

Our business and research competitors include the following:

●	Advanced Solutions Life Sciences (U.S.)

●	Aspect Biosystems (Canada)

●	Bio3D Technologies (U.S.)

●	3D Systems/Allevi (formerly BioBots) (U.S.)

●	Cyfuse Biomedical K.K. (Japan)

●	Organovo (U.S.)

●	Rokit (South Korea)

●	Novoheart (Canada)

●	3D Bioprinting Solutions (Russia)

●	Wake Forest Institute for Regenerative Medicine (U.S.)

U.S. Regulatory and Risk Considerations

At the time of this filing, bioprinted tissues used in research and education require no U.S. FDA approval during animal and in-vitro (outside of the body) testing. In a 2014 paper entitled “Bioprinting: Organs on Demand,” James S. Gwinn, III discussed risk and safety considerations involving bioprinting while conducting research for a program sponsored by the American Society of Mechanical Engineers.21

“The FDA is tasked with evaluating all devices, including any that utilize 3D bioprinting technology, for safety and effectiveness, and appropriate benefit and risk determination, regardless of the manufacturing technologies used. Safety is paramount at the FDA with somewhat less emphasis placed on form and function. Safety, form, and function are relative terms, though. Over 28,000 times last year, the FDA allowed organ donations because they made the difference between life and death in otherwise terminally-ill patients. The agency allowed these transplants knowing full-well that virtually every organ transplant ever performed would likely fail without a near-constant stream of medication.”

Gwinn continued:

“Ultimately, the decision that must be made with regard to approving bioprinted organs could boil down to risk versus reward. The first patient-specific organs made via bioprinting may pose substantial risks to the patients. These patients will most likely have exhausted all other options before considering this method of treatment.”

21 Gwinn III, James S., (August 1, 2014), “Bioprinting: Organs on Demand,” p 14.

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Summary of Potential Profit Centers

While it is our intention to focus on creating 3D bioprinted organs for life-saving transplants, the associated process could also lend itself to additional revenue streams which could include:

●	Bioprinted tissues for drug testing and cell based therapies;

●	Biocompatibility, cytotoxicity, pre-clinical studies, predictive modeling;

●	Bioprinted tissues for patient-specific drug testing;

●	Bioprinted tissues for animal-free cosmetic testing;

●	Bioprinted tissues for regenerative medicine, including tissue replacement products for individualized surgical implantation;

●	Bioprinting of human organs for specialized testing purposes (usage other than transplants);

●	Licensing/royalty opportunities;

●	Bio-ink material;

●	Bioprinting devices;

●	Proprietary bioprinting processes; and

●	Various others.

Properties

We entered into a month-to-month lease for office space during 2019 in Lincolnshire, Illinois. The lease commitment is for $750 per month.

We also have a month-to-month lease for laboratory space in Houston, Texas for $7,298 per month.

Seasonality

We do not experience seasonal variations in our quarterly operating results and capital requirements.

Employees

As of the date of this prospectus, we have seven full-time employees, five part-time employees, and eight advisors. None of our employees are members of a labor union or covered by a collective bargaining agreement.

Legal Proceedings

On August 28, 2020, holders of promissory notes totaling $600,000 filed a lawsuit naming us as a defendant alleging breach of contract in Cook County, Illinois. The file number is 2020L006166. Several of the noteholders’ cases were dismissed with prejudice. As of the date of this prospectus, three noteholders with $450,000 of notes remain in the lawsuit. The matter is still ongoing. Discovery is ongoing. We brought a Motion for Sanctions due to delays against the plaintiffs which was granted and we were awarded attorneys fees. We have now brought a Second Motion for Sanctions due to further delays by the plaintiffs which is scheduled to be heard on September 28, 2022.

Other than the above, we are not party to any legal proceedings the resolution of which we believe would have a material adverse effect on our business, prospects, financial condition, liquidity, or results of operation. However, we may from time to time after the date of this prospectus become subject to claims and litigation arising in the ordinary course of business. One or more unfavorable outcomes in any claim or litigation against us could have a material adverse effect for the period in which such claim or litigation is resolved. In addition, regardless of their merits or their ultimate outcomes, such matters are costly, divert management’s attention, and may materially adversely affect our reputation, even if resolved in our favor.

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Accountants

On February 7, 2022, our board of directors approved the dismissal of IndigoSpire CPA Group LLC (“Indigo”) as the our auditors, effective immediately.

Indigo was first engaged by us on November 5, 2019. No audit report of Indigo for the year ended December 31, 2020 and 2021 contained an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During our two most recent fiscal years and through the interim period preceding the date of such dismissal, (i) there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between us and Indigo on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Indigo would have caused Indigo to make reference to the subject matter of such disagreement in connection with its reports on the financial statements for such periods and (ii) except with respect to the restatement of our audited financial statements as of and for the fiscal years ended December 31, 2020 and 2019, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

We provided Indigo with a copy of the disclosure contained herein and requested that Indigo furnish a letter stating whether or not it agreed with the statements herein and, if not, stating the respects in which it does not agree. On February 8, 2022, Indigo provided its letter stating it agreed with the statements herein. On February 9, 2022, we disclosed the change in our certifying auditor on Form 1-U filed with the SEC and included a copy of the February 8, 2022 letter received from Indio as an exhibit thereto.

Engagement of New Independent Registered Accounting Firm

In February 2022, our board of directors approved the appointment of L J Soldinger Associates, LLC (“Soldinger”) as our new independent registered public accounting firm. Prior to adoption by the new board, our sole board member and controlling shareholder, engaged L J Soldinger Associates, LLC in December 2021 to audit our financial statements for the years ended December 31, 2021 and 2020.

During our two most recent fiscal years ended December 31, 2021 and 2020, neither we nor anyone acting on our behalf consulted with Soldinger regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, in connection with which either a written report or oral advice was provided to the Company that Soldinger concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

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MANAGEMENT

We are managed by our directors and executive officers We also have a Scientific Advisory Board that our management consults with.

Directors and Executive Officers

Our board of directors consists of three directors. We currently have two independent directors. Our directors will serve for one-year terms and until their successors are duly elected and qualified. There will be no cumulative voting in the election of directors. Consequently, at each annual meeting, the successors to each of our three directors will be elected by a plurality of the votes cast at that meeting.

Set forth below are the names, ages and positions of our directors and executive officers as of the date of this prospectus.

Name	Age	Position with the Company	Date Joined the Company
Steven Morris	58	Chief Executive Officer, Secretary, and Chairman of our Board of Directors	November 14, 2016
Kate Lewis	60	President	September 15, 2020
Wesley Ramjeet	56	Chief Financial Officer	February 1, 2022
Dr. Jeffrey Morgan	47	Chief Medical Officer	August 23, 2017
Stephen Simes	70	Director	February 4, 2022
Lisa Kelley	55	Director	February 4, 2022

Biographical Information

Directors and Executive Officers

The following is a summary of certain biographical information concerning our current directors and our executive officers.

Steven Morris – Chief Executive Officer, Secretary and Chairman of the Board of Directors

Steven Morris has more than 20 years of extensive experience in the precision machining and manufacturing industries, including 15 years serving as President of privately-held Inland Midwest Corporation (IMC) from 2000 to 2014. He acquired a controlling interest in IMC and led the company’s transformation into a premier, state-of-the-art facility catering exclusively to the medical technologies industry. By concentrating on strategic process optimization, technical innovation, quality, and customer service, IMC became a preeminent supplier in the industry counting some of the largest U.S. and international medical companies as its customers. The company was marketed as a “boutique” supplier to select industry OEM leaders, including Medtronic Spinal and Biologics, Wright Medical, Biomet, and Zimmer.

Under Morris’ leadership, the company achieved much success including earning many Supplier of the Year awards from various customers. In fact, Medtronic, a multi-billion dollar international leader in the medical industry, ranked IMC among its top global suppliers for its Spine and Biologics division.

After several years of high profitability, Morris negotiated a successful exit strategy and sold the company in 2011. He remained on as President for more than two years following the sale.

After leaving IMC, from 2014 to 2016, he formed Creative Manufacturing Consulting Solutions (CMCS), a consulting company focused on achieving sustainable manufacturing solutions in the areas of operational and process optimization, quality system development and optimization, and industry and regulatory compliance – particularly those related to ISO and the FDA.

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While leading CMCS, Morris simultaneously conducted more than two years of in-depth research into the specific processes and technologies of the 3D bioprinting and regenerative medicine field – and quickly recognized the nearly unlimited financial and human potential of this emerging market. Coupling his vast hands-on experience in medical manufacturing with extensive research and a partnership with industry-leading experts he formed BIOLIFE4D in 2016, a regenerative medicine 3D bioprinting company with the goal of facilitating the biological printing of viable human organs for utilization in patient-specific human transplantation.

Morris went to college at Tulane University as an undergraduate and then continued his studies at the University of Texas, Austin where he studied business. He has served for more than a decade on the executive board of the Illinois Manufacturing Foundation, a non-profit organization dedicated to job-specific skill set training and job placement for unemployed, underemployed, at-risk, and other individuals who faced challenges and are looking for a second chance. He is also a Big Brother, providing guidance and mentoring to the same individual for over 35 years.

Kate Lewis – President

Kate Lewis was appointed President in September 2020, after joining us in 2019 to lead our Market and Business Development efforts. Applying her commercialization expertise, she has been developing our message, identifying critical stakeholders, building strategic partnerships, and expanding marketplace position.

Lewis is a seasoned, strategic business executive, with over 25 years of experience, working alongside global leaders within the pharmaceutical, transplantation and regulatory industries. Accomplished in her field, she has served as an active Board member on the American Lung Association and has been a GlaxoSmithKline (“GSK”) President’s Club Award winner for many years. The strength of her relationships in the pharmaceutical and medical communities and her gift of communicating complex issues and technologies to the public is part of what Lewis brings to our team.

Lewis is dedicated to the mission of perfecting the technology to make viable organ replacement a safe, accessible, and affordable reality. As President, Lewis champions our message to individuals who could benefit most: patients with heart conditions, healthcare professionals treating individuals with cardiac issues, and pharmaceutical companies developing new therapies/treatments which require cardiotoxicity testing, as part of their FDA approval process.

Prior to joining us, Lewis was Founder of Nottingham Associates from June 2000 to December 2016, a consulting firm focused on strategic client solutions for Pharma. Her work included refining market development initiatives and building Key Opinion Leader (KOL) boards within the pharmaceutical industry, clinical research, medical associations, and advocacy organizations. Another significant accomplishment was assisting to increase market share of the number one treatment of asthma globally and contributing to the improvement in quality-of-life for countless individuals suffering from asthma. Additionally, through a collaboration with Harvard University and GSK, Lewis helped design a groundbreaking study - “Asthma in America” – which helped identify 4.3 million individuals with previously undiagnosed asthma.

Lewis received her Bachelor’s in Fine Arts and Business from Ball State University and San Diego State University, respectively. She has earned certificates from Harvard University Executive Leadership Programs and as a National Asthma Educator. She has been trained in Tony Robbins Business Mastery, Stephen Covey’s Leadership, Myers-Briggs Type Indicator (MBTI), and in Fine Arts Mastery from the Cleveland Foundation. She also actively participates in National Association for Female Executives and Women in BIO.

Lewis has come full circle in her mission to advance the health and wellness of others. Having lost her husband to a heart attack and her father to lung disease as a child, she has dedicated her professional career to education and advancing therapies which improve the quality-of-life for others. Lewis’ other passions include being involved in community, philanthropic, and humanitarian activities. These include being a founder and serving on the Board of Home of the Sparrow for abused and battered women and spearheading medical relief efforts and humanitarian aid for both Hurricane Irma and Maria survivors in the Caribbean. Lewis also enjoys spending time with her two sons and extended family.

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Wesley Ramjeet – Chief Financial Officer

Wesley Ramjeet is the founder and CEO of PPMT Strategic Group, a New York based consulting firm since 2014. Mr. Ramjeet has been the Managing Partner of Profit Planners, Inc., a private New York consulting company since 2003. Mr. Ramjeet is the Founder and Chairman of MD Logic Health a supplement company that sells nutritional supplements to doctors and direct to consumers. Mr. Ramjeet is also the Chairman of SNN, Inc a financial media company that covers the micro-cap marketplace. Prior to founding Profit Planners, Inc., Mr. Ramjeet was the interim Chief Financial Officer of Youth Stream Media, Inc., a NASDAQ-traded public company. Mr. Ramjeet began his professional career in the Entrepreneurial Services Group at Ernst and Young, LLP. During his nine years at Ernst and Young, Mr. Ramjeet served both private and publicly traded companies in various industries. Mr. Ramjeet received his bachelor’s degree in accounting from St. John’s University and is a CPA.

Jeffrey Adam Morgan, M.D., FACS, FACC –Chief Medical Officer

An accomplished academic and medical professional, Dr. Morgan is currently a Cardiac Surgeon and Surgical Director at Sheba Medical Center in Tel Aviv where he has served since May 2019. Dr. Morgan has held multiple positions of leadership at Baylor College of Medicine from January 2016 through May 2019, including Chief of the Division of Cardiothoracic Transplantation and Circulatory Support; Surgical Director for the Advanced Heart Failure Center of Excellence, and the Lester and the Sue Smith Endowed Chair of Surgery. He was also Surgical Director of Mechanical Circulatory Support and Cardiac Transplantation at Texas Heart Institute.

Dr. Morgan specializes in treating patients with advanced heart and/or lung failure. Dr. Morgan implants mechanical circulatory support devices for left ventricular, right ventricular, or biventricular failure as a bridge to transplant (BTT) or destination therapy (DT). This includes left ventricular assist devices (LVADs), such as the HeartMate II, HeartMate III, and HeartWare HVAD, as well as the Syncardia total artificial heart (TAH).

Dr. Morgan completed his General Surgery Residency at Mount Sinai Medical Center in New York and his Cardiothoracic Surgery Residency at New York University. He went on to complete fellowship training in cardiac transplantation and mechanical circulatory support at Columbia Presbyterian Medical Center.

Prior to joining the teams at Baylor and Texas Heart Institute, Dr. Morgan previously held a position as associate professor at Wayne State University School of Medicine. He served as surgical director for Mechanical Circulatory Support and associate director for Heart and Lung Transplantation at Henry Ford Hospital in Detroit.

Dr. Morgan’s research is focused on advanced heart failure with numerous publications, national and international presentations, and book chapters to his credit. He is the section editor for Adult Mechanical Circulatory Support for the American Society of Artificial Internal Organs (ASAIO) Journal and is on the Editorial Board of The Journal of Heart and Lung Transplantation. He is also a reviewer for several other journals including The Annals of Thoracic Surgery and the Journal of the American College of Cardiology. Dr. Morgan served on the ISHLT Standards and Guidelines Committee and was a Task Force chair for the ISHLT Guidelines for MCS. He is also a previous chair of the Cardiac Track Programming Committee for the ASAIO Annual Conference. Dr. Morgan has moderated numerous sessions on mechanical support and transplant at ASAIO, ISHLT, and the American College of Cardiology.

Dr. Morgan is passionate about improving outcomes in patients with advanced heart or lung failure. He has participated in numerous clinical trials including Thoratec’s HeartMate II BTT and DT trials, Heartware’s HVAD BTT and DT trials, the HeartMate III trial, and Syncardia’s 50 cc TAH trial.

In addition, he is investigating the utility of stem cells as an adjunct measure for myocardial recovery, as part of the LVAD MPC II trial.

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Dr. Morgan completed his undergraduate studies at Yeshiva University in New York City before earning an MD from Albert Einstein College of Medicine. He completed a residency in General Surgery at Mount Sinai Medical Center, a residency in Cardiothoracic Surgery at New York University and a Fellowship in Cardiac Transplantation and Mechanical Circulatory Support at Columbia Presbyterian Medical Center.

Dr. Morgan is a member of the American Medical Association, the International Society of Heart and Lung Transplant, the Society of Thoracic Surgeons, and the American Society for Artificial Internal Organs. He is also certified by the American Board of Thoracic Surgery and the American Board of General Surgery.

Stephen Simes - Director

Stephen Simes has proven success leading emerging specialty pharmaceutical companies in product development, financing business development, and mergers and acquisitions.

Currently, Stephen is Entrepreneur in Residence at Helix 51 and the Innovation and Research Park of Rosalind Franklin University of Medicine and Science in North Chicago, Illinois. He is also chairman of the board for Bio-XL Limited, an Israeli company developing products in oncology. Stephen is an advisor for SmartHealth Catalyzer and an advisor for several emerging companies in varied therapeutic areas including oncology and cardiology. Previously, he was on the board of directors for Therapix Biosciences (2016-2020), RestorGenex Corporation (2014-2016), Ceregene, Inc. (2009-2013), BioSante Pharmaceuticals (1998-2013), Unimed Pharmaceuticals, Inc. (1994-1997), Bio-Technology General (1993-1995), and Gynex Pharmaceuticals, Inc. (1989-1993). Stephen was the CEO for RestorGenex Corporation from 2014 to 2016. Prior to RestorGenex, from 1998 to 2013, Stephen was the President and CEO of BioSante Pharmaceuticals, which was acquired by ANI Pharmaceuticals (NASDAQ: ANIP) in June 2013. Stephen has a BSc in Chemistry from Brooklyn College of the City University of New York and an MBA from New York University.

Lisa Kelley — Director

Lisa Kelley is an accomplished Senior Finance/Operations Executive and Board Member with more than 25 years of success in the electronics, telecommunications, manufacturing, and consumer goods industries.

Currently, Lisa provides consulting and fractional CFO services. Previously, Lisa was the VP of Global Logistics at Avnet, Inc. (AVT), a Fortune 500 company that markets, distributes, and adds value to a wide variety of electronics components, enterprise computer products and embedded subsystems to a broad base of more than 100,000 customers and 800 suppliers with over $20 billion in revenue operating in 100+ countries. Lisa joined Avnet as the Chief Audit Executive leading risk management strategy and establishing global audit practice in trade compliance, anti-corruption and data privacy/cyber-security.

Prior to joining Avnet in 2014, Lisa was in several senior leadership roles at Asurion, a global leader in technology protection services with over $6 billion in revenue. During Lisa’s nine years with Asurion she primarily served as the Group CFO for Asurion Global Supply Chain, Customer Care & Program Management. Before joining Asurion, Lisa was the Chief Accounting Officer for Brightpoint, a publicly traded company, which was acquired by Ingram Micro in 2012. Brightpoint was a $1.9 billion distribution and logistics services company supporting the global wireless telecommunications and data industry. From 1992 through 2003, Lisa had varied roles with Plexus Corp., a publicly traded global electronics contract manufacturer. Roles included Vice-President of Corporate Development, Vice-President of Finance, Corporate Controller and Treasurer.

Lisa has six years of public accounting experience, is a Certified Public Accountant, Certified Global Management Accountant, and Certified Management Accountant with an MBA from the University of Wisconsin. Lisa currently serves on another publicly traded company board (Quanergy NYSE:QNGY), two private company boards (Barron Lighting Group and Project 2121), a not-for-profit board (Arizona Sustainability Alliance), and numerous professional boards including chair of the Association of International Certified Professional Accountants (AICPA) Joint Trial Board, past member of the AICPA Board of Trustees, and past-chair of Tennessee State University Accounting Advisory Board.

She is active within her profession as she has served on various executive committees for the AICPA, AACSB Accounting Accreditation committee, past-chair of the Financial Executives International - Nashville chapter, and a past-member of the Tennessee Society of Certified Public Accountants and the Wisconsin Institute of Certified Public Accountants.

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Scientific Advisory Board

Our Scientific Advisory Board is comprised of various individuals who are leaders in their specific research activities, including but not limited to life sciences, biomaterials, bioprinting, organ transplantation, and more, all of which contribute to the ultimate process of bioengineering cardiac constructs. Our Scientific Advisory Board is strategically organized to take advantage of each advisor’s expertise as we concentrate on related activities in the lab. While there are no formal rules or procedures for the Scientific Advisory Board, scientific advisors typically engage now via virtual meetings where they interact with appropriate members of the laboratory team in real-time, lending expertise and guidance as needed. There are also regularly scheduled telephone calls with advisors and advisors visit the lab in person as requested. Science advisors have been compensated both in stock as well as paid for their time.

Our Scientific Advisory Board is led by Jeffrey Adam Morgan, M.D., FACS, FACC, our Chief Medical Officer, whose biography appears above. Following is a summary of certain biographical information concerning the other members of our Scientific Advisory Board.

Ravi Birla, Ph.D. - Senior Science Advisor

Dr. Ravi Birla is our Senior Science Advisor, directing our acclaimed team of scientists and helping to guide our strategic direction.

A highly regarded expert in the field of cardiac tissue and organ fabrication, cardiac tissue engineering, and regenerative medicine, Dr. Birla has specific interests in whole heart bioengineering, fabrication of 3D heart muscle, bioartificial ventricles, valves, and blood vessels.

Dr. Birla earned a Ph.D. in biomedical engineering from the University of Michigan, Ann Arbor, and was also recruited to serve as Director of the Artificial Heart Laboratory with the Division of Cardiac Surgery at the renowned University of Michigan Medical School. Earlier, Dr. Birla received BS and MS degrees in chemical engineering from the University of the West Indies at its St. Augustine Campus.

He has also served as a professor at both Tulane University and the University of Houston, and during both appointments, was the Principal Investigator of its NIH-funded Artificial Heart Laboratory.

Prior to joining us, Dr. Birla served as the Associate Director of the Department of Stem Cell Engineering at the Texas Heart Institute, where he led day-to-day operations and scientific direction for large scale research initiatives.

Dr. Birla has published more than 50 peer-reviewed scientific papers and holds several patents in the area of cardiovascular tissue engineering. He is also actively engaged in education and teaching related activities and has published a comprehensive textbook in the area of functional tissue engineering.

Ibrahim Ozbolat, Ph.D.

Dr. Ibrahim Ozbolat is an Associate Professor of Engineering Science and Mechanics in the Biomedical Engineering Department at The Pennsylvania State University.

He received his Ph.D. in tissue engineering from the University at Buffalo (SUNY) in Buffalo, New York, and dual B.S. degrees in Mechanical Engineering and in Industrial Engineering from Middle East Technical University in Ankara, Turkey.

At Penn State, Dr. Ozbolat is a faculty member of the Huck Institute of the Life Sciences, Materials Research Institute, Center for Neural Engineering, Center for Innovative Materials Processing through Direct Digital Deposition, and Center for Research on Advanced Fiber Technologies. Previously, he was a faculty member of The University of Iowa, Iowa City, Iowa and spearheaded the Advanced Manufacturing Technology Group and the Biomanufacturing Laboratory.

He is also Principal Investigator at the Ozbolat Lab at Penn State, focusing on establishing cutting-edge bioprinting science and technology for various areas in regenerative medicine. Dr. Ozbolat’s major research thrust is in the area of Bioprinting and Tissue Engineering, with a focus on establishing cutting-edge bioprinting science and technologies in tissue and organ fabrication. Some of his current research interests include development of new bioinks for advanced tissue printing, development of new bioprinter technologies, understanding the physics of the bioprinting process, and scaling up the 3D bioprinting process for tissues and organs.

Dr. Ozbolat’s research on bioprinting for tissue and organ fabrication has been published in several high regarded venues. He has received various awards and been featured in national and international media numerous times. He frequently presents at global forums, conferences and seminars and organizes demonstrations and events for the public and youth – encouraging the participation of future leaders in medicine, engineering, and science.

Sean Palecek, Ph.D.

Dr. Sean Palecek is a Professor of Chemical and Biological Engineering at the University of Wisconsin at Madison. He is also affiliated with the Department of Biomedical Engineering, the Stem Cell and Regenerative Medicine Center, and WiCell Research Institute.

He received his B.Ch.E. in Chemical Engineering from the University of Delaware majoring in chemical engineering with a minor in biology, M.S. in Chemical Engineering from the University of Illinois at Urbana-Champaign, and Ph.D. in Chemical Engineering from MIT.

Dr. Palecek is also Principal Investigator of the Palecek Group, with research interests that include cellular engineering, tissue engineering, stem cells, intercellular communication, and robust cardiomyocyte differentiation.

His team at the Department of Chemical and Biological Engineering at the University of Wisconsin at Madison identifies chemical and mechanical cues that regulate human pluripotent stem cell self-renewal and differentiation, then uses those principles to design culture systems that apply those cues in the appropriate spatial and temporal manner.

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His team has developed a protocol for the differentiation of stem cells which is uniform, inexpensive, and far more efficient than alternative strategies. The protocol is both efficient and robust. The ability to make key heart cells in abundance and in a precisely defined way is critical because it shows the potential to make the production of large, uniform batches of cardiomyocytes.

He is interested in characterizing the nature in which quantitative changes in the flow of cellular signals and cellular signaling networks can control a wide variety of cellular processes in order to design strategies to stimulate or inhibit cellular signaling pathways either at the chemical or physical level, and thereby regulate cell functions. Stem cells make differentiation decisions based on signals from their microenvironment and he is likewise interested in how adhesive forces and mechanical strain affect self-renewal and differentiation. Dr. Palecek is a recipient of a National Science Foundation CAREER award.

Shayn Peirce-Cottler, Ph.D.

Dr. Shayn Peirce-Cottler is Professor of Biomedical Engineering (BME), Professor of Ophthalmology (joint appointment), and Professor of Plastic Surgery (joint appointment) at the University of Virginia. She is also a member of the Cardiovascular Research Center (CVRC) and Associate Director of the Cardiovascular Training Grant (CVTG).

Her research focus is on tissue engineering and regeneration, computational systems biology, vascular growth and remodeling, stem cell therapies, with numerous research publications to her credit.

Dr. Peirce-Cottler is Principal Investigator at UVa’s Peirce-Cottler Laboratory which uses a parallel approach that combines experimental models with agent-based computational models to guide the development of new approaches in tissue engineering and regenerative medicine. That work earned her induction to the American Institute for Medical and Biological Engineering’s College of Fellows.

Dr. Peirce-Cottler teaches courses at the undergraduate and graduate levels, and has also taught lectures and seminars to Medical School students and Medical Residents. For six years, she taught the year-long BME Capstone Design course required for all undergraduates at UVA majoring in BME. She also teaches a “Introduction to Biomedical Engineering” course offered to all second year BME students at UVa, covering such topics as medical device design, regulation and commercialization, communication, professionalism, and ethics.

Dr. Peirce-Cottler earned her Ph.D in Biomedical Engineering from UVa, along with B.S. degrees in Biomedical Engineering and Engineering Mechanics from Johns Hopkins University. In 2004, she was named to MIT Technology Review’s annual list of “Innovators Under 35.”

Raimond L. Winslow, Ph.D.

Dr. Raimond L. Winslow is a Professor of Biomedical Engineering, Computer Science & Clinical and Rehabilitation Sciences at Northeastern University College of Engineering, Khoury Collee of Computer Sciences, Bouve College of Health Sciences. He is also the Director of Life Sciences & Medical Research at the Roux Institute at Northeastern University, Portland, Maine. Prior to Northeastern, Dr. Winslow was Professor of Biomedical Engineering at the Johns Hopkins University School of Medicine and held an additional appointment in the Whiting School of Engineering at Johns Hopkins, where he served as Director of the Institute for Computational Medicine and Director of the Center for Cardiovascular Bioinformatics and Modeling.

Dr. Winslow holds a B.S. in electrical engineering from Worcester Polytechnic Institute and a Ph.D. in biomedical engineering from the Johns Hopkins University. He concluded his training at the Institute for Biomedical Computing and Department of Neurology within Washington University in St. Louis. He joined the faculty of Johns Hopkins in 1991 as an assistant professor, became an associate professor in 1994 and a full professor in 2000.

Dr. Winslow is a fellow of the Biomedical Engineering Society, American Heart Association and American Institute for Medical and Biological Engineering. He serves as Specialty Editor in Chief for the journal Frontiers in Computational Physiology and Medicine, and as a member of the editorial boards of Circulation Research, The Journal of Molecular and Cellular Cardiology, IET Systems Biology and the International Journal of Computational Medicine and Healthcare. He has authored or co-authored more than 130 peer-reviewed articles and 12 book chapters, received numerous grants and awards, and holds one patent.

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Janet Zoldan, Ph.D.

Dr. Janet Zoldan is assistant professor at The University of Texas at Austin in the Department of Biomedical Engineering. She received her master’s degree and Ph.D. in materials engineering from Technion-Israel Institute of Technology, after which she completed her postdoctoral training at the Massachusetts Institute of Technology.

Dr. Zoldan is also Principal Investigator at The Zoldan Group, a research lab focused on human induced pluripotent stem cells (iPSCs) as a model system to explore key principles underlying tissue formation processes by integrating and applying materials and stem cell bioengineering.

The Zoldan Group is a dedicated to further elucidating the effects of a stem cell’s microenvironment on the cell’s proliferation, migration, and differentiation.

Utilizing a unique microfluidic device to deliver proteins into the cytoplasm of iPSCs, Zoldan Group researchers direct iPSC differentiation into cardiac lineages to develop safe, efficient, and robust production of patient-specific cell lines for cell replacement therapies and cardiovascular tissue engineering applications. The pluripotency of stem cells is used to create multi-cellular tissue-structures and induce tissue organization during cellular differentiation.

Dr. Zoldan has been recognized as a Children’s Glaucoma Foundation Fellow, an Aly Kaufmann Fellow, and with a Katz Family Award for Outstanding Excellency. Her research is featured in numerous publications such as the Proceedings of the National Academy of Sciences as well as the international journal Biomaterials.

Family Relationships

There are no family relationships between any of our directors or executive officers.

Board Composition

Our board of directors currently consists of three persons. After the completion of this offering, we expect our board of directors to remain the same, until the next election of directors by our shareholders.

Our board of directors believes its members collectively have the experience, qualifications, attributes and skills to effectively oversee our management, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing us, a willingness to devote the necessary time to board duties, a commitment to representing our best interests and the best interests of our shareholders, and a dedication to enhancing shareholder value.

There were no board of directors meetings held in 2021. All board actions were taken by unanimous written consent of the directors.

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Director Independence

We currently have two independent directors on our board of directors. We use Nasdaq’s definition of “independence” to make this determination. Nasdaq provides that an “independent director” is a person other than an executive officer or employee of the company or any other individual having a relationship with which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three years was, an employee of the company;
●	the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exemptions, including, among other things, compensation for board or board committee service);
●	the director is a family member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer;
●	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officer of the company served on the compensation committee of such other entity;
●	the director or a family member of the director is a partner in, controlling shareholder of, or an executive officer of an entity to which the company made, or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exemptions); or
●	the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

Under such definitions, our board of directors has undertaken a review of the independence of each director and will review the independence of any new directors based on information provided by each director concerning his background, employment, and affiliations, in order to make a determination of independence. Our board of directors has determined that there are two independent directors on our board of directors.

Role of Our Board of Directors in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors administers this oversight function directly, and will have supporting committees, including the audit committee, compensation committee, and the nominating and corporate governance committee, who each will then support the board of directors by addressing risks specific to its respective areas of oversight. In particular, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management takes to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

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Committees of Our Board of Directors

We currently have an audit committee; compensation committee; and a nominations and corporate governance committee.

Audit Committee. We intend to comply with the requirements of Rule 10A-3 of the Exchange Act and applicable Nasdaq corporate governance rules. These rules require that our audit committee be composed of at least three members. At the effective date of the registration statement of which this prospectus forms a part, the audit committee must include one independent director. After 90 days from the effective date of the registration statement, the audit committee is required to be comprised of a majority of independent directors. After one year from the effective date of the registration statement, the audit committee must be exclusively independent directors. The audit committee will be composed exclusively of “independent directors” who are “financially literate” as defined under the Nasdaq listing standards. The Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, we have certified to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.

On the effective date of the registration statement of which this prospectus forms a part, our audit committee is composed of Steven Morris, Stephen Simes, and Lisa Kelley, whereby two of the three members are independent. Our board of directors has affirmatively determined that Lisa Kelley and Stephen Simes meets the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 and Nasdaq rules. Lisa Kelley is the chairperson of our audit committee.

We have established a written charter for our audit committee, in which we set forth the duties of the audit committee to, among other matters, oversee (i) our financial reporting, auditing and internal control activities; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditors; (v) the performance of our internal audit function and independent auditors; and (vi) our overall risk exposure and management. Duties of the audit committee shall also include:

●	annually review and assess the adequacy of the audit committee charter and the performance of the audit committee;

●	be responsible for the appointment, retention, and termination of our independent auditors and determine the compensation of our independent auditors;

●	review with the independent auditors the plans and results of the audit engagement;

●	evaluate the qualifications, performance, and independence of our independent auditors;

●	have sole authority to approve in advance all audit and non-audit services by our independent auditors, the scope and terms thereof, and the fees therefor;

●	review the adequacy of our internal accounting controls; and

●	meet at least quarterly with our executive officers, internal audit staff, and our independent auditors in separate executive sessions.

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Following this offering, a copy of the code of the audit committee charter will be available on our website at https://biolife4d.com/.

Compensation Committee.

Our compensation committee has overall responsibility for evaluating and approving the structure, operation, and effectiveness of the Company’s compensation plans, policies, and programs for officers and directors. We have established a charter for our compensation committee which will be available on our website at https://biolife4d.com/.

At the effective date of the registration statement of which this prospectus forms a part, the compensation committee must include one independent director. After 90 days from the effective date of the registration statement, the compensation committee is required to be comprised of a majority of independent directors. After one year from the effective date of the registration statement, the compensation committee must be exclusively independent directors.

On the effective date of the registration statement of which this prospectus forms a part, our audit committee is composed of Steven Morris, Stephen Simes, and Lisa Kelley, whereby two of the three members are independent. Lisa Kelley is the chairperson of the compensation committee.

Nominations and Corporate Governance Committee.

Our nominating and corporate governance committee provides oversight with respect to corporate governance and ethical conduct and monitors the effectiveness of our corporate governance guidelines, including whether such guidelines are successful in preventing illegal or improper liability-creating conduct. We have established a charter for our nominating and corporate governance committee which will be available on our website at https://biolife4d.com/.

At the effective date of the registration statement of which this prospectus forms a part, the nominating and corporate governance committee must include one independent director. After 90 days from the effective date of the registration statement, the nominating and corporate governance committee is required to be comprised of a majority of independent directors. After one year from the effective date of the registration statement, the nominating and corporate governance committee must be exclusively independent directors.

On the effective date of the registration statement of which this prospectus forms a part, our audit committee is composed of Steven Morris, Stephen Simes, and Lisa Kelley, whereby two of the three members are independent. Stephen Simes is the chairperson of our audit committee.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that will apply to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and agents and representatives, including consultants. Following this offering, a copy of the code of business conduct and ethics will be available on our website at https://biolife4d.com/. We intend to disclose future amendments to such code, or any waivers of its requirements, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or our directors on our website identified above. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Limitations on Liabilities and Indemnification of Directors and Officers

There are limitations of liability and indemnification and advancement rights applicable to our directors and officers. (See “Description of Securities—Limitations on Liability and Indemnification of Directors and Officers.”)

Director Compensation

We have a director compensation package that includes cash compensation as well as stock options. (See “Executive and Director Compensation—Director Compensation.”)

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EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

Summary Compensation Table

The following table summarizes information regarding the compensation for fiscal years 2021 and 2020 for our named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Steven Morris, Chief Executive Officer, Secretary, and Chairman of the Board of Directors	2021	240,000	-0-	-0-	-0-	240,000
	2020	240,000	-0-	-0-	-0-	240,000
Kate Lewis, President	2021	120,000	-0-	-0-	-0-	120,000
	2020	120,000	-0-	-0-	-0-	120,000
Jim Hechtman, Former Chief Financial Officer and Treasurer(1)	2021	-0-	-0-	-0-	-0-	-0-
	2020	-0-	-0-	-0-	-0-	-0-
Dr. Jeffrey Morgan, Chief Medical Officer	2021	-0-	-0-	261,000	-0-	261,000
	2020	7,500	-0-	-0-	-0-	7,500

(1)	Resigned effective February 1, 2022; was not compensated personally, but the accounting firm for which he is a partner invoiced the Company for bookkeeping services in the amount of $24,260 and $17,265 for 2020 and 2021, respectively.

Narrative to Summary Compensation Table

We believe that the primary goal of executive compensation is to align the interests of our executive officers with those of our shareholders in a way that allows us to attract and retain the best executive talent.

Annual Base Salary. Base salary is designed to compensate our named executive officers at a fixed level of compensation that serves as a retention tool throughout the executive’s career. In determining base salaries, our compensation committee considers each executive’s role and responsibility, unique skills, future potential with us, salary levels for similar positions in our market and internal pay equity.

Option Plan. We plan to offer option awards to executives and other employees, in the discretion of the board of directors, considering the executive’s role and other compensation.

Health/Welfare Plans. We have a healthcare plan available to all employees, including our executives, who become eligible after 90 days of employment.

PTO Plan. Executives may take PTO at any time, at their own reasonable discretion.

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Employment Agreements with our Named Executive Officers

Steven Morris – Employment Agreement

We have an employment agreement with our Chief Executive Officer, Steven Morris, as of September 2, 2022, and effective as of the date of effectiveness of this registration statement, for a term of two years, subject to automatic renewal for additional one year periods unless either we or Mr. Morris gives notice of intent not to renew. Mr. Morris is entitled to an annual salary of $300,000, and an annual cash bonus opportunity of 20% of his annual salary, as determined by and awarded by the Compensation Committee. We also reimburse Ms. Morris for all reasonable costs and expenses incurred in performing services for us, including reimbursement for Mr. Morris’ monthly leasing and other related transportation costs up to but not exceeding $1,000 per month and cellular expenses. Mr. Morris may be terminated for Cause. If Mr. Morris is terminated without Cause, Mr. Morris is entitled to receive a severance payment of one and a half times his annual salary and continuing medical insurance for 18 months following his termination or until he is eligible to participate in another party’s group health plan, whichever comes first.

Kate Lewis- Employment Agreement

We have an employment agreement with our President, Kate Lewis, effective as of September 15, 2020 and terminable at any time by either party upon two weeks prior notice. Ms. Lewis is entitled to a monthly gross salary of $10,000 and is eligible to participate in any of our sponsored benefit programs. We also reimburse Ms. Lewis for all reasonable costs and expenses incurred in performing services for us.

Wesley Ramjeet- CFO Agreement

We have a consulting agreement with our Chief Financial Officer, Wesley Ramjeet, effective as of February 1, 2022, and amended on August 11, 2022, for a term of two years, subject to extension by mutual agreement unless terminated earlier by either party upon 30 days written notice. Mr. Ramjeet serves as a non-employee Chief Financial Officer for 40 hours per week. Mr. Ramjeet is entitled to compensation of (a) initial cash compensation of $5,000 upon execution of the agreement; (b) $5,000 per month for the next 23 months (or until the agreement is terminated) for up to 20 hours of services per month; (c) any additional time over 20 hours per month shall be billed at $350 per hour; and (d) 667 shares of common stock pursuant to our 2022 Restricted Stock Plan for each month that Mr. Ramjeet is our CFO. We also reimburse Mr. Ramjeet for all reasonable and pre-approved out-of-pocket expenses incurred in performing services for us.

Dr. Jeffrey Morgan- Advisory Board Agreement

Our Chief Medical Officer, Dr. Jeffrey Morgan, has an Advisory Board Agreement, as amended, effective February 1, 2022, whereby he currently receives $2,500 per month to serve as our CMO, participate in Advisory Board meetings, and to be available on an as-needed basis for research, lab set up, research and development and strategy. Dr. Morgan’s compensation will increase to $5,000 per month when we enter the next stage of development of product and he is requested to perform services in connection with the design of GLP preclinical studies, creations of data reports, establishment of clinical criteria for human implantation, selection of trial sites, standardization of clinical protocols, post-operative care, and similar services. To date, Dr. Morgan has been granted 2,500 shares of common stock and has options to purchase 13,334 shares of our common stock at an exercise price of $30.00 per share and 10,000 shares of our common stock at an exercise price of $40.50 per share. Dr. Morgan continues to earn 667 stock options per month for his services to us.

Director Compensation

From our inception on November 14, 2016 to 2021, we paid no compensation to any member of our board of directors for services rendered as a director.

On February 4, 2022, we entered into Director Agreements with each of the members of the board of directors. Pursuant to the Director Agreements, the compensation to the independent directors is as follows: (a) cash compensation of $30,000 per annum; and (b) an annual grant of options to purchase 8,334 shares of common stock, the first grant being on the day of appointment, and thereafter being on the date of each annual re-election or re-appointment to the board of directors (the “Annual Grant”). The Annual Grant will vest in full on the first anniversary of each grant date. In addition, in the event that the independent director is a member of any committee, he or she will be entitled to (c) additional annual cash compensation of $4,000 for being a non-chair member; or (d) additional annual cash compensation of $8,000 for being the chair of a committee.

2022 Stock Option Plan

On February 3, 2022, we adopted the 2022 Incentive and Nonstatutory Stock Option Plan which provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to our employees and the employees of any future subsidiary corporation, and for the grant of non-statutory stock options to non-employees, including directors and other service providers (the “2022 Stock Option Plan”).

Authorized Shares. A total of 1,666,667 shares of our common stock have been reserved for issuance pursuant to the exercise of options issued from the 2022 Stock Option Plan.

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Plan Administration. Our board of directors administers our 2022 Stock Option Plan.

Stock Options. Stock options may be granted under our 2022 Stock Option Plan. The exercise price of options granted under our 2022 Stock Option Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares, or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director, or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months following the termination of service. However, in no event may an option be exercised later than the expiration of its term. Subject to the provisions of our 2022 Stock Option Plan, the administrator determines the other terms of options.

Options Granted. To date, pursuant to our 2022 Stock Option Plan, we have issued to our employees, officers, and directors 37,669 options to purchase shares of our common stock.

Non-transferability of Awards. Unless the administrator provides otherwise, our 2022 Stock Option Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Certain Adjustments. In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under our 2022 Stock Option Plan, the administrator will adjust the number and class of shares that may be delivered under our 2022 Stock Option Plan and/or the number, class and price of shares covered by each outstanding award and the numerical share limits set forth in our 2022 Stock Option Plan. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable, and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control. Our 2022 Stock Option Plan provides that in the event of a merger or change in control, as defined under the 2022 Stock Option Plan, each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on the shares subject to such award will lapse, all performance goals or other vesting criteria applicable to the shares subject to such award will be deemed achieved at 100% of target levels and all of the shares subject to such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time.

Amendment; Termination. The administrator has the authority to amend, suspend, or terminate the 2022 Stock Option Plan provided such action will not impair the existing rights of any participant. Our 2022 Stock Option Plan will automatically terminate in 2032, unless we terminate it sooner.

2022 Restricted Stock Plan

On February 3, 2022, the board of directors adopted the 2022 Restricted Stock Plan (the “2022 Restricted Stock Plan”) which provides for the grant of common stock awards and performance awards to our officers, directors, and key employees or of any subsidiary corporation.

Purpose of the Plan. The 2022 Restricted Stock Plan is intended to provide incentives which will attract, retain, motivate, and reward our officers, directors, and key employees or any of our Affiliates (“Participants”), by providing them opportunities to acquire shares of our common stock.

Stock Subject to the Plan. The aggregate number of shares of common stock that may be subject to Awards granted under the 2022 Restricted Stock Plan is 1,666,667 shares of common stock. If any shares of common stock are forfeited, retained by us as payment of tax withholding obligations with respect to an Award, or surrendered to us to satisfy tax withholding obligations, such shares of common stock will be added back to the shares available for Awards. The 2022 Restricted Stock Plan contains certain adjustment provisions relating to stock dividends, stock splits, and the like.

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Administration of the Plan. The 2022 Restricted Stock Plan will be administered by the board of directors. The board of directors will have the full power and authority to grant Awards to the persons eligible to receive such Awards and to determine the amount, type, terms, and conditions of each such Award.

Eligibility. Participants consist of such officers, directors, and key employees of us or any of our Affiliates as the board of directors, in its sole discretion, determines to be significantly responsible for our success and future growth and profitability and whom the board of directors may designate from time to time to receive Awards under the 2022 Restricted Stock Plan.

Types of Awards. Stock Awards and Performance Awards may, as determined by the board of directors, in its discretion, constitute Performance-Based Awards.

Stock Awards. The board of directors is authorized to grant Stock Awards and will, in its sole discretion, determine the recipients and the number of shares of common stock underlying each Stock Award. Each Stock Award will be subject to such terms and conditions consistent with the 2022 Restricted Stock Plan as determined by the board of directors and as set forth in an Award agreement, including, without limitation, restrictions on the sale or other disposition of such shares and our right to reacquire such shares for no consideration upon termination of the Participant’s employment or membership on the board of directors, as applicable, within specified periods.

Performance Awards. The board of directors is authorized to grant Performance Awards and will, in its sole discretion, determine the recipients and the number of shares of common stock that may be subject to each Performance Award. Each Performance Award will be subject to such terms and conditions consistent with the 2022 Restricted Stock Plan as determined by the board of directors and as set forth in an Award agreement. The board of directors will set performance targets at its discretion which, depending on the extent to which they are met, will determine the number of Performance Awards that will be paid out to the Participants and may attach to such Performance Awards one or more restrictions. Performance targets may be based upon, without limitation, Company-wide, divisional and/or individual performance.

The board of directors has the authority to adjust performance targets. The board of directors also has the authority to permit a Participant to elect to defer the receipt of any Performance Award, subject to the 2022 Restricted Stock Plan.

Performance-Based Awards. Certain Stock Awards and Performance Awards granted under the 2022 Restricted Stock Plan and the compensation attributable to such Awards are intended to (i) qualify as Performance-Based Awards or (ii) be otherwise exempt from the deduction limitation imposed by Section 162(m) of the Code.

The board of directors determines whether Stock Awards and Performance Awards granted under the 2022 Restricted Stock Plan qualify as Performance-Based Awards. The board of directors will establish in writing the performance goals, the vesting period, the performance targets, and any other terms and conditions of the Award in its sole discretion.

Vesting. Awards granted to Participants under the 2022 Restricted Stock Plan may be subject to a graded vesting schedule with a minimum vesting period of two years, unless otherwise determined by the board of directors.

If there is a Change in Control, all unvested Awards granted under the 2022 Restricted Stock Plan will become fully vested immediately upon the occurrence of the Change in Control and such vested Awards will be paid out or settled, as applicable, within 60 days upon the occurrence of the Change in Control, subject to requirements of applicable laws and regulations.

Subject to the discretion of the board of directors, if a Participant’s employment or membership on the board of directors is terminated due to death or Disability, then all unvested and/or unearned Awards will be forfeited as of such date.

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Section 409A of the Code. Awards under the 2022 Restricted Stock Plan are intended either to be exempt from the rules of Section 409A of the Code or to satisfy those rules and shall be construed accordingly. However, we will not be liable to any Participant or other holder of an Award with respect to any Award-related adverse tax consequences arising under Section 409A or other provision of the Code.

Transferability. Each Award granted under the 2022 Restricted Stock Plan will not be transferable otherwise than by a will or the laws of decent and distribution or as otherwise decided by the board of directors.

Fair Market Value. For purposes of the 2022 Restricted Stock Plan, “Fair Market Value” means, as of any given date, the closing price of a share of common stock on The Nasdaq Stock Market LLC or such other public trading market on which shares of common stock are listed or quoted on that date.

Withholding. All payments or distributions of Awards made pursuant to the 2022 Restricted Stock Plan will be net of any amounts required to be withheld pursuant to applicable federal, state, and local tax withholding requirements.

Amendments. The board of directors may amend the 2022 Restricted Stock Plan from time to time or suspend or terminate it at any time. However, no amendment will be made, without approval of our shareholders to (i) increase the total number of shares which may be issued under the 2022 Restricted Stock Plan; (ii) modify the requirements as to eligibility for Awards under the 2022 Restricted Stock Plan; or (iii) otherwise materially amend the 2022 Restricted Stock Plan as provided in Nasdaq Marketplace Rules.

Term of the Plan. The 2022 Restricted Stock Plan will terminate on the tenth anniversary of its Effective Date.

Current Issuance. As of the date of this prospectus, there have been 4,168 shares of common stock issued under the 2022 Restricted Stock Plan.

Rule 10b5-1 Sales Plan

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they would contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside a Rule 10b5-1 plan when they are not in possession of material nonpublic information subject to compliance with the terms of our policy on insider trading and communications with the public. Our directors and executive officers may not establish any such plan prior to the expiration of the lock-up agreements described under “Underwriting.”

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We had the following transactions with related parties during the last two fiscal years:

In 2017, our CEO entered into an agreement to advance $250,000 to us to meet working capital needs. The advance bore interest at 9% per annum. In August 2020, the advance was repaid in full along with approximately $74,000 in accrued interest. In the year ended December 31, 2020, we recorded interest expense – related party for this advance in the amount of approximately $24,000.

In 2020 and 2021, we used the bookkeeping services of an accounting firm in which our former CFO was a partner. We incurred $17,265 and $24,260 of fees for accounting services in the years ended December 31, 2021 and 2020, respectively.

On May 18, 2022, our CEO, through his trust, the BioLife4D – SM Trust, obtained a $1 million loan from one of our shareholders pursuant to a Secured Promissory Note, dated as of May 18, 2022, in the principal amount of $1 million (the “SM Trust Loan”). The SM Trust Loan is secured by 33,334 shares of our common stock held by the BioLife4D – SM Trust pursuant to a Stock Pledge Agreement, dated as of May 18, 2022, by and between the BioLife4D – SM Trust, as pledgor, and the shareholder as secured party. The funds received from the SM Trust Loan were then placed in a deposit account with Fifth Third Bank, National Association (the “Deposit Account”) and used to serve as collateral for our $1 million Working Capital Loan from Fifth Third Bank, National Association (the “Lender”), pursuant to an Assignment of Deposit Account, dated May 18, 2022, by and among the BioLife4D – SM Trust, us, and the Lender.

Upon our receipt of funds from the offering, we intend to immediately pay off the Working Capital Loan. Following the payoff of the Working Capital Loan, the Deposit Account will be released and used by the BioLife4D – SM Trust to repay the SM Trust Loan. In addition, we intend to use a portion of funds from this offering to reimburse to the BioLife4D – SM Trust any expenses incurred by BioLife4D – SM Trust as a result of the SM Trust Loan and for any other principal, expenses, interest, or fees accrued and owed to the shareholder after the release of the Deposit Account funds pursuant to an agreement between us and the BioLife4D – SM Trust, dated May 18, 2022.

Steven Morris, our CEO, is the sole beneficiary and trustee of the BioLife4D – SM Trust and exercises voting power and control over the shares held by the trust.

Policies and Procedures for Transactions with Related Persons

All future related party transactions will be voted upon by the disinterested board of directors. The audit committee of the board of directors is responsible for evaluating each related party transaction and making a recommendation to the disinterested members of the board of directors as to whether the transaction at issue is fair, reasonable and within our policy and whether it should be ratified and approved. The audit committee, in making its recommendation, will consider various factors, including the benefit of the transaction to us, the terms of the transaction and whether they are at arm’s-length and in the ordinary course of our business, the direct or indirect nature of the related person’s interest in the transaction, the size and expected term of the transaction and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards. The audit committee will review, at least annually, a summary of our transactions with our directors and officers and with firms that employ our directors, as well as any other related person transactions.

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PRINCIPAL STOCKHOLDERS

Immediately prior to the completion of this offering, there are 3,606,936 shares of our common stock outstanding as of the date of this prospectus. The following table sets forth the beneficial ownership of our common stock immediately prior to and immediately after the completion of this offering by:

●	each of our directors;

●	each of our named executive officers;

●	all of our directors and executive officers as a group; and

●	each person known by us to be the beneficial owner of 5% or more of our outstanding common stock.

The percentage ownership information after the offering assumes the issuance of shares of common stock in this offering, but does not assume the exercise of the underwriter’s overallotment option.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options and Warrants that are either immediately exercisable or exercisable on or before the date which is 60 days after the date of this prospectus. These shares are deemed to be outstanding and beneficially owned by the person holding those options and Warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Shares Owned Immediately Prior to this Offering		Percentage Immediately Prior to this Offering		Shares Owned Immediately After this Offering		Percentage Immediately After this Offering

Directors and Named Executive Officers:
Steven Morris, Chief Executive Officer, Secretary, Director	2,608,334	(1)	72.1%		2,608,334	(1)	[ ]	%

Kate Lewis, President	403,473		11.2%		403,473		[ ]	%

Wesley Ramjeet, Chief Financial Officer	6,003	(2)	*		6,003	(2)	*

Dr. Jeffrey Morgan, Chief Medical Officer	31,837	(3)	*		31,837	(3)	[ ]

Stephen Simes, Director	11,668	(4)	*		11,668	(4)	*

Lisa Kelley, Director	-0-		-0-		-0-		-0-
All directors and executive officers as a group (six persons)	3,061,315		83.7	%(5)	3,061,315		[ ]	%

Marvin Somlo	533,334	(5)	14.1%		533,334		[ ]	%

*Less than 1%.

(1)	Includes 1,000,000 shares of common stock owned by the 1030 Trust and 1,600,000 shares of common stock owned by BioLife4D – SM Trust over which Mr. Morris exercises voting power and control of these shares held in those trusts as trustee of both trusts and 8,334 fully vested options to purchase common stock with an exercise price of $40.50. 33,334 of the 1,600,000 shares of common stock owned by BioLife4D – SM Trust are pledged as security under the SM Trust Loan.
(2)	Mr. Ramjeet was granted 6,003 shares of common stock under the Company’s Restricted Stock Plan, whereby 667 shares of common stock vest per month for his services to us beginning on February 1, 2022, and this amount reflects the shares of common stock vested through October 2022.
(3)	Includes options to purchase 13,334 shares of common stock at an exercise price of $30.00 per share and option to purchase 10,000 shares of common stock at an exercise price of $40.50 per share. Dr. Morgan earns options to purchase 667 shares of common stock with an exercise price of $40.50 per month for his services to us beginning on February 1, 2022, and this amount reflects options to purchase 6,003 shares of common stock earned through October 2022.
(4)	Consists of fully vested option to purchase 3,334 shares of common stock with an exercise price of $30.00 and fully vested options to purchase 8,334 shares of common stock with an exercise price of $40.50 held by the Stephen M. Simes Trust, of which he is trustee.
(5)	Based on a total of 3,656,275 shares deemed outstanding for the purposes of this table.
(6)	Includes fully vested options to purchase 166,667 shares of common stock with an exercise price of $1.50 per share through November 1, 2022.

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DESCRIPTION OF SECURITIES

General

We were formed as a Delaware corporation as BioGen3D on November 14, 2016 and changed our name to BIOLIFE4D CORPORATION on June 5, 2017. We have 70,000,000 shares of authorized capital stock, consisting of 50,000,000 shares of common stock, $0.00001 par value, and 20,000,000 shares of preferred stock, $0.00001 par value. Immediately prior to this offering, there are 3,606,936 shares of our common stock outstanding. Upon the completion of this offering, as a result of the issuance of [ ] shares in this offering, there will be [ ] shares of our common stock issued and outstanding, and no shares of preferred stock issued and outstanding (assuming that the underwriters do not exercise their overallotment option).

Common Stock

Each holder of our common stock is entitled to one vote per each share on all matters to be voted upon by the common shareholders, and there are no cumulative voting rights. Subject to applicable law and the rights, if any, of the holders of outstanding shares of any series of preferred stock we may designate and issue in the future, holders of our common stock shall be entitled to vote on all matters on which shareholders generally are entitled to vote. Subject to the rights, if any, of the holders of outstanding shares of any series of preferred stock we may designate and issue in the future, holders of our common stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution, or winding up of the Company, subject to the rights, if any, of the holders of outstanding shares of any series of preferred stock we may designate and issue in the future, holders of our common stock would be entitled to ratable distribution of our assets remaining after the payment in full of our liabilities.

Under the terms of our governing documents, the holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. All currently outstanding shares of our common stock are fully paid and non-assessable. The rights of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

We have applied to list our common stock on the Nasdaq Capital Market under the symbol “SAVU.”

Our transfer agent is ClearTrust, LLC, 16540 Pointe Village Drive, Suite 205, Lutz, Florida 33558, email address: inbox@cleartrusttransfer.com.

Preferred Stock

Our Certificate of Incorporation authorize our board of directors to establish one or more series of preferred stock. Unless required by law or any stock exchange, the authorized but unissued shares of preferred stock will be available for issuance without further action by our shareholders. Our board of directors is authorized to divide the preferred stock into series and, with respect to each series, to fix and determine the designation, terms, preferences, limitations, and relative rights thereof, including dividend rights, dividend rates, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Without shareholder approval, we could issue preferred stock that could impede or discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders may believe is in their best interests or in which they may receive a premium for their common stock over the market price of the common stock.

Stock Options

On February 3, 2022, we adopted the 2022 Stock Option Plan, pursuant to which we may grant equity awards to our employees, officers, directors, and certain service providers. There are 1,666,667 shares of our common stock reserved for issuance under the 2022 Stock Option Plan. As of the date of this prospectus, there were 25,000 shares of our common stock issuable upon exercise of outstanding stock option pursuant to the 2022 Stock Option Plan, all of which have an exercise price of $40.50 per share and a term of five years.

Prior to adopting the 2022 Stock Option Plan, we also issued stock options to four members of our former management advisory board pursuant to certain stock option agreements. As of the date of this prospectus, there were 65,000 shares of our common stock issuable upon exercise of outstanding stock options not part of our 2022 Stock Option Plan, all of which have an exercise price of $30.00 per share.

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Restricted Stock Awards

On February 3, 2022, we adopted the 2022 Restricted Stock Plan, pursuant to which we may grant common stock awards and performance awards to our officers, directors, and key employees. There are 1,666,667 shares of our common stock reserved for issuance under the 2022 Restricted Stock Plan. As of the date of this prospectus, there were no shares of our common stock awarded pursuant to the 2022 Restricted Stock.

Common Units

Each Common Unit consists of one share of common stock as described above and two Warrants, each exercisable for one share of common stock as described further below. The Common Units will not be issued or certificated. Purchasers of Common Units will receive only shares of common stock and Warrants. The common stock and Warrants may be transferred separately immediately upon issuance.

Warrants included in the Common Units

The following summary of certain terms and provisions of the Warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Warrant Agent Agreement between us and ClearTrust, LLC, as warrant agent (the “Warrant Agent”), and the form of Warrant, both of which are filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions set forth in the Warrant Agent Agreement, including the annexes thereto, and form of Warrant.

Form. The Warrants will be issued under a Warrant Agent Agreement between us and ClearTrust, LLC, as Warrant Agent. The material terms and provisions of the Warrants offered hereby are summarized below. The following description is subject to, and qualified in its entirety by, the form of Warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part. You should review a copy of the form of Warrant for a complete description of the terms and conditions applicable to the Warrants.

Exercisability. The Warrants are exercisable beginning on the date of issuance. The Warrants will thereafter remain exercisable at any time up to five years from the date of original issuance. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the Warrants under the Securities Act is effective and available for the issuance of such shares, accompanied by payment in full in immediately available funds for the number of shares of our common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the Warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may elect to exercise the Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Warrant. No fractional shares of common stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price. The holder will not have the right to exercise any portion of the Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or 9.99% upon election prior to issuance of any Warrants) of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants.

Exercise Price. Each Warrant represents the right to purchase one share of common stock at an exercise price equal to the public offering price per common unit, or $[  ] per share, subject to adjustment as described below. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications, or similar events affecting our common stock. Subject to certain exceptions outlined in the Warrant, for a period of two years from the date of issuance of the Warrant, if the Company issues or sells, enter into an agreement to sell and subsequently sells, or grant any option to purchase, or sells, enters into an agreement to sell and subsequently sells, or grants any right to reprice, or otherwise disposes of or issues (or announces any offer, sale, grant or any option to purchase or other disposition that subsequently closes) any shares of common stock or convertible security, at an effective price per share less than the exercise price of the Warrant then in effect (a “Dilutive Issuance”), then simultaneously with the consummation of such Dilutive Issuance, the exercise price of the Warrant shall be reduced to equal the effective price per share in such Dilutive Issuance; provided, however, that in no event shall the exercise price of the Warrant be reduced to an exercise price lower than 50% of the public offering price per Common Unit in this offering. On the date that is 90 calendar days immediately following the initial issuance date of the Warrants, the exercise price of the Warrants will adjust to be equal to the Reset Price, provided that such value is less than the exercise price in effect on that date. The Reset Price is equal to the greater of (a) 50% of the Initial Exercise Price of the Warrants on the issuance date and (b) 100% of the lowest daily volume weighted average price per share of common stock occurring on any day between the initial issuance date and 90 calendar days following the issuance date of the Warrants, that is from [  ], 2022 until [  ], 2022. The lowest Reset Price is $[  ], which is 50% of the offering price, based on an assumed offering price of $[  ] per Common Unit, the midpoint of the price range of the Common Units).

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred, or assigned without our consent.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction without regard to any limitations on exercised contained in the Warrants. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the Warrants have the right to require us or a successor entity to redeem the Warrants for cash (or other types or form of consideration in special circumstances listed in the Warrant) in the amount of the Black-Scholes Value (as defined in each Warrant) of the unexercised portion of the Warrants concurrently with or within 30 days following the consummation of a fundamental transaction.

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Rights as a Stockholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Warrant.

Governing Law and Jurisdiction. The Warrants and Warrant Agent Agreement provides that the validity, interpretation, and performance of the Warrants and the Warrant Agent Agreement will be governed by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

Warrant Agent. ClearTrust, LLC will act as our Warrant Agent for the Warrants. The Warrants shall initially be represented only by one or more global Warrants deposited with the Warrant Agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Exchange Listing. We have applied to list the Warrants on Nasdaq under the symbol “SAVUW.” If the application is not approved, we will not complete this offering. No assurance can be given that a trading market will develop.

Underwriter’s Warrants

The material terms and provisions of the underwriter’s Warrants are described under the caption “Underwriting.”

Anti-Takeover Provisions

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

-	prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
-	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
-	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

-	any merger or consolidation involving the corporation and the interested stockholder;
-	any sale, transfer, pledge, or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
-	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
-	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
-	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation.

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In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

These statutory provisions could delay or frustrate the removal of incumbent directors or a change in control of our company. They could also discourage, impede, or prevent a merger, tender offer, or proxy contest, even if such event would be favorable to the interests of stockholders.

Certificate of Incorporation and Bylaw Provisions

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, the charter documents, as applicable, among other things:

-	provide our board of directors with the ability to alter our bylaws by unanimous vote without stockholder approval; and
-	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Limitation on Liability and Indemnification of Directors and Officers

Our charter documents limit the liability of our directors and officers. Our charter documents state that we shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (including, without limitation, an action by or in the right of the company), by reason of his or her acting as a director or officer of the company (or a director or officer serving at the request of the company in any other capacity for or on behalf of the company) against any expenses (including attorneys’ fees and costs, judgments, fines, ERISA or other excise taxes, penalties and amounts paid in settlement) actually and reasonably incurred by such director or officer in respect thereof; provided, however, that, the company shall not be obligated to indemnify any such director or officer with respect to proceedings, claims, or actions initiated or brought voluntarily by such director and not by way of defense. Expenses that may be subject to indemnification hereunder shall be paid in advance of the final disposition of the action, suit, or proceeding to the full extent permitted by Delaware law subject to the company’s receipt of any undertaking required thereby. The provisions of this article of our charter documents shall be deemed to constitute a contract between us and each director or officer who serves in such capacity at any time while this article and the relevant provisions of Delaware law are in effect, and each such director or officer shall be deemed to be serving as such in reliance on the provisions of this article of the our charter documents, and any repeal of any such provisions or of such article of our charter documents shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. If a claim under this article of our charter documents is not paid in full within 30 days after a written claim has been received by the company, the claimant may at any time thereafter bring suit against the company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant also shall be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been provided to the company) that the claimant has not met the standards of conduct that make it permissible under Delaware law for the company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the company. Neither the failure of the company to have made a determination prior to the commencement of such action that indemnification of the claimant is proper under the circumstances because the claimant has met the applicable standard of conduct set forth in the Delaware law, nor an actual determination by the company that the claimant has not met such standard of conduct shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The rights of indemnification and advancement provided by this article of our charter documents are not exclusive of any other right to indemnification or advancement provided by law, agreement or otherwise, and shall apply to actions, suits, or proceedings commenced after the date hereof, whether or not arising from acts or omissions occurring before or after the adoption hereof, and shall continue as to a person who has ceased to be a director or officer of the company and shall inure to the benefit of the heirs, executors and administrators of such a person.

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Insofar as the above described indemnification provisions permit indemnification of directors, officers, or persons controlling us for liability arising under the Securities Act, we understand that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Exclusive Forum

Our bylaws provides that unless we consent in writing to the selection of an alternative forum, the United States District Court for the District of Delaware or if the United States District Court does not have jurisdiction, the Court of Chancery of the State of Delaware, shall, be the sole and exclusive forum for any (i) derivative action or proceeding brought on our behalf, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee to us or our stockholders; (iii) action asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation or bylaws (as either may be amended from time to time); or (iv) action asserting a claim governed by the internal affairs doctrine.

The foregoing exclusive forum provision does not apply to actions brought to enforce any liability or duty created by the Securities Act or Exchange Act, or any other claim or cause of action for which the federal courts have exclusive jurisdiction. Although these provisions are expected to benefit us by providing increased consistency in the application of applicable law in the types of lawsuits to which they apply, the provisions may have the effect of discouraging lawsuits against directors and officers, may increase the costs to bring a claim, and limit your ability to bring a claim in a judicial forum that you find more favorable. The enforceability of similar choice of forum provisions in other companies’ charter documents have been challenged in legal proceedings and there is uncertainty as to whether a court would enforce such provisions. In addition, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in our bylaws are inapplicable or unenforceable in such action.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock will be available for future issuance without your approval. We may use additional shares for a variety of purposes, including future offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock could render it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

We have retained ClearTrust as the transfer agent and registrar for our common stock and Warrants.

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SHARES ELIGIBLE FOR FUTURE SALE

General

Prior to this offering, there was no established public trading market for our securities. Even if our application to list our common stock and Warrants on Nasdaq Capital Market is approved, we cannot assure you that a significant public market for our securities will develop or be sustained following this offering. Future sales of substantial amounts of our securities (including common stock issued on the exercise of options and Warrants) in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices as well as our ability to raise equity capital in the future.

Upon completion of this offering and no exercise of the Warrants or the Underwriters’ Warrants, we will have [  ] shares of common stock issued and outstanding (or [  ] shares of common stock, if the underwriters exercise in full the overallotment option).

The securities sold in this offering will be freely tradable without further restriction or registration under the Securities Act, except for any shares held by our “affiliates” as that term is defined in Rule 144 under the Securities Act. The remaining outstanding shares of our common stock will be deemed “restricted securities” or “control securities” under the Securities Act. Subject to certain contractual restrictions, including the lock-up agreements described below, restricted securities and control securities may be sold in the public market only if (i) they have been registered or (ii) they qualify for an exemption from registration under Rule 144 or any other applicable exemption.

Rule 144

Under Rule 144, a person (or persons whose shares are aggregated) who is, or was at any time during the three months preceding a sale, deemed to be our “affiliate” would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock, which would be approximately [ ] shares of common stock immediately after this offering (assuming the underwriters do not elect to exercise their option to purchase additional shares), or the average weekly trading volume of our common stock on the during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to a six-month holding period and requirements relating to manner of sale and notice requirements and the availability of current public information about us. Upon completion of this offering and subject to the lock-up agreements described above, we expect that approximately [ ]% of our outstanding common stock (or [ ]% of our outstanding common stock if the underwriters exercise in full their option to purchase additional shares), will be subject to limitations on sales by affiliates under Rule 144 (assuming such affiliates do not purchase any shares in this offering).

Rule 144 also provides that a person who is not deemed to be, or have been, at any time during the three months preceding a sale, our affiliate, and who has for at least six months beneficially owned shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock subject only to the availability of current public information regarding us. A person who is not deemed to be, or have been, at any time during the three months preceding a sale, our affiliate, and who has beneficially owned for at least one year shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock under Rule 144 without regard to the current public information requirements of Rule 144.

2022 Stock Option Plan

On February 3, 2022, we adopted our 2022 Stock Option Plan, which provides for the grant of incentive stock options within the meaning of Section 422 of the Code, to our employees and any parent and subsidiary corporation’s employees, and for the grant of non-statutory stock options, restricted stock and other stock awards to our employees, directors and certain service providers and the employees and service providers of any parent and subsidiary corporation. A total of 1,666,667 shares of our common stock are reserved for issuance under the 2022 Stock Option Plan. (See “Description of Securities—Stock Options.”)

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2022 Restricted Stock Plan

On February 3, 2022, we adopted our 2022 Restricted Stock Plan which provides for the grant of common stock awards and performance awards to our officers, directors, and key employees and of our subsidiary corporations. A total of 1,666,667 shares of our common stock are reserved for issuance under the 2022 Restricted Stock Plan. (See “Description of Securities—Restricted Stock.”)

To date, pursuant to our 2022 Stock Option Plan, we have issued to our employees, officers, and directors 25,000 options to purchase shares of our common stock. The issuance of the above securities was deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. Individuals who purchased securities as described above represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions.

The foregoing transaction did not involve any underwriters, underwriting discounts or commissions or any public offering.

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, our executive officers, directors and holders of 10% or more of our outstanding common stock, have agreed, subject to limited exceptions, without the prior written consent of the underwriter, not to directly or indirectly, offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, our common stock or any securities convertible into or exercisable or exchangeable for our common stock, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, for a period of 180 days from the date of this prospectus. (See “Underwriting.”)

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CERTAIN MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material United States federal income tax consequences to you of the acquisition, ownership, and disposition of shares of our common stock and Warrants offered pursuant to this prospectus and any common stock received upon the exercise of the Warrants (collectively, the “securities”). This discussion is not a complete analysis of all of the potential United States federal income tax consequences relating thereto, and, except as otherwise specifically provided herein, it does not address any estate and gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other United States federal tax laws. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect as of the date of this prospectus. These authorities may change, possibly retroactively, resulting in United States federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership, or disposition of the securities, or that any such contrary position would not be sustained by a court.

This discussion is limited to holders who purchase shares of our common stock pursuant to this prospectus and who hold the securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the United States federal income tax laws, including, without limitation:

●	financial institutions, banks, and thrifts;

●	insurance companies;

●	tax-exempt organizations;

●	“S” corporations, partnerships, or other pass-through entities;

●	traders in securities that elect to mark to market;

●	regulated investment companies and real estate investment trusts;

●	broker-dealers or dealers in securities or currencies;

●	United States expatriates;

●	persons subject to the alternative minimum tax;

●	persons holding our stock as a hedge against currency risks or as a position in a straddle; or

●	U.S. holders (as defined below) whose functional currency is not the United States dollar.

If a partnership (or other entity taxed as a partnership for United States federal income tax purposes) holds our securities, the tax treatment of a partner in the partnership will depend on the status of the partner, upon the activities of the partnership, and upon certain determinations made at the partner level. Accordingly, partnerships holding our securities and the partners in such partnerships should consult their tax advisors regarding the specific United States federal income tax consequences to them.

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Prospective investors should consult their tax advisors regarding the particular United States federal income tax consequences to them of acquiring, owning, and disposing of the securities, as well as any tax consequences arising under any state, local or foreign tax laws and any other United States federal tax laws.

For purposes of this discussion, a “U.S. holder” is any beneficial owner of our securities who, for United States federal income tax purposes, is:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or of any state or in the District of Columbia;

●	an estate the income of which is subject to United States federal income taxation regardless of its source; or

●	a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in place to be treated as a United States person.

A “non-U.S. holder” is any beneficial owner of our securities that is neither a “U.S. holder” nor an entity treated as a partnership for United States federal income tax purposes.

Allocation of Purchase Price Between our Common Stock and Warrants

For U.S. federal income tax purposes, the common stock and Warrants issued pursuant to this offering will be treated as a unit consisting of one share of common stock and the accompanying Warrant to acquire our common stock. The purchase price for each unit will be allocated between these two components in proportion to their relative fair market values at the time the unit is purchased by the holder. This allocation of the purchase price for each unit will establish the holder’s initial tax basis for U.S. federal income tax purposes in the common stock and the Warrants included in each unit. The separation of the common stock and the Warrant included in each Common Unit should not be a taxable event for U.S. federal income tax purposes. Each holder should consult his, her, or its own tax advisor regarding the allocation of the purchase price between the common stock and the Warrant.

Election not to Accept Warrants

This discussion does not address the federal income tax consequences to an opt-out investor of electing not to accept Warrants. Each holder should consult his, her or its own tax advisor regarding the federal income tax consequences of electing not to accept Warrants, including the impact on the holder’s tax basis in his, her, or its common stock and Warrants, if any.

Taxation of U.S. Holders

Distributions. If we make cash or other property distributions on our securities, such distributions generally will constitute dividends for United States federal income tax purposes to the extent of our current and accumulated earnings and profits, as determined under United States federal income tax principles. Subject to certain limitations, these distributions may be eligible for the dividends-received deduction in the case of U.S. holders that are corporations. Dividends paid to non-corporate U.S. holders generally will qualify for taxation at special rates as “qualified dividends” if such U.S. holder meets certain holding period and other applicable requirements. The special rate will not, however, apply to dividends received to the extent that the U.S. holder elects to treat dividends as “investment income,” which may be offset by investment expense.

Amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and will first be applied against and reduce a U.S. holder’s tax basis in our securities, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s tax basis in our securities will be taxable as capital gain realized on the sale or other disposition of the shares of our securities and will be treated as described under “—Sales or Other Taxable Dispositions of Shares of Our Common Stock” below.

Exercise and Expiration of Warrants. In general, a U.S. Holder will not recognize gain or loss for U.S. federal income tax purposes upon exercise of a Warrant. The U.S. Holder will take a tax basis in the shares acquired on the exercise of a Warrant equal to the exercise price of the Warrant, increased by the U.S. Holder’s adjusted tax basis in the Warrant exercised (as determined pursuant to the rules discussed above). The U.S. Holder’s holding period in the shares of our common stock acquired on exercise of the Warrant will begin on the date of exercise of the Warrant or possibly the day after such exercise and will not include any period for which the U.S. Holder held the Warrant.

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The lapse or expiration of a Warrant will be treated as if the U.S. Holder sold or exchanged the Warrant and recognized a capital loss equal to the U.S. Holder’s tax basis in the Warrant. The deductibility of capital losses is subject to limitations.

Certain Adjustments to Warrants. The number of shares of common stock issued on the exercise of the Warrants and the exercise price of Warrants are subject to adjustment in certain circumstances. Adjustments (or failure to make adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings and profits may, in some circumstances, result in a constructive distribution to the U.S. Holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of our Warrants generally will not be deemed to result in a constructive distribution. If an adjustment is made that does not qualify as being made pursuant to a bona fide reasonable adjustment formula, a U.S. Holder of Warrants may be deemed to have received a constructive distribution from us, even though such U.S. Holder has not received any cash or property as a result of such adjustment. The tax consequences of the receipt of a distribution from us are described above under “Distributions.”

Sale or Other Taxable Dispositions of our Securities. If a U.S. holder sells or disposes of shares of our securities, such U.S. holder generally will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the U.S. holder’s adjusted basis in the securities for United States federal income tax purposes. This gain or loss generally will be long-term capital gain or loss if the U.S. holder has held the securities for more than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting. Information reporting will generally apply to U.S. holders with respect to payments of dividends on our securities and to certain payments of proceeds on the sale or other disposition of our securities. Certain U.S. holders may be subject to U.S. backup withholding on payments of dividends on shares of our securities and certain payments of proceeds on the sale or other disposition of our securities unless the beneficial owner of shares of our securities furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. holder’s United States federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the IRS.

Medicare Tax. A U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to an additional tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold. Net investment income generally includes dividends, and net gains from the disposition of securities, unless such income or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our securities.

Taxation of Non-U.S. Holders

Distributions. Distributions that are treated as dividends (see “Taxation of U.S. Holders—Distributions”) generally will be subject to United States federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits (and therefore whether the distribution will be treated as a dividend), we intend to withhold from the distribution at the rate applicable to dividends. A non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying such non-U.S. holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated as required by law. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

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If a non-U.S. holder holds our securities in connection with the conduct of a trade or business in the United States, and dividends paid on our securities are effectively connected with such non-U.S. holder’s United States trade or business (and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from United States federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

Any dividends paid on our securities that are effectively connected with a non-U.S. holder’s United States trade or business (and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in much the same manner as if such non-U.S. holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Distributions that we determine are in excess of our current and accumulated earnings and profits and that are in excess of a non-U.S. holder’s tax basis in our securities will be treated as gain from the sale of our securities as described under “—Sales or Other Taxable Dispositions of Shares of Our Securities” below.

Exercise and Expiration of Warrants. In general, a Non-U.S. Holder will not recognize gain or loss for U.S. federal income tax purposes upon the exercise of Warrants into shares of common stock.

The expiration of a Warrant will be treated as if the Non-U.S. Holder sold or exchanged the Warrant and recognized a capital loss equal to the Non-U.S. Holder’s tax basis in the Warrant. However, a Non-U.S. Holder will not be able to utilize a loss recognized upon expiration of a Warrant against the Non-U.S. Holder’s U.S. federal income tax liability unless the loss is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base in the United States) or is treated as a U.S.-source loss and the Non-U.S. Holder is present 183 days or more in the taxable year of disposition and certain other conditions are met.

Certain Adjustments to Warrants. As described above under “—U.S. Holders—Certain Adjustments to Warrants,” an adjustment to the terms of the Warrants could result in a constructive distribution to a Non-U.S. Holder, which would be treated as described under “Distributions” above. Any resulting withholding tax attributable to deemed dividends would be collected from other amounts payable or distributable to the Non-U.S. Holder. Non-U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to the terms of the Warrants.

Sales or Other Taxable Dispositions of Shares of Our Securities. Subject to the discussion of backup withholding and withholding tax relating to foreign accounts below, a non-U.S. holder generally will not be subject to United States federal income tax for gain recognized on a sale or other disposition of our securities unless one of the following conditions is satisfied:

●	the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if an income tax treaty applies, is attributable to a permanent establishment maintained in the United States by such non-U.S. holder). The non-U.S. holder will, unless an applicable treaty provides otherwise, be taxed on its net gain derived from the sale or other disposition under regular graduated United States federal income tax rates. Effectively connected gains realized by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or a lower rate as may be specified by an applicable income tax treaty;

●	in the case of a non-U.S. holder who is an individual and holds the common stock as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions exist. Such gain will be subject to United States federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by United States source capital losses (even though the individual is not considered a resident of the United States); or

●	our securities constitute a USRPI within the meaning FIRPTA by reason of our status as a USRPHC for United States federal income tax purposes.

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Non-U.S. holders should consult their tax advisors concerning the consequences of selling or otherwise disposing of our securities.

Backup Withholding Tax and Information Reporting. We must report annually to each non-U.S. holder of our securities and to the IRS the amount of payments on our securities paid to such non-U.S. holder and the amount of any tax withheld with respect to those payments. These information reporting requirements apply even if no withholding was required because the payments were effectively connected with the non-U.S. holder’s conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, however, generally will not apply to distribution payments to a non-U.S. holder of our securities provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax Relating to Foreign Accounts. The Foreign Account Tax Compliance Act (“FATCA”) provides that a 30% withholding tax will be imposed on certain payments (including dividends as well as gross proceeds from sales of stock giving rise to such dividends) made to a foreign financial institution (as specifically defined in the Code) and certain other foreign entities if such entity fails to satisfy certain new disclosure and reporting rules. FATCA generally requires that (i) in the case of a foreign financial institution, the entity identifies and provides information in respect of financial accounts with such entity held (directly or indirectly) by U.S. persons and U.S.-owned foreign entities and (ii) in the case of a foreign non-financial institution, the entity identifies and provides information in respect of substantial U.S. owners of such entity. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

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UNDERWRITING

Aegis Capital Corp., or Aegis, is the underwriter of this offering. We have entered into an underwriting agreement dated [ ] with the underwriter. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter named below and the underwriter named below has agreed to purchase from us, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of Common Units listed next to its name in the following table:

Underwriter	Number of Common Units
Aegis Capital Corp.

Total

The underwriter is committed to purchase all securities offered by us other than those covered by the overallotment option, if they purchase any securities. The obligations of the underwriter may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriter’s obligations are subject to customary conditions, representations, and warranties contained in the underwriting agreement, such as receipt by the underwriter of officers’ certificates and legal opinions.

The underwriter is offering the Common Units, shares of common stock, and Warrants subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by its counsel, and other conditions specified in the underwriting agreement. The underwriter reserves the right to withdraw, cancel, or modify offers to the public and to reject orders in whole or in part.

Over-allotment Option

We have granted to the underwriter an option, exercisable for 45 days after the date of this prospectus, to purchase up to [  ] additional shares of our common stock, representing 15% of the shares of our common stock sold in the offering, and/or up to [  ] additional Warrants to purchase common stock, representing 15% of the Warrants sold in this offering, in any combination thereof. The purchase price to be paid per additional share of common stock will be equal to the public offering price of one Common Unit, less the purchase price per Warrant included within the Common Unit and the underwriting discount. The purchase price to be paid per additional Warrant will be $[  ]. The underwriter may exercise the option solely for the purpose of covering overallotments, if any, in connection with this offering. Any shares of our common stock or Warrants issued or sold under the option will be issued and sold on the same terms and conditions as the other shares of our common stock or Warrants that are the subject of this offering. If this option is exercised in full to purchase shares of common stock, the total offering price to the public will be $[  ] and the total net proceeds, before expenses, to us will be $[  ]. If this option is exercised in full to purchase Warrants only, the total price to the public will be $[  ]and the total net proceeds, before expenses, to us will be $[  ].

Discounts and Commissions

The following table summarizes the public offering price, underwriting discounts and commissions and proceeds before expenses to us assuming both no exercise and full exercise by the underwriter of the overallotment option:

	Per Common Unit	Total Without Overallotment Option	Total with Overallotment Option
Public offering price	$	$	$
Underwriting discounts and commissions (8.0%)	$	$	$
Non-accountable expense allowance (1.0%)	$	$	$
Proceeds, before expenses, to us	$	$	$

We have agreed to pay a non-accountable expense allowance to the underwriter equal to 1% of the gross proceeds received in this offering. We have agreed to pay all expenses in connection with the offering including (a) all filing fees and expenses related to the registration of securities with the SEC; (b) all fees and expenses related to the review of this offering by FINRA; (c) all fees and expenses relating to the listing of our securities on an exchange; (d) all fees, expenses, and disbursements relating to the registration or qualification of the securities under the “blue sky” securities laws; (e) all fees, expenses, and disbursements relating to the registration, qualification, or exemption of the securities under the securities laws of foreign jurisdictions; (f) the costs of all mailing and printing; (g) transfer and/or stamp taxes; (h) fees and expenses of our accountants; and (i) $100,000 for fees and expenses including “road show” and diligence, and reasonable legal fees and disbursements for the underwriter’s legal counsel.

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We estimate the expenses of this offering payable by us, not including underwriting discounts and commissions, will be approximately $[ ].

Underwriter’s Warrants

We have agreed to issue to the underwriter or its designees, upon the closing of this offering, Warrants to purchase up to a total of 5.0% of the shares of our common stock sold in this offering (excluding any shares sold through the exercise of the underwriter’s overallotment option) (the “Underwriter’s Warrants”). The Underwriter’s Warrants and the shares issuable upon the exercise of such Warrants are also being registered on the registration statement of which this prospectus forms a part. The Underwriter’s Warrants are exercisable at $[ ] per share (125% of the public offering price per Common Unit in the offering). The Underwriter’s Warrants are exercisable at any time and from time to time, in whole or in part, commencing on a date which is six months from the effective date of the registration statement of which this prospectus is a part (which is the commencement date of sale of this offering) and expiring on the date that is no more than five years from the commencement of sales of the offering in compliance with FINRA Rule 5110.

The Underwriter’s Warrants are deemed underwriter compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110 of FINRA. The underwriter (or permitted assignees under Rule 5110) will not sell, transfer, assign, pledge, or hypothecate these Warrants or the securities underlying these Warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Warrants or the underlying securities for a period of 180 days from the effective date of this offering. The Warrants may be exercised as to all, or a lesser number of shares of common stock and will provide for cashless exercise in the event there is not an effective registration statement for the underlying shares. In addition, the Underwriter’s Warrants provide for registration rights upon request, in certain cases. The demand registration right provided will not be greater than five years from the commencement of sales of this offering in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration right provided will not be greater than seven years from the commencement of sales of this offering in compliance with FINRA Rule 5110(g)(8)(D). The Warrants will have anti-dilution terms that are consistent with FINRA Rule 5110(g)(8)(E) and (F). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the Underwriter’s Warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the Underwriter’s Warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger, or consolidation. However, neither the Underwriter Warrant exercise price, nor the number of shares of common stock underlying such Warrants, will be adjusted for issuances of shares of common stock by the Company at a price below the exercise price of the Underwriter’s Warrants.

Right of First Refusal

For the period beginning on the closing date of the offering and ending 18 months after the closing date of the offering, we have granted the underwriter a right of first refusal to act as the sole book-runner, sole manager, sole placement agent, or sole agent with respect to future public and private equity, equity-linked, convertible or debt securities (excluding commercial bank debt) offerings during such 18-month period, or any successor to or any of our subsidiaries.

Securities Issuance Standstill

We have agreed, for a period of 180 days after the closing date of this offering, that we will not, without the prior written consent of the underwriter, offer, sell, issue, or otherwise transfer or dispose of, directly or indirectly, any equity or any securities convertible into or exercisable or exchangeable for our equity; file any registration statement relating to the offering of any equity or any securities convertible into equity, except for the exercise of the convertible securities, which have been allotted or will be allotted by us, provided that the issuance of our shares of common stock or options to employees, consultants, officers or directors of us pursuant to any stock or option plan duly adopted for such purpose, approved by our holders and issued for bona fide services permissible under Form S-8, or the issuance of equity securities in connection with certain acquisitions or strategic relationships is permitted. In no event should any equity transaction within this period result in the sale of equity at an offering price to the public less than that of this offering.

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Tail Financing

We have agreed to pay the above cash compensation to the extent that any fund which the underwriter contacted or introduced to us during the term of our engagement agreement with the underwriter provides financing or capital in any public or private offering or capital raising transaction during the 12 month period following expiration or termination of our engagement letter with the underwriter.

Discretionary Accounts

The underwriter does not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, our executive officers, directors and holders of at least 10% of our common stock, have agreed, subject to limited exceptions, without the prior written consent of the underwriter, and for a period of 180 days after the closing date of this offering not to (1) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, (collectively, the “Lock-Up Securities”); (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise; (3) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities; or (4) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any Lock-Up Securities.

Indemnification

We have agreed to indemnify the underwriters against specified liabilities relating to this offering arising under the Securities Act and the Exchange Act and to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Offer, Sale, and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by one or more underwriter or selling group members, if any, participating in this offering and one or more of the underwriter participating in this offering may distribute prospectuses electronically. The underwriter may agree to allocate a number of securities to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriter’s websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate-covering transactions, penalty bids, and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

Overallotment transactions involve sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares overallotted by the underwriter is not greater than the number of shares that they may purchase in the overallotment option. In a naked short position, the number of shares involved is greater than the number of shares that they purchase in the overallotment option. The underwriter may close out any short position by exercising their overallotment option and/or purchasing shares in the open market.

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Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the overallotment option. If the underwriter sells more shares than could be covered by exercise of the overallotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, underwriter and selling group members may engage in passive market making transactions in our common stock on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the securities and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Offer Restrictions Outside of the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that country or jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Other Relationships

The underwriter and its affiliates may in the future provide various advisory, investment and commercial banking and other services for us in the ordinary course of business, for which they may receive customary fees and commissions.

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LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of the securities offered hereby, will be passed upon for us by FitzGerald Kreditor Bolduc Risbrough LLP, Irvine, California. Certain legal matters of U.S. federal securities law in connection with this offering will be passed upon for the underwriter by Kaufman & Canoles, P.C., Richmond, Virginia.

EXPERTS

The financial statements of BioLife4D Corporation, a Delaware corporation, as of December 31, 2021 and 2020, and for the years then ended have been included herein and in the registration statement in reliance upon the report of L J Soldinger Associates, LLC, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report thereon contains an explanatory paragraph which describes the conditions that raise substantial doubt about the ability of the Company to continue as a going concern and are contained in Footnote 1 to the financial statements.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. Some items included in the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered in this prospectus, we refer you to the registration statement and the accompanying exhibits.

A copy of the registration statement and the accompanying exhibits and any other document we file may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from this office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference facilities in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are available to the public from the SEC’s website at www.sec.gov.

Upon the completion of this offering, we will be subject to the information and periodic reporting requirements of the Exchange Act, applicable to a company with securities registered pursuant to Section 12 of the Exchange Act. In accordance therewith, we will file proxy statements, periodic information, and other information with the SEC. All documents filed with the SEC are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at https://biolife4d.com/. You may access our reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

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CONDENSED FINANCIAL STATEMENTS

(UNAUDITED)

Three and Six Months Ended June 30, 2022 and 2021

F-1

CONDENSED BALANCE SHEETS

	June 30, 2022	December 31,2021
	Unaudited	*
ASSETS
Current assets:
Cash and cash equivalents	$834,146	$932,885
Prepaid expenses	45,538	28,381
Total current assets	879,684	961,266
Fixed assets, net	17,307	6,318
Right of use asset	257,115	-
Other assets	297,651	16,478
TOTAL ASSETS	$1,451,757	$984,062

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$264,940	$3,511
Accrued expenses	141,427	84,760
Working Capital Loan	1,000,000	-
Lease liability - current	89,293	-
Total current liabilities	1,495,660	88,271
Long-Term liabilities
Accrued interest expense	177,292	139,852
Lease liability -long term	158,822	-
Convertible Notes net of discount	750,000	745,119
Total Long-Term Liabilities	1,086,114	884,971
Total Liabilities	2,581,774	973,242

Commitments and Contingencies (Note 12)

Stockholders’ Equity (deficit)
Preferred stock $0.00001 par value. 20,000,000 authorized, none issued or outstanding	$-	$-
Common stock $0.00001 par value, 50,000,000 authorized
3,606,936 and 3,611,376 issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	36	36
Additional paid in capital	7,182,427	6,616,600
Accumulated deficit	(8,312,480)	(6,605,816)
Total Stockholders’ Equity (deficit)	(1,130,017)	10,820
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$1,451,757	$984,062

*Derived from audited information

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-2

CONDENSED STATEMENTS OF OPERATIONS

For the Three and Six Months Ended June 30, 2022 and 2021

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Expenses
General and administrative	$558,745	$200,281	$1,192,458	$468,115
Depreciation and amortization	2,655	2,031	5,311	4,062
Research and development	258,886	90,384	451,137	183,640
Total expenses	820,286	292,696	1,648,906	655,817

Net operating loss	(820,286)	(292,696)	(1,648,906)	(655,817)

Other Income (expenses)
Interest income	32	33	64	69
Interest expense	(34,941)	(27,178)	(57,822)	(53,467)
PPP loan forgiveness	-	222,400	-	222,400
Net Other Income (expenses)	(34,909)	195,255	(57,758)	169,002

Loss before income taxes	(855,195)	(97,441)	(1,706,664)	(486,815)
Income taxes				-
Net loss	(855,195)	(97,441)	(1,706,664)	(486,815)

Net loss per common share- basic and diluted	$(0.24)	$(0.03)	$(0.47)	$(0.14)

Weighted-average common shares - basic and diluted	3,605,131	3,575,932	3,604,395	3,573,624

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-3

CONDENSED STATEMENTS OF CHANGE IN STOCKHOLDERS’ EQUITY (DEFICIT)

For the Six Months Ended June 30, 2022

(Unaudited)

	Common Stock					Total
	Shares	Par Value	Additional Paid- in Capital	Subscription Receivable	Accumulated Deficit	Stockholders’ Equity/ (Deficit)

December 31, 2021	3,611,376	$36	$6,616,600		$(6,605,816)	$10,820

Share cancellation	(10,000)	-	-	-	-	-
Stock-based compensation	1,750	-	212,127	-	-	212,127
March 31, 2022, Net Loss	-	-	-	-	(851,469)	(851,469)
Balance at March 31, 2022	3,603,126	$36	$6,828,727	-	$(7,457,285)	$(628,522)
Reconciliation for non-partial shares in reverse stock split	393	-	-	-	-	-
Stock-based compensation	3,417	-	353,700	-	-	353,700

June 30, 2022, Net Loss	-	-	-	-	(855,195)	(855,195)
Balance at June 30, 2022	3,606,936	$36	$7,182,427	-	$(8,312,480)	$(1,130,017)

December 31, 2020	3,569,334	$36	$4,450,562	(2,700)	$(5,110,413)	$(662,515)
Sales of common shares, net of offering cost	4,615	-	177,101	2,700	-	179,801
Stock-based compensation	-	-	46,416	-	-	46,416
March 31, 2021, Net Loss	-	-	-	-	(389,374)	(389,374)
Balance at March 31, 2021	3,573,949	$36	$4,674,079	-	$(5,499,787)	$(825,672)
Sales of common shares	7,430	-	287,314	-	-	287,314
Shares issued for services	222		9,000	-	-	9,000
Stock-based compensation	-	-	33,920	-	-	33,920
June 30, 2021, Net Loss	-	-	-	-	(97,441)	(97,441)
Balance at June 30, 2021	3,581,601	$36	$5,004,313	-	$(5,597,228)	$(592,879)

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-4

CONDENSED STATEMENT OF CASH FLOWS

For the Six Months Ended June 30, 2022 and 2021

(Unaudited)

	2022	2021

Cash flows from operating activities:
Net income (loss)	$(1,706,664)	$(486,815)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation expense	5,311	4,062
Non-cash interest	4,881	29,466
Stock compensation	565,827	80,336
Stock issued for services	-	9,000
PPP loan forgiveness	-	(222,400)
Other	(9,000)	-
Changes in operating assets and liabilities of the business
Prepaid expense	(25,650)	(25,903)
Security deposits	(23,700)	-
Accounts payable	269,922	9,477
Accrued expense	56,667	38,601
Accrued interest expense	37,440	24,000

Net cash (used in) operating activities	(824,966)	(540,176)
Cash flows from investing activities:
Purchase of Fixed Asset	(16,300)	-
Net cash used in investing activities	(16,300)	-
Cash flows from financing activities:
Sales of common stock	-	491,027
Proceeds from working capital loan	1,000,000	-
Deferred offering costs	(257,473)	(23,912)
PPP loan proceeds	-	174,873
Net cash provided by financing activities	742,527	641,988
Net increase (decrease) in cash and cash equivalents	(98,739)	101,812
Cash and cash equivalents at the beginning of the year	932,885	333,087
Cash and cash equivalents at the end of the year	$834,146	$434,899

Supplemental Non-Cash Flow Information
Right of use Assets in exchange for lease obligations	$285,144	$-
Cash paid for interest	$3,720	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-5

NOTES TO CONDENSED FINANCIAL STATEMENTS

1.	NATURE OF OPERATIONS AND GOING CONCERN

Nature of Operations

BIOLIFE4D CORPORATION (“the Company,”) is a pioneering development stage biotech company that plans to leverage current advances in life sciences and cardiac tissue engineering to build human hearts suitable for implantation – potentially lifesaving technology that ultimately gives patients the gift of time.

The Company is driving a movement to transform the treatment of heart disease which is the leading cause of death among both men and women globally. The Company is committed to perfecting the technology to make viable organ replacement an accessible and affordable reality, as well as mini-hearts for cardiotoxicity testing. The Company’s groundbreaking approach converges recent breakthroughs in regenerative medicine, adult stem cell biology, 3D printing techniques, and computing technology that could make organ replacement commercially viable and commonplace globally.

The Company plans to create a patient-specific, fully functioning heart through 3D bioprinting using the patient’s own cells – which could eliminate the well-known challenges of organ rejection and long donor waiting lists that plague existing organ transplant methods.

The Company seeks to improve, optimize, adapt, and capitalize on current technologies to create a commercially viable and sustainable process solution. It is impossible to predict the exact amount of time it will take to fully optimize this process, particularly due to the ultimate interaction of the United States Food and Drug Administration (“FDA”) as it is impossible to predict the exact time frame of the FDA approval process.

Going Concern

The accompanying financial statements have been prepared as though the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As of June 30, 2022, the Company has an accumulated deficit of approximately $8.3 million, and a net loss of approximately $1.7 million. Net cash used in operating activities was approximately $0.8 million during the six months ended June 30, 2022. Management expects to continue to incur operating losses and negative cash flows from operations. The Company has financed its operations to date from proceeds from the sale of common stock and issuance of debt. The Company’s current liquidity position raises substantial doubt about the Company’s ability to continue as a going concern.

The Company believes that its existing cash and cash equivalents will be insufficient to meet its anticipated cash requirements for at least the next 12 months from the date the financial statements are issued. The assumptions upon which the Company has based its estimates are routinely evaluated and may be subject to change. The actual amount of the Company’s expenditures will vary depending upon several factors including but not limited to the design, timing, and the progress of the Company’s research and development programs, and the level of financial resources available. The Company can adjust its operating plan spending based on available financial resources.

F-6

The Company will need to raise additional capital to continue to fund operations and product research and development. The Company believes that it will be able to obtain additional working capital through equity financings, additional debt, or other arrangements to fund future operations; however, as of the date of these financial statements, no committed funding has been obtained, and there can be no assurance that such additional financing, if available, can be obtained on terms acceptable to the Company. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The interim condensed financial statements included herein reflect all material adjustments (consisting of normal recurring adjustments and reclassifications and non-recurring adjustments) which, in the opinion of management, are ordinary and necessary for a fair presentation of results for the interim periods. Certain information and footnote disclosures required under the accounting principles generally accepted in the United States of America (“GAAP”) have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). The Company believes that the disclosures are adequate to make the information presented not misleading. The condensed consolidated balance sheet information as of December 31, 2021, was derived from the audited consolidated financial statements included in the Company’s Annual Report. These condensed financial statements should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2021 included herein in the registration statement.

Significant Risks and Uncertainties

The Company’s operations are subject to a number of factors that can affect its operating results and financial condition. Such factors include but are not limited to: the Company’s ability to obtain regulatory approval to market its products, competition from products manufactured and sold or being developed by other companies, the price of, and demand for, and insurance coverage of, Company products, the Company’s ability to negotiate favorable licensing or other manufacturing and marketing agreements for its products, and the Company’s ability to raise capital.

The Company currently has no commercially approved products and there can be no assurance that the Company’s research and development efforts will be successfully commercialized. Developing and commercializing a product requires significant time and capital and is subject to regulatory review and approval as well as competition from other biotechnology companies. The Company operates in an environment of rapid change and is dependent upon the continued services of its employees and consultants and obtaining and protecting intellectual property.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates included in the financial statements are those associated with the inputs used to value option grants and in the determination of predominant outcome for potential conversion events associated with the convertible notes issued by the Company.

COVID-19

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a pandemic, which continues to spread throughout the United States. The spread of COVID-19 has caused significant volatility in the United States and international markets. There is significant uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the United States and international economies and, as such, the Company is unable to determine if it will have a material impact to its operations.

F-7

(Loss)/Income per Share

Basic (loss) income per share is computed by dividing net (loss) income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted (loss) income per share reflects the potential dilution, using the treasury stock method that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the (loss) income of the Company. In computing diluted (loss) income per share, the treasury stock method assumes that outstanding instruments are exercised/converted, and the proceeds are used to purchase common stock at the average market price during the period. Instruments may have a dilutive effect under the treasury stock method only when the average market price of the common stock during the period exceeds the exercise price/conversion rate of the instruments.

The following common share equivalents are excluded from the calculation of weighted average common shares outstanding because their inclusion would have been anti-dilutive:

	June 30, 2022	June 30, 2021
Options	111,869	83,334
Convertible notes	18,519	18,519
	130,388	101,853

Cash and Cash Equivalents

Cash represents cash deposits held at a major financial institution. Cash equivalents include short-term highly liquid investments of sufficient credit quality that are readily convertible to known amounts of cash and have original maturities of three months or less when purchased. Cash equivalents are carried at cost, plus accrued interest, which approximates fair value. Cash equivalents are held for the purpose of meeting short-term liquidity requirements, rather than for investment purposes.

Deferred Offering Costs

Direct costs incurred by the Company to raise debt, equity or other funding that are incurred prior to Company closing on receipt of proceeds from those offerings is treated as a deferred offering cost, a long-term asset on the balance sheet. Upon closing, those costs are transferred or netted, depending on the type of the offering against the proceeds received. In the event of a more than temporary delay or the failure to close, deferred offering costs are expensed as general and administrative expenses. At June 30, 2022, the Company had deferred approximately $272,550 of offering costs and were included on the balance sheet in Other Assets.

Leases

The Company determines if an arrangement is or contains a lease at contract inception and recognizes a right-of-use (ROU) asset and a lease liability at the lease commencement date.

For operating leases, the lease liability is initially and subsequently measured at the present value of the unpaid lease payments at the lease commencement date. Lease payments included in the measurement of the lease liability include fixed payments owed over the lease term. The Company discounts its unpaid lease payments using its incremental borrowing rate, which is the rate of interest the Company would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms.

The lease term includes the noncancellable period of the lease plus any additional periods covered by either a Company option to extend (or not to terminate) the lease that the Company is reasonably certain to exercise, or an option to extend (or not to terminate) the lease controlled by the lessor.

F-8

The ROU asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date. The ROU asset is subsequently measured throughout the lease term at the carrying amount of the lease liability less any accrued lease payments. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Variable lease payments associated with the Company’s leases are recognized when the event, activity, or circumstance in the lease agreement on which those payments are assessed occurs. Variable lease payments are presented as operating expenses in the Company’s statement of income with the expense arising from fixed lease payments.

The Company monitors for events or changes in circumstances that require a reassessment of one of its leases. When a reassessment results in the remeasurement of a lease liability, a corresponding adjustment is made to the carrying amount of the corresponding ROU asset.

Research and Development Costs

Costs incurred in connection with research and development activities are expensed as incurred. These costs include rents for facilities, supplies, and other fees related to our research efforts, fees paid to consultants that perform certain research and testing on behalf of the Company, and costs related to salaries, benefits, bonuses, and stock-based compensation granted to employees in research and development functions.

Stock-Based Compensation

The Financial Accounting Statements Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation - Stock Compensation, prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. The Company recognizes compensation cost relating to stock-based payment transactions using a fair-value measurement method, which requires all stock-based payments to employees, including grants of employee stock options, to be recognized in operating results as compensation expense based on fair value over the requisite service period of the awards. The Company determines the fair value of stock-based option awards, that do not contain any provisions which would result in liability classification, using the Black-Scholes-Merton option-pricing model which uses both historical and current market data to estimate fair value. The method incorporates various assumptions such as the risk-free interest rate, expected volatility, expected dividend yield, and expected life of the options. For awards with performance-based vesting criteria, the Company estimates the probability of achievement of the performance criteria and recognizes compensation expense related to those awards expected to vest. The Company accounts for forfeited awards as they occur. Ultimately, the actual expenses recognized over the vesting period will be for those shares that vested. The Company’s common stock price is assessed using valuation methods in accordance with the American Institute of Certified Public Accountants’ Valuation of Privately-Held-Company Equity Securities Issued as Compensation practice guide. These estimates represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment.

The Company has adopted the guidance included under Accounting Standards Update (“ASU”) ASU 2018-17, stock-based compensation issued to non-employees and consultants on January 1, 2018. Equity-based payments to non-employees are measured at grant-date fair value of equity instruments that the Company is obligated to issue when the service has been rendered and any other conditions necessary to earn the rights to benefit from the instruments have been satisfied. Equity-classified nonemployee share based payment awards are measured at the grant date.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents. The Company maintains its cash and cash equivalent balances in the form of business checking accounts and money market accounts, the balances of which, at times, may exceed federally insured limits. Exposure to cash and cash equivalents credit risk is reduced by placing such deposits with major financial institutions and monitoring their credit ratings.

F-9

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Property and equipment are depreciated on the straight-line basis over their estimated useful lives which due to the nature of the work being performed have a 3-year estimated useful life. Expenditures for maintenance and repairs are charged to expenses as incurred.

Fair Value of Financial Instruments

The Company accounts for financial instruments under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements, ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

Level 1 — quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 — observable inputs other than Level 1, quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and model-derived prices whose inputs are observable or whose significant value drivers are observable; and

Level 3 — assets and liabilities whose significant value drivers are unobservable.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB and are adopted by the Company as of the specified effective date.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

3.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of June 30, 2022, and December 31, 2021:

	June 30, 2022	2021

Equipment and furniture	$40,673	$24,373
Accumulated depreciation	(23,366)	(18,055)

Equipment and furniture, net	$17,307	$6,318

For the three and six months ended June 30, 2022, the Company recorded depreciation of $2,655 and $5,311, respectively.

For the three and six months ended June 30, 2021, the Company recorded depreciation of $2,031 and $4,062, respectively.

F-10

4.	LEASES

The Company leases a BioAssemblyBot 400 and accompanying TSIM and BioApps software (“equipment”) under a noncancelable agreement. The lease commenced on March 1, 2022, and expires in March 2025. At the end of the lease term, the Company has the option to return the equipment, purchase the equipment, or to extend the lease term on a month-to-month basis at the then current monthly rate. The lease does not include termination options for either party to the lease or restrictive financial or other covenants. Payments due under the lease are fixed at $9,000 per month through the lease term.

At the end of the lease term, the Company has the option to purchase the equipment for $29,872. Because the Company is not reasonably certain to exercise this purchase option, the option is not considered in determining the lease term and associated potential purchase option payments are not included in lease payments:

The components of lease expense for the quarter ended June 30, 2022, were as follows:

Operating lease cost	$9,000
Variable lease costs	-
Total lease cost	$9,000

Future minimum lease payments and maturities of the lease liability as of June 30, 2022, are as follows:

2022	$54,000
2023	108,000
2024	108,000
2025	9,000
Total minimum lease payments	$279,000
Less imputed interest	(30,885)
Total lease liability	248,115
Lease liability – current portion	89,293
Lease liability, long-term portion	$158,822

5.	DEBT

Working Capital Loan

On May 18, 2022, the Company borrowed $1,000,000 to fund its working capital needs pursuant to a Business Loan Agreement by and between the Company, as the borrower, and Fifth Third Bank, National Association, as lender (the “Lender”) and a related Promissory Note, made by the Company in favor of the Lender, each dated as of May 18, 2022 (the “Working Capital Loan”). The Company’s obligations under the Working Capital Loan are secured by a lien on a certain deposit account with the Lender (the “Deposit Account”) owned by the BioLife4D – SM Trust dated November 1, 2016, (the “BioLife4D – SM Trust”) pursuant to an Assignment of Deposit Account, dated as of May 18, 2022, by and among the BioLife4D – SM Trust, the Company, and the Lender. Steven Morris, the Company’s CEO, is the sole beneficiary and trustee of the BioLife4D – SM Trust which owns 1,600,000 shares of the Company’s common stock, 33,334 of which are pledged to Fifth Third Bank, National Association.

The Promissory Note has an interest rate of 4.32% and matures on May 18, 2023. The Company is obligated to make monthly interest payments to the Lender until the Maturity Date upon which date the amount of the entire principal balance and any unpaid but accrued interest is due. As an inducement to the BioLife4d-SM Trust to post the required collateral, the Company has agreed to compensate the BioLife4d-SM Trust at the rate of 10% per annum on the value of the collateral pledged within the trust to the Lender.

For the three and six months ended June 30, 2022, the total interest expense was $16,941. The Company paid $3,720, to the Lender, leaving $13,221 in cumulative accrued interest expense (including $11,781 to the BioLife4D-SM Trust).

F-11

Convertible Notes

In January 2019, the Company issued seven convertible notes and received proceeds totaling $700,000, of which $100,000 was converted in 2019, leaving $600,000 outstanding during the period of these financial statements. The notes had maturity dates of three years from issuance, with the Company having the right, at its sole discretion, to further extend the maturity an additional 24 months upon notice being given to the holders. The interest rate of the notes was 8% per annum in the original 3-year term. Based upon the terms of the notes, the Company has elected to extend the notes and the interest rate will be 12% for the period of the extension.

The Notes may only be repaid in full with interest. The notes contain provisions that require the Company to incur a prepayment penalty should the loans be repaid, in full, prior to the maturity date of the notes. If the note is prepaid in the first year, the penalty is 30% of the outstanding note balance. In the second year, the prepayment penalty is 20% of the outstanding note balance.

The notes contain certain conversion rights granted to the holders. These include the holders having the option prior to the first-year anniversary date to convert all outstanding balances into shares of common stock of the Company at a 20% discount to the then fair market value of the Company’s common stock. This option expires on the first anniversary of the note. In addition, throughout the period where note proceeds are outstanding, in the event the Company completes an equity sale of securities of at least $7,500,000 (excluding amounts converted from outstanding notes), the outstanding loan balance will automatically convert into securities of the new financing at a 20% discount to the then fair market value of the securities being converted into. At inception, the Company has determined that the conversion feature contained within the notes was the predominantly likely method of settlement and therefore has treated the convertible notes as stock settled debt. At inception, the Company recorded the notes at their settled liability amount of $750,000 with the $150,000 treated as a debt discount which was amortized over the original maturity of the convertible notes (see table below). The resulting effective interest rate of the convertible notes was 13.36%.

In January 2022, in accordance with the provisions of the convertible notes, the Company notified the noteholders holding a total of $600,000 of the notes that the Company had extended the maturity date of the convertible notes to January 2024. In accordance with the terms of the extension the interest rate of the convertible notes increased thereafter to 12% per annum.

For the three months ended June 30, 2022, and 2021, the total interest expense was $18,000 and $27,177 with coupon interest expense of $18,000 and $36,000 for each three months and amortization of debt discount of $0 and $15,177 respectively.

For the six months ended June 30, 2022, and 2021, the total interest expense was $40,881 and $53,467 with coupon interest expense of $36,000 and $24,000 for each six months and amortization of debt discount of $4,881 and $29,466 respectively.

The following table summarizes the debt discount.

Balance, December 31, 2021	$4,881
Amortization as of March 31, 2022	(4,881)
Balance, June 30, 2022	$-

Paycheck Protection Loan

The Company received loan proceeds of $222,400 pursuant to the Paycheck Protection Program under the CARES Act. The Loan, which was in the form of a promissory note, dated May 1, 2020, matured on May 1, 2022, and bore interest at a fixed rate of 1% per annum, payable monthly commencing in six months. Under the terms of the CARES Act, the principal may be forgiven if the Loan proceeds are used for qualifying expenses as described in the CARES Act, such as payroll costs, benefits, mortgage interest, rent, and utilities. In May 2021, the Company was notified that the Small Business Administration had accepted the Company’s forgiveness application.

In January 2021, the Company received a second loan for $174,873 pursuant to the Paycheck Protection Program under the CARES Act. The Loan, which was in the form of a promissory note, was to mature on January 21, 2023, and bore interest at a fixed rate of 1% per annum, payable monthly commencing in six months. Under the terms of the CARES Act, the principal may be forgiven if the Loan proceeds are used for qualifying expenses as described in the CARES Act, such as payroll costs, benefits, mortgage interest, rent, and utilities. In November 2021, the Company was notified that the Small Business Administration had accepted the Company’s forgiveness application

6.	STOCKHOLDERS’ EQUITY

Amendment to Certificate of Incorporation

On January 24, 2022, the Company filed a revised Certificate of Incorporation with the State of Delaware to increase the total number of shares authorized to issue 70,000,000 consisting of 50,000,000 shares of common stock, having a par value of $0.00001, and 20,000,000 shares of blank check preferred stock, having a par value of $0.00001. In addition, the previously authorized two classes of voting common stock and non-voting common stock are now combined into one class of voting common stock. All previously issued voting and non-voting common shares have been retroactively presented as one class of common stock.

Equity Compensation Plans

In January 2022, the Company adopted the 2022 Restricted Stock Plan (“Plan”). The Plan will be administered by the compensation committee of the board of directors. The committee may delegate such authority to any officer or employee of the Company. The Plan awards are available to all employees, executive officers and members of the board of directors. The Plan may grant Stock Awards and may also grant Performance Awards, as defined within the Plan, with a minimum vesting period of two years, unless otherwise determined by the Board. The total shares authorized for issuance under the Plan is 1,666,667 shares of common stock.

Issuance of Common Stock

In February 2022, the Company adopted the 2022 Incentive and Nonstatutory Stock Option Plan (“Option Plan”). The Option Plan will be administered by the compensation committee of the board of directors. The committee may delegate such authority to any officer or employee of the Company. The Option Plan awards are available to all employees, members of the board of directors and consultants. The Option grants authorized for issuance under the Plan may total exercise into 1,666,667 shares of common stock. In the event of a termination or cancellation of an unused option grant, those shares revert back to the Option Plan.

F-12

7.	EQUITY BASED COMPENSATION

Restricted Stock Awards

During the six months ended June 30, 2022, the Company issued 4,167 shares of common stock to management as part of the compensation package contained within certain advisory agreements entered into during the period. The shares were valued at $168,750 based on the pricing of the Company’s securities in its Regulation A, Tier II offering.

During the six months ended June 30, 2022, the Company recorded $8,111 of stock-based compensation expense in respect to the vesting of certain previously granted equity instruments.

During the six months ended June 30, 2022, the Company issued 1,000 shares of common stock to a third party. The shares were valued at $40,500 based on the pricing of the Company’s securities in its Regulation A, Tier II offering.

In February 2022, the Company and certain members of the advisory board agreed to cancel 10,000 shares of previously issued shares of the Company’s common stock.

Option Awards

In February 2022, the Company granted options to its board of directors to acquire 25,000 shares of common stock of the Company at an exercise price of $40.50 per share, with a 5-year term. The fair market value of the options on the date of grant was $652,500. The Company recognized $261,466 of compensation expenses related to these options for the six months ended June 30, 2022. The options vest over one year.

During the six months ended June 30, 2022, the Company granted 3,334 options to a consultant to acquire shares of common stock at an exercise price of $40.50 per share with a 5-year term. The fair market value of the options on the date of grant was $87,000. The Company recognized $87,000 of compensation expenses related to these options for the six months ended June 30, 2022. These options vest immediately.

The following table provides the estimates included in the inputs to the Black-Scholes Merton pricing model for the options granted in 2022:

Underlying fair market value	$40.50 per share
Expected life	5 years
Risk free interest rate	0.80%
Dividend rate	0%
Historical volatility	81%

The Company has utilized the pricing received, on a near continuous basis from investors, in its Regulation A, Tier II offering as the fair market value for the underlying common shares. In addition, the Company has utilized a basket of five public companies with similar operations to estimate a historical volatility at the time of grant.

A summary of option activity for the six months ended June 30, 2022, is as follows:

	Number of Shares	Weighted Average Exercise Price	Total Intrinsic Value	Weighted Average Remaining Contractual Life (in years)
Outstanding as of December 31, 2021	101,667	$12.03	$-	1.50
Granted	28,334	40.5	-	4.8
Exercised	-	-	-	-
Forfeited or expired	-	-	-	-
Options Outstanding as of June 30, 2022	130,001	40.50	-
Options unvested as of June 30, 2022	21,233	40.50	-	4.80

F-13

Stock-based compensation expense included in the following line items on the statement of operations for the three and six months ended June 30, 2022 and 2021 is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Research and development	$69,075	$-	$120,750	$-
General and administrative	284,625	33,920	445,077	80,336
Total	353,700	33,920	565,827	80,336

8.	COMMITMENTS AND CONTINGENCIES

From time to time, the Company may be subject to various legal proceedings and claims that arise in the ordinary course of the Company’s business activities.

On August 28, 2020, a group of noteholders totaling $600,000, filed a lawsuit naming the Company as a defendant alleging breach of contract in Cook County, Illinois. The breach alleged in the lawsuit was for not providing the required financial information in the form of unaudited financial statements to the noteholders as required under the convertible note agreements. Three of the note holders’ cases were dismissed with prejudice. Only three of the noteholders remain in the lawsuit. The Company brought a Motion for Sanctions due to delays against the plaintiffs which was granted and we were awarded attorneys fees. The Company has now brought a Second Motion for Sanctions due to further delays by the plaintiffs which is scheduled to be heard on September 28, 2022. The Company’s position is that the claims are without merit. The Company has indicated in filings to the court that the Company provided the information as required via e-mail and other communication to the convertible note holders, and in addition, published the required information as part of its ongoing reporting obligations under its Regulation A Tier II offering at www.sec.gov. The Company intends to continue to vigorously defend against this litigation.

9.	RELATED PARTY TRANSACTIONS

For the six months ended June 30, 2022, and 2021, the Company used the bookkeeping services of an accounting firm in which an officer of the Company was a partner. The Company incurred $36,740 and $10,995 of accounting services in the six months ended June 30, 2022, and 2021, respectively.

During the six months ended June 30, 2022 the Company accrued interest expenses totaling $11,781 to BioLife4D – SM Trust, of which Mr. Steven Morris, our CEO, is the beneficiary and trustee.

10.	SUBSEQUENT EVENTS

In August 2022, the Company filed with the Secretary of State of Delaware to amend its articles of incorporation to effect a 1:3 reverse split of its issued and outstanding common stock. The effect of this reverse split has been shown as if it occurred at the inception of the Company.

F-14

F-15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

To the Shareholders and Board of Directors of

BioLife4D Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of BioLife4D Corporation. (the “Company”) as of December 31, 2021 and 2020, the related statement of operations, stockholders’ equity and cash flows for the years ended December 31, 2021 and 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully explained in Note 1, which includes management’s plans in regards to this uncertainty, the Company has an accumulated deficit of approximately $6.6 million, incurred a net loss of approximately $1.5 million and cash outflows from operations of approximately $1.1 million as of and for the year ended December 31, 2021, and therefore there is substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ L J Soldinger Associates, LLC

Deer Park, IL

February 28, 2022, except for the effects of the restatement for all share and per share amounts for the 1:3 reverse stock split, to which is September 2, 2022.

We have served as the Company’s auditor since 2021.

F-16

BALANCE SHEETS

As of December 31, 2021 and 2020

	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$932,885	$333,086
Prepaid expenses	28,381	10,340
Total current assets	961,266	343,426
Fixed assets, net	6,318	14,442
Other assets	16,478	1,400
TOTAL ASSETS	$984,062	$359,268

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$3,511	$-
Accrued expenses	84,760	25,018
Total current liabilities	88,271	25,018
Long-Term liabilities
Accrued interest expense	139,852	91,852
Paycheck protection loan	-	222,400
Convertible Notes net of discount	745,119	682,514
Total Long-Term Liabilities	884,971	996,766
Total Liabilities	973,242	1,021,784

Commitments and Contingencies (Note 12)	-	-

Stockholders’ Equity (deficit)
Preferred stock $0.00001 par value. 20,000,000 authorized, none issued or outstanding	$-	$-
Common stock $0.00001 par value, 50,000,000 authorized
3,611,375 and 3,569,334 issued and outstanding as of December 31, 2021 and 2020, respectively	36	36
Additional paid in capital	6,616,600	4,450,562
Subscription receivable	-	(2,700)
Accumulated deficit	(6,605,816)	(5,110,413)
Total Equity (deficit)	10,820	(662,515)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$984,062	$359,269

The accompanying notes are an integral part of these financial statements.

F-17

STATEMENTS OF OPERATIONS

For the years ended December 31, 2021 and 2020

	2021	2020

Expenses
General and administrative	$993,821	$901,692
Depreciation and amortization	8,124	6,996
Research and development	780,280	677,220
Total expenses	1,782,225	1,585,908

Net operating loss	(1,782,225)	(1,585,908)

Other Income (expenses)
Loan forgiveness	397,273	-
Interest income	154	5,138
Interest expense	(110,605)	(120,513)
Net Other Income (expenses)	286,822	(115,375)
Loss before income taxes	(1,495,403)	(1,701,283)
Income taxes	-	-
Net loss	$(1,495,403)	$(1,701,283)

Net loss per common share- basic and diluted	$(0.42)	$(0.48)
		-
Weighted-average common shares - basic and diluted	3,590,001	3,560,542

The accompanying notes are an integral part of these financial statements.

F-18

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

For the years ended December 31, 2021 and 2020

	Common Stock		Additional Paid-in	Subscription	Accumulated	Total Stockholders’
	Shares	Par Value	Capital	Receivable	Deficit	Equity/(Deficit)

Balance at December 31, 2019	3.552,147	$36	$3,757,084	$(12,000)	$(3,409,130)	$335,990

Sale of common stock, net of offering costs	13,853	-	480,596	9,300	-	489,896
Stock-based compensation	3,334	-	212,882	-	-	212,882
2020 Net Loss					(1,701,283)	(1,701,283)
Balance at December 31, 2020	3,569,334	$36	$4,450,562	$(2,700)	$(5,110,413)	$(662,515)

Sale of common stock, net of offering costs	38,708	-	1,538,959	2,700	-	1,541,659
Stock-based compensation	3,334	-	627,079	-	-	627,079
2021 Net Loss					(1,495,403)	(1,495,403)
Balance at December 31, 2021	3,611,376	$36	$6,616,600	$-	$(6,605,816)	$10,820

The accompanying notes are an integral part of these financial statements.

F-19

STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2021 and 2020

	2021	2020
Cash flows from operating activities:
Net income (loss)	$(1,495,403)	$(1,701,283)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation expense	8,124	6,996
Non-cash interest	62,605	48,846
PPP loan forgiveness	(397,272)	-
Stock compensation	627,079	212,882
Changes in operating assets and liabilities of the business
Prepaid expense	(18,042)	(10,340)
Accounts payable	3,511	-
Accrued expense	59,742	(14,938)
Accrued interest expense	48,000	(2,651)
Other assets	(15,078)	-
Net cash (used in) operating activities	(1,116,734)	(1,460,488)
Cash flows from investing activities:
Purchase of Fixed Asset	-	(8,890)
Net cash (used in) investing activities	-	(8,890)
Cash flows from financing activities:
Sale of common stock	1,570,330	570,360
Offering costs	(28,670)	(77,764)
PPP loan proceeds	174,872	222,400
Repayment of Shareholder’s loan	-	(250,000)
Net cash provided by financing activities	1,716,532	464,996
Net increase (decrease) in cash and cash equivalents	599,798	(1,004,382)
Cash and cash equivalents at the beginning of the year	333,087	1,337,469
Cash and cash equivalents at the end of the year	$932,885	$333,087
Supplemental Cash Flow Information
Cash paid for interest	-	74,318
Cash paid for income taxes	-	-

The accompanying notes are an integral part of these financial statements.

F-20

NOTES TO FINANCIAL STATEMENTS

1.	NATURE OF OPERATIONS AND GOING CONCERN

Nature of Operations

BIOLIFE4D CORPORATION is a pioneering development stage biotech company that plans to leverage current advances in life sciences and cardiac tissue engineering to build human hearts suitable for implantation – lifesaving technology that ultimately gives patients the gift of time.

We are driving a movement to transform the treatment of heart disease which has historically been the leading cause of death among both men and women globally. We are committed to perfecting the technology to make viable organ replacement a safe, accessible, and affordable reality, as well as mini-hearts for cardiotoxicity testing. Our groundbreaking approach converges recent breakthroughs in regenerative medicine, adult stem cell biology, 3D printing techniques, and computing technology that could make organ replacement commercially viable and commonplace globally.

We plan to create a patient-specific, fully functioning heart through 3D bioprinting using the patient’s own cells – eliminating the well-known challenges of organ rejection and long donor waiting lists that plague existing organ transplant methods.

We will not have to make an exact copy or even recreate every feature set of the desired organ; it will only need to facilitate the minimum feature set which recreates the core properties of the organ. It is important to note that we do not believe we need to invent new technology, but rather improve, adopt, and optimize current technologies to create what we plan to be a commercially viable, safe, and sustainable process. We seek to improve, optimize, adapt, and capitalize on current technologies to create a commercially viable and sustainable process solution. We plan to strategically position ourselves at the center of an unprecedented convergence of regenerative medicine, stem cell biology, additive manufacturing (3D printing), and computing technology – all having reached a level of maturity whereby we believe that commercially viable bioprinting solutions can be created through optimization, not invention. While it is impossible to predict the exact amount of time it will take to fully optimize this process, we believe that by creating the optimal circumstances to accelerate current efforts, we will be able to achieve a solution. Inherent in the time frame is the ultimate interaction of the United States Food and Drug Administration (“FDA”) within this time frame. It is impossible to predict the exact time frame of the FDA approval process, but we plan to work closely with the FDA at the appropriate time in an attempt to help reduce the time for necessary approvals.

Going Concern

The accompanying financial statements have been prepared as though the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As of December 31, 2021, the Company has an accumulated deficit of approximately $6.6 million, a net loss of approximately $1.5 million and net cash used in operating activities was approximately $1.1 million during the year ended December 31, 2021. Management expects to continue to incur operating losses and negative cash flows from operations. The Company has financed its operations to date from proceeds from the sale of common stock and issuance of debt. Our current liquidity position raises substantial doubt about the Company’s ability to continue as a going concern.

The Company believes that its existing cash and cash equivalents will be insufficient to meet its anticipated cash requirements for at least the next 12 months from the date the financial statements are issued. The assumptions upon which the Company has based its estimates are routinely evaluated and may be subject to change. The actual amount of the Company’s expenditures will vary depending upon several factors including but not limited to the design, timing, and the progress of the Company’s research and development programs, and the level of financial resources available. The Company can adjust its operating plan spending based on available financial resources.

The Company will need to raise additional capital to continue to fund operations and product research and development. The Company believes that it will be able to obtain additional working capital through equity financings, additional debt, or other arrangements to fund future operations; however, as of the date of these financial statements, no committed funding has been obtained, and there can be no assurance that such additional financing, if available, can be obtained on terms acceptable to the Company. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented. From its inception, the Company has devoted substantially all of its efforts to business planning, regulatory approvals, research and development, and raising capital.

F-21

Significant Risks and Uncertainties

The Company’s operations are subject to a number of factors that can affect its operating results and financial condition. Such factors include, but are not limited to: the Company’s ability to obtain regulatory approval to market its products, competition from products manufactured and sold or being developed by other companies, the price of, and demand for, and insurance coverage of, company products, the Company’s ability to negotiate favorable licensing or other manufacturing and marketing agreements for its products, and the Company’s ability to raise capital.

The Company currently has no commercially approved products and there can be no assurance that the Company’s research and development will be successfully commercialized. Developing and commercializing a product requires significant time and capital and is subject to regulatory review and approval as well as competition from other biotechnology companies. The Company operates in an environment of rapid change and is dependent upon the continued services of its employees and consultants and obtaining and protecting intellectual property.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates included in the financial statements are those associated with the inputs used to value option grants and in the determination of predominant outcome for potential conversion events associated with the convertible notes issued by the Company.

COVID-19

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a pandemic, which continues to spread throughout the United States. The spread of COVID-19 has caused significant volatility in the United States and international markets. There is significant uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the United States and international economies and, as such, the Company is unable to determine if it will have a material impact to its operations.

(Loss)/Income per Share

Basic (loss) income per share is computed by dividing net (loss) income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted (loss) income per share reflects the potential dilution, using the treasury stock method that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the (loss) income of the Company. In computing diluted (loss) income per share, the treasury stock method assumes that outstanding instruments are exercised/converted and the proceeds are used to purchase common stock at the average market price during the period. Instruments may have a dilutive effect under the treasury stock method only when the average market price of the common stock during the period exceeds the exercise price/conversion rate of the instruments.

The following common share equivalents are excluded from the calculation of weighted average common shares outstanding because their inclusion would have been anti-dilutive:

	December 31, 2021	December 31, 2020
Options	101,667	83,334
Convertible notes	18,519	18,519
	120,186	101,853

Segment Information

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker (“CODM”), or decision-making group, in deciding how to allocate resources and in assessing performance. For the period of these financial statements, the CEO and founder of the Company was the CODM. The Company views its operations and manages its business as one operating and reporting segment.

Cash and Cash Equivalents

Cash represents cash deposits held at a major financial institution. Cash equivalents include short-term highly liquid investments of sufficient credit quality that are readily convertible to known amounts of cash and have original maturities of three months or less when purchased. Cash equivalents are carried at cost, plus accrued interest, which approximates fair value. Cash equivalents are held for the purpose of meeting short-term liquidity requirements, rather than for investment purposes.

F-22

Deferred offering costs

Direct costs incurred by the Company to raise debt, equity or other funding that are incurred prior to Company closing on receipt of proceeds from those offerings is treated as a deferred offering cost, a long-term asset on the balance sheet. Upon closing, those costs are transferred or netted, depending on the type of the offering against the proceeds received. In the event of a more than temporary delay or the failure to close, deferred offering costs are expensed as general and administrative expenses. At December 31, 2021, the Company had deferred approximately $15,000 of offering costs and were included on the balance sheet in Other Assets.

Leases

The Company determines if an arrangement contains a lease at inception based on whether there is an identified asset and whether it controls the use of the identified asset throughout the period of use. The Company classifies leases as either financing or operating leases. The Company does not have any finance leases. Operating lease Right of Use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term and operating lease ROU liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease liabilities are recognized at the lease commencement date based on the present value of future lease payments over the lease term.

The Company does not allocate consideration between lease and non-lease components, such as maintenance costs and taxes passed through from the lessor, as we have elected to not separate lease and non-lease components for any leases within its existing classes of assets. Operating lease expense for fixed lease payments is recognized on a straight-line basis over the lease term. The Company will elect to treat short term leases, with no expected term extension beyond one year as operating leases under the previous lease standard ASC 840.

F-23

Research and Development Costs

Costs incurred in connection with research and development activities are expensed as incurred. These costs include rents for facilities, supplies, and other fees related to our research efforts, fees paid to consultants that perform certain research and testing on behalf of the Company, and costs related to salaries, benefits, bonuses and stock-based compensation granted to employees in research and development functions.

Stock-based Compensation

The Financial Accounting Statements Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation - Stock Compensation, prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. The Company recognizes compensation cost relating to stock-based payment transactions using a fair-value measurement method, which requires all stock-based payments to employees, including grants of employee stock options, to be recognized in operating results as compensation expense based on fair value over the requisite service period of the awards. The Company determines the fair value of stock-based option awards, that do not contain any provisions which would result in liability classification, using the Black-Scholes-Merton option-pricing model which uses both historical and current market data to estimate fair value. The method incorporates various assumptions such as the risk-free interest rate, expected volatility, expected dividend yield, and expected life of the options. For awards with performance-based vesting criteria, the Company estimates the probability of achievement of the performance criteria and recognizes compensation expense related to those awards expected to vest. The Company accounts for forfeited awards as they occur. Ultimately, the actual expenses recognized over the vesting period will be for those shares that vested. The Company’s common stock price is assessed using valuation methods in accordance with the American Institute of Certified Public Accountants’ Valuation of Privately-Held-Company Equity Securities Issued as Compensation practice guide. These estimates represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment.

The Company has adopted the guidance included under Accounting Standards Update (“ASU”) ASU 2018-17, stock-based compensation issued to non-employees and consultants on January 1, 2018. Equity-based payments to non-employees are measured at grant-date fair value of equity instruments that the Company is obligated to issue when the service has been rendered and any other conditions necessary to earn the rights to benefit from the instruments have been satisfied. Equity-classified nonemployee share based payment awards are measured at the grant date.

Income Taxes

Deferred tax assets and liabilities are determined based on differences between financial reporting and tax reporting bases of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Uncertain tax positions are evaluated and if appropriate, the amount of unrecognized tax benefits is recorded within deferred tax assets. Deferred tax assets are evaluated for realization based on a more-likely-than-not criterion in determining if a valuation allowance should be provided. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

The Company uses a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. The Company has elected to treat interest and penalties, to the extent they arise, as a component of income taxes. As of December 31, 2021 and 2020, there were no interest or penalties related to income taxes for the years ended December 31, 2021 or 2020. Income tax years beginning in 2018 for federal and state purposes are generally subject to examination by taxing authorities, although net operating losses from all prior years are subject to examinations and adjustments for at least three years following the year in which the tax attributes are utilized.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents. The Company maintains its cash and cash equivalent balances in the form of business checking accounts and money market accounts, the balances of which, at times, may exceed federally insured limits. Exposure to cash and cash equivalents credit risk is reduced by placing such deposits with major financial institutions and monitoring their credit ratings.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. Property and equipment is depreciated on the straight-line basis over their estimated useful lives which due to the nature of the work being performed have a 3 year estimated useful life. Expenditures for maintenance and repairs are charged to expenses as incurred.

Impairment Testing of Long-Lived Assets

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made. No impairment was deemed necessary as of December 31, 2021 or 2020.

F-24

Fair Value of Financial Instruments

The Company accounts for financial instruments under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements, ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

Level 1 — quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 — observable inputs other than Level 1, quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and model-derived prices whose inputs are observable or whose significant value drivers are observable; and

Level 3 — assets and liabilities whose significant value drivers are unobservable.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB and are adopted by the Company as of the specified effective date.

In August 2020, the FASB issued ASU No. 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”). This standard simplifies the guidance on the issuer’s accounting for convertible debt instruments by removing the separation models for (1) convertible debt with a cash conversion feature and (2) convertible instruments with a beneficial conversion feature. As a result, entities will not separately present in equity an embedded conversion feature in such debt and will account for a convertible debt instrument wholly as debt, unless certain other conditions are met. The elimination of these models will reduce reported interest expense and increase reported net income for entities that have issued a convertible instrument that is within the scope of ASU 2020-06. Also, ASU 2020-06 requires the application of the if-converted method for calculating diluted earnings per share, and the treasury stock method will be no longer available. ASU 2020-06 is effective for fiscal years beginning after December 15, 2021, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020. We do not expect the adoption of ASU 2020-06 to have a significant impact on our financial position, results of operations, and cash flows.

In May 2021, the FASB issued ASU No. 2021-04, Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (“ASU 2021-04”). This standard provides clarification and reduces diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (such as warrants) that remain equity classified after modification or exchange. ASU 2021-04 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Issuers should apply the new standard prospectively to modifications or exchanges occurring after the effective date of the new standard. Early adoption is permitted, including adoption in an interim period. We are evaluating ASU 2021-04 and its impact on our financial position, results of operations, and cash flows.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

3.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of December 31:

	2021	2020

Equipment and furniture	$24,373	$24,373
Accumulated depreciation	(18,055)	(9,931)

Equipment and furniture, net	$6,318	$14,442

For the years ended December 31, 2021, and 2020, the Company recorded depreciation of $8,124 and $6,996, respectively.

4.	LEASES

The Company leases office space in Oakbrook, Illinois and laboratory space in Houston, Texas. For all periods presented in these financial statements, the leases were operating under month-to-month and three month-to-three month verbal agreements, respectively. Upon adoption of ASC 842 and throughout the periods presented in these financial statements, the Company determined at that time that it was unable to determine with reasonable certainty that renewal for a period longer than the current verbal commitment was possible until such time as dependable and significant financing could become a certainty. The office space includes a monthly rental rate of $750 and the laboratory includes a monthly rental rate of $6,900. The costs incurred in connection with the lab are included in R&D expenses. All rental costs have been treated under the short-term exception contained within ASC 842 for all periods presented. Total rental costs incurred for the years ended December 31, 2021 and 2020 were approximately $63,000 and $73,000, respectively, which $54,000 and $47,000 included within R&D expenses for the years ended December 31, 2021, and 2020, respectively.

F-25

5.	DEBT

In January 2019, the Company issued seven convertible notes and received proceeds totaling $700,000, of which $100, 000 was converted in 2019, leaving $600,000 outstanding during the period of these financial statements. The notes had maturity dates of three years from issuance, with the Company having the right, at its sole discretion, to further extend the maturity an additional 24 months upon notice being given to the holders. The interest rate of the notes is 8% per annum in the original 3-year term. If the Company elects to extend the notes the interest rate will be 12% for the period of the extension.

The notes may only be repaid in full with interest. The notes contain provisions that require the Company to incur a prepayment penalty should the loans be repaid, in full, prior to the maturity date of the notes. If the note is prepaid in the first year the penalty is 30% of the outstanding note balance. In the second year, the prepayment penalty is 20% of the outstanding note balance.

The notes contain certain conversion rights granted to the holders. These include the holders having the option prior to the first-year anniversary date to convert all outstanding balance into shares of common stock of the Company at a 20% discount to the then fair market value of the Company’s common stock. This option expires on the first anniversary of the note. In addition, throughout the period where note proceeds are outstanding, in the event the Company completes an equity sale of securities of at least $7,500,000 (excluding amounts converted from outstanding notes) the outstanding loan balance will automatically convert into securities of the new financing at a 20% discount to the then fair market value of the securities being converted into. At inception, the Company has determined that the conversion features contained within the notes was the predominantly likely method of settlement and therefore has treated the convertible notes as stock settled debt. At inception, the Company recorded the notes at their settled liability amount of $750,000 with the $150,000 treated as a debt discount which is being amortized over the original maturity of the convertible notes (see table below) (see Notes 10 and 12). The resulting effective interest rate of the convertible notes is 13.36%.

For the years ended December 31, 2021, and 2020, the total interest expense was $96,846, and $110,105 with coupon interest expense of $48,000 for each year and the amortization of debt discount of $62,605 and $48,846, respectively.

The following table summarizes the debt discount.

Balance, December 31, 2019	$116,332
Amortization for 2020	(48,846)
Balance, December 31, 2020	$67,486
Amortization for 2021	(62,605)
Balance, December 31, 2021	$4,881

Paycheck Protection Loan

The Company received loan proceeds of $222,400 pursuant to the Paycheck Protection Program under the CARES Act. The Loan, which was in the form of a promissory note, dated May 1, 2020, matures on May 1, 2022, and bears interest at a fixed rate of 1% per annum, payable monthly commencing in six months. Under the terms of the CARES Act, the principal may be forgiven if the Loan proceeds are used for qualifying expenses as described in the CARES Act, such as payroll costs, benefits, mortgage interest, rent, and utilities. In May 2021, the Company was notified that the Small Business Administration had accepted the Company’s forgiveness application. The forgiveness income has been included in other income on the statement of operations in the year ended December 31, 2021.

In January 2021 the Company received a second loan for $174,872 pursuant to the Paycheck Protection Program under the CARES Act. The Loan, which was in the form of a promissory note, matures on January 21, 2023, and bears interest at a fixed rate of 1% per annum, payable monthly commencing in six months. Under the terms of the CARES Act, the principal may be forgiven if the Loan proceeds are used for qualifying expenses as described in the CARES Act, such as payroll costs, benefits, mortgage interest, rent, and utilities. In November 2021, the Company was notified that the Small Business Administration had accepted the Company’s forgiveness application. The forgiveness income has been included in other income on the statement of operations in the year ended December 31, 2021.

6.	STOCKHOLDERS’ EQUITY

Amendment to Certificate of Incorporation

On January 24, 2022, the Company filed a revised Certificate of Incorporation with the State of Delaware to increase the total number of shares authorized to issue 70,000,000 consisting of 50,000,000 shares of common stock, having a par value of $0.00001, and 20,000,000 shares of blank check preferred stock, having a par value of $0.00001. In addition, the previously authorized two classes of voting common stock and non-voting common stock are now combined into one class of voting common stock. All previously issued voting and non-voting common shares have been retroactively presented as one class of common stock.

F-26

Equity Compensation Plans

In January 2022, the Company adopted the 2022 Restricted Stock Plan (“Plan”). The Plan will be administered by the compensation committee of the board of directors. The committee may designate such authority to any officer or employee of the Company. The Plan awards are available to all employees, executive officers and members of the board of directors. The Plan may grant Stock Awards and may also grant Performance Awards, as defined within the Plan, with a minimum vesting period of two years, unless otherwise determined by the Board. The total shares authorized for issuance under the Plan is 1,666,667 shares of common stock.

Issuance of Common Stock

In January 2018, the Company commenced a qualified Tier II offering of its common stock under Regulation A of the 1933 Securities and Exchange Act with proceeds of up to $50 million available under the offering with an original price of approximately $30 per share before fees and expenses. In 2018 and 2019, the Company subsequently amended the offering and increased the offering price to $40.50 per common share, before fees and expenses as of September 2019. The Company continued to raise proceeds under the offering until it was terminated in December 2021.

In 2021, the Company sold 38,708 shares of common stock having a par value of $0.00001 for approximately $1.57 million in gross proceeds under the Tier II offering. The Company paid $28,670 in offering costs related to the sale of common stock.

In 2020, the Company sold 13,854 shares of common stock having a par value of $0.00001 for $0.57 million in gross proceeds. The Company paid $77,764 in offering costs related to the sale of common stock.

In February 2022, the Company adopted the 2022 Incentive and Nonstatutory Stock Option Plan (“Option Plan”). The Option Plan will be administered by a committee appointed by the compensation committee of the board of directors. The committee may designate such authority to any officer or employee of the Company. The Option Plan awards are available to all employees, members of the board of directors and consultants. The Option grants authorized for issuance under the Plan may total exercise into 5,000,000 shares of common stock. In the event of a termination or cancellation of an unused option grant, those shares revert back to the Option Plan.

7.	EQUITY BASED COMPENSATION

Restricted Stock Awards

In January 2021, the Company issued 3,334 shares of common stock to its management advisory board members as part of the compensation package contained within the advisory agreements. The shares were valued at $135,000 based on the pricing received in the Tier II offering. The grants vest over a 1 year period from grant. Through mutual agreement, these shares were cancelled in January 2022.

In January 2020, the Company issued 3,334 shares of common stock to its management advisory board members as part of the Compensation package contained within their advisory agreements. The shares were valued at $135,000 based on the pricing received under the Tier II offering. The grants vest over a 1 year period from grant. Through mutual agreement, these shares were cancelled in January 2022.

Option Awards

In August 2021, the Company granted options to acquire 18,334 shares of common stock of the Company at an exercise price of $40.50 per share with a 5 year term and which all vested in full immediately upon grant.

The total fair value of stock options granted during the year ended December 31, 2021, was $487,500.

The following table provides the estimates included in the inputs to the black-scholes merton pricing model for the options granted in 2021:

Underlying fair market value	$40.50 per share
Expected life	5 years
Risk free interest rate	0.80%
Dividend rate	0%
Historical volatility	81%

The Company has utilized the pricing received, on a near continuous basis from investors, in its Tier II offering as the fair market value for the underlying common shares. In addition, the Company has utilized a basket of 5 public companies with similar operations to estimate a historical volatility at the time of grant.

F-27

A summary of option activity for the years ended December 31, 2021 and 2020 is as follows:

	Number of Shares	Weighted Average Exercise Price		Total Intrinsic Value	Weighted Average Remaining Contractual Life (in years)
Outstanding as of December 31, 2019	83,334		$5.76	$-	2.82
Granted	-	$
Exercised	-	$
Forfeited or expired	-	$
Outstanding as of December 31, 2020	83,334		$5.76	$-	1.82
Granted	18,334		40.50	-	5.00
Exercised	-		-
Forfeited or expired	-		-
Options Outstanding as of December 31, 2021	101,668		$12.03	$-	1.50
Options unvested as of December 31, 2021	1,667		$40.50	$-	2.06

As of December 31, 2021, there was only a nominal amount of unrecognized stock-based compensation related to unvested options.

Stock-based compensation expense included in the following line items on the statement of operations for the years ended December 31 is as follows:

	2021	2020
Research and development	$391,500	$-
General and administrative	235,579	212,882

Total	$627,079	$212,882

8. INCOME TAXES

The components of our deferred tax assets are as follows:

	December 31,
	2021	2020
Deferred Tax Assets:
Net operating losses	$1,460,000	$1,244,000
Research and development credits	15,000	11,000
Total deferred tax assets	1,475,000	1,255,000
Less: Valuation allowance	(1,475,000)	(1,255,000)
Net Deferred Tax Assets:	$-	$-

Deferred Tax Liabilities:
	$-	$-
Net Deferred Tax Liability	$-	$-

F-28

The benefit of income taxes for the years ended December 31, 2021 and 2020 consist of the following:

For the years ended December 31,
	2021	2020
U.S. federal
Current	$-	$-
Deferred	-	-
State and local
Current	-	-
Deferred	-	-
Valuation allowance	-	-
Income Tax Provision (Benefit)	$	$-

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical losses and the uncertainty of future taxable income over the periods which the Company will realize the benefits of its net deferred tax assets, management believes it is more likely than not that the Company will not fully realize the benefits on the balance of its net deferred tax assets and, accordingly, the Company has established full valuation allowance on its net deferred tax assets.

A reconciliation of the statutory income tax rate to the effective tax rate is as follows

	December 31,
	2021	2020

Federal rate	314,000	360,000
State income taxes, net of federal benefit	82,000	94,000
Equity based compensation	(166,000)	(56,000)
Amortization of debt discount	(17,000)	(13,000)
Other	7,000	16,000
Change in valuation allowance	(220,000)	(401,000)
Income Taxes Provision (Benefit)	-	-

As of December 31, 2021 and 2020, the Company has available federal net operating losses of approximately $5.5 million and $4.6 million, respectively, which can be carried forward indefinitely. In 2020, as part of the CARES Act, the Company had the ability to fully utilize its net operating loss carryforwards against taxable income. That provision expired in 2021, and thus, from 2021 onward, the Company may only utilize net operating loss carryforwards totaling up to 80% of its taxable income in any given year.

Due to changes in the Company’s ownership over time, it is possible that future utilization of the net operating loss carryforwards may be subject to certain limitations under Internal Revenue Code Section 382. While the scope of any such limitations has not been determined, they could result in significant permanent impairments to the Company’s net operating loss carryforwards and reduction in the gross deferred tax asset that is disclosed above.

U.S. GAAP provides that the tax effects from uncertain tax positions can be recognized in the financial statements only if the position is more likely than not to be sustained on audit, based on the technical merits of the position. At December 31, 2021 and 2020, the Company had $0 and $0 of unrecognized state tax benefits net of federal benefits recorded, respectively.

The Company does not expect any material changes in the amount of unrecognized tax benefits within the next twelve months. The Company files tax returns as prescribed by the laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. There are currently no pending tax examinations. The statute of limitations period is generally three years. Due to the extent of the net operating loss carryforward, however, all tax years remain open to examination.

F-29

9.	COMMITMENTS AND CONTINGENCIES

From time to time, the Company may be subject to various legal proceedings and claims that arise in the ordinary course of the Company’s business activities.

On August 28, 2020, a group of noteholders totaling $600,000, filed a lawsuit naming the Company as a defendant alleging breach of contract in Cook County, Illinois. The breach in the lawsuits was for not providing the required financial information in the form of unaudited financial statements to the noteholders, as required under the convertible note agreements. Three of the note holders’ cases were dismissed with prejudice. Only three of the noteholders remain in the lawsuit. The defendant was granted an extension until March 2022. The Company’s position is that the claims are without merit. The Company has indicated in filings to the court that the Company provided the information as required via e-mail and other communication to the convertible note holders, and in addition, published the required information as part of its ongoing reporting obligations under its Regulation A Tier II offering at www.sec.gov. The Company intends to continue to vigorously defend against this litigation.

10.	RELATED PARTY TRANSACTIONS

In 2017, the CEO and founder of the Company entered into an agreement to advance $250,000 to the Company to meet its working capital requirements. The advance bore interest at 9% per annum. In August 2020, the advance was repaid in full along with approximately $74,000 in accrued interest. In the year ended December 31, 2020, the Company recorded interest expense – related party for this advance in the amount of approximately $24,000.

In 2020 and 2021, the Company used the bookkeeping services of an accounting firm in which an officer of the Company was a partner. The Company incurred $17,265 and $24,260 of accounting services in the years ended December 31, 2021 and 2020, respectively.

11.	SUBSEQUENT EVENTS

In January 2022, in accordance with the provisions of the convertible notes, the Company notified the noteholders holding a total of $600,000 of the notes that the Company had extended the maturity date of the convertible notes to January 2024. In accordance with the terms of the extension the interest rate of the convertible notes increased thereafter to 12% per annum.

On December 20, 2021, the Company entered into a lease agreement, which will commence upon delivery of the laboratory equipment, including a new three-dimensional printing unit, underlying the lease. Payments under the lease total approximately $9,000 per month for a term of 36 months.

In February 2022, the Company entered into the third amendment to the lease for its laboratory space at JLabs. The amendment included additional lab space and increased the monthly base rental rate to approximately $6,900 per month.

In August 2022, the Company filed with the Secretary of State of Delaware to amend its articles of incorporation to effect a 1:3 reverse split of its issued and outstanding common stock. The effect of this reverse split has been shown as if it occurred at the inception of the Company.

F-30

Up to [  ] Common Units, Each Consisting of One Share of Common Stock

And Two Warrants to Each Purchase One Share of Common Stock

BIOLIFE4D CORPORATION

PROSPECTUS

Aegis Capital Corp.

[  ], 2022

Through and including [  ], 2022 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable in connection with the sale of common stock and warrants being registered. All amounts shown are estimates, except the U.S. Securities and Exchange Commission registration fee, Financial Industry Regulatory Authority filing fee, and Nasdaq Listing Fee.

Description	Amount
U.S. Securities and Exchange Commission registration fee	$1,600
Financial Industry Regulatory Authority filing fee	$2,750
Nasdaq application fee	$5,000
Accounting fees and expenses	$100,000
Legal fees and expenses	$100,000
Transfer agent and registrar fees and expenses	$10,000
Printing expenses	$14,500
Accountable expenses of the Underwriter (including legal fees)	$100,000
Miscellaneous	1,150
Total	$335,000

(1)	Nasdaq initial application fee. Additional fees payable upon listing based on total shares outstanding. See Nasdaq Listing Rule 5910.

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, as amended from time to time (“DGCL”), provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of shareholders or disinterested directors or otherwise.

Our charter documents provide that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the DGCL, each person that such section grants us the power to indemnify.

The DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	Any breach of the director’s duty of loyalty to the corporation or its shareholders;
●	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
●	Payments of unlawful dividends or unlawful stock repurchases or redemptions; or
●	Any transaction from which the director derived an improper personal benefit.

Our charter documents provide that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right, or protection of a director of our company existing at the time of such repeal or modification.

Item 15.	Recent Sales of Unregistered Securities.

In connection with each of the following unregistered sales and issuances of securities, except as otherwise provided below, the Company relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act for transactions not involving a public offering.

a) Issuance of Capital Stock.

In January 2018, we commenced a qualified Tier II offering (the “Tier II Offering”) of our common stock under Regulation A of the Securities Act with proceeds of up to $50 million available under the Tier II Offering with an original price of $30.00 per share. In 2018 and 2019, we amended the Tier II Offering and increased the offering price to $36.00 and then ultimately to $40.50 per common share. We continued to raise proceeds under the Tier II Offering until it was terminated in December 2021. We sold a total of 120,727 shares and raised a total of $4,069,014.50 in the Tier II Offering broken out as follows:

●	In 2018, we sold 56,563 shares of common stock for $30 per share for a total of $1,696,880;
●	In 2018, we sold 2,410 shares of common stock for $36 per share for a total of $86,760;
●	In 2019, we sold 47,925 shares of common stock for $36 per share for a total of $1,725,300;
●	In 2019, we sold 1,293 shares of common stock for $40.50 per share for a total of $ 52,380;
●	In 2020, we sold 4,220 shares of common stock for $40.50 per share for a total of $170,895; and
●	In 2021, we sold 2,376 shares of common stock for $40.50 per share for a total of $96,187.

II-1

In January 2019, we issued seven convertible notes and received proceeds totaling $700,000. The notes had maturity dates of three years from issuance, with us having the right, at our sole discretion, to further extend the maturity an additional 24 months upon notice being given to the holders. The interest rate of the notes was 8% per annum in the original three-year term. In January 2022, we elected to extend the maturity date of the notes to January 2024 with an increased interest rate of 12% for the period of the extension. In addition, if we raise $7.5 million from our prior offerings and this offering, the outstanding balance under the convertible notes will automatically convert into shares of our common stock at a 20% discount to the then fair market value of our common stock. One note for $100,000 was converted into shares of our common stock.

In January 2019, we issued 8,334 shares of common stock to each of the four members of our management advisory board, for an aggregate of 3,334 shares of common stock, as part of the compensation package contained within their advisory agreements. The shares were subsequently forfeited and cancelled in January 2022.

In January 2020, we issued 834 shares of common stock to each of the four members of our management advisory board, for an aggregate of 3,334 shares of common stock, as part of the compensation package contained within their advisory agreements. The shares were subsequently forfeited and cancelled in January 2022.

In 2020, we sold an aggregate of 9,634 shares of common stock for $40.50 pursuant to certain Share Purchase Agreements.

In January 2021, we issued 834 shares of common stock to each of the four members of our management advisory board, for an aggregate of 3,334 shares of common stock, as part of the compensation package contained within their advisory agreements. The shares were subsequently forfeited and cancelled in January 2022.

In 2021, we sold 3,633 shares of common stock for $40.50 per share pursuant to certain Share Purchase Agreements and issued 223 shares of common stock in exchange for services at a valuation of $40.50 per share.

On January 11, 2022, we issued 3,334 shares of common stock to an advisor pursuant to an Independent Advisory Agreement in exchange for services at a valuation of $40.50 per share.

In February and March 2022, we issued 1,334 shares of common stock to an officer pursuant to a Consultant Agreement in exchange for services at a valuation of $40.50 per share.

(b) Option Grants.

In January 2019, we issued options to purchase 3,334 shares of common stock to each of the four members of the management advisory board, for an aggregate of 13,334 options, at an exercise price of $30.00 per share with a five year term, all of which vested in full immediately upon grant.

In August 2021, we granted options to purchase 18,334 shares of common stock at an exercise price of $40.50 per share with a five-year term, all of which vested in full immediately upon grant.

In January 2022, we granted options to purchase 45,000 shares of common stock at an exercise price of $40.50 per share with a five-year term, all of which vested in full immediately upon grant.

In February 2022, we granted 25,000 options to the three members of our board of directors (8,334 each) that vest 12 months from the date of issuance with an exercise price of $40.50.

In February and March 2022, we granted 1,334 options to a consultant to acquire shares of common stock at an exercise price of $40.50 per share. These options vest immediately.

The options described above were deemed exempt from registration in reliance on Section 4(a)(2) of the Securities Act or Rule 701 promulgated thereunder as transactions pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were our employees, directors or bona fide consultants and received the securities under our stock option plans.

(a) The following exhibits are filed as part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K:

See the Exhibit Index immediately preceding the Signature Page.

(b) Financial Statement Schedules:

See our Financial Statements starting on page F-1. All other schedules for which provision is made in the applicable accounting regulations of the SEC are not required, are inapplicable or the information is included in the financial statements, and have therefore been omitted.

Item 17.	Undertakings.

The undersigned registrant (the “Registrant”) hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-2

The Registrant hereby undertakes:

(1)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(2)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
b.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
c.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
d.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The Registrant hereby further undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-3

EXHIBIT INDEX

Exhibit		Description
1.1	**	Form of Underwriting Agreement between BioLife4D Corporation and Aegis Capital Corp.
3.1	**	Amended and Restated Certificate of Incorporation of BioLife4D Corporation filed with the Division of Corporations, State of Delaware on February 4, 2022
3.2	**	Amended and Restated Bylaws of BioLife4D Corporation, dated February 3, 2022
3.3	**	Amendment to Bylaws of BioLife4D Corporation, dated August 11, 2022
4.1	**	Form of Underwriter’s Warrant
4.2	**	Form of Warrant Agent Agreement
4.3	**	Form of Warrant
5.1	*	Opinion of FitzGerald Kreditor Bolduc Risbrough LLP
10.1	**	Advisory Board Agreement between BioLife4D Corporation and Sean Palecek, dated May 30, 2017
10.2	**	Amendment to Advisory Board Agreement between BioLife4D Corporation and Sean Palecek, dated January 17, 2022
10.3	**	Advisory Board Agreement between BioLife4D Corporation and Ibrahim T. Ozbolat, dated May 31, 2017
10.4	**	Amendment to Advisory Board Agreement between BioLife4D Corporation and Ibrahim T. Ozbolat, dated January 14, 2022
10.5	**	Advisory Board Agreement between BioLife4D Corporation and Janet Zoldan, dated June 8, 2017
10.6	**	Amendment to Advisory Board Agreement between BioLife4D Corporation and Janet Zoldan, dated February 1, 2022
10.7	**	Advisory Board Agreement between BioLife4D Corporation and Shayn Peirce-Cottler, dated July 11, 2017
10.8	**	Amendment to Advisory Board Agreement between BioLife4D Corporation and Shayn Peirce-Cottler, dated February 1, 2022
10.9	**	Advisory Board Agreement between BioLife4D Corporation and Jeffrey Morgan, dated August 23, 2017
10.10	**	Amendment to Advisory Board Agreement between BioLife4D Corporation and Jeffrey Morgan, dated February 1, 2022
10.11	**	Advisory Board Agreement between BioLife4D Corporation and Raimond Winslow, dated August 28, 2017
10.12	**	Laboratory Service Agreement between BioLife4D Corporation and Northwestern University, dated November 1, 2017
10.13	**	License Agreement between BioLife4D Corporation and Texas Medical Center, dated May 24, 2018
10.14	**	First Amendment to License Agreement between BioLife4D Corporation and Texas Medical Center, dated July 3, 2018
10.15	**	Second Amendment to License Agreement between BioLife4D Corporation and Texas Medical Center, dated October 29, 2018
10.16	**	Third Amendment to License Agreement between and BioLife4D Corporation and Texas Medical Center, dated February 7, 2022
10.17	**	Note Purchase Agreement between BioLife4D Corporation and EchoVenture, LLC, dated January 3, 2019
10.18	**	Extension to the Note Purchase Agreement between BioLife4D Corporation and EchoVenture, LLC, dated January 12, 2022
10.19	**	Advisory Board Agreement between BioLife4D Corporation and Stephen M. Simes, dated January 21, 2019
10.20	**	Note Purchase Agreement between BioLife4D Corporation and H Joseph Leitch, dated January 22, 2019
10.21	**	Extension to the Note Purchase Agreement between BioLife4D Corporation and H Joseph Leitch, dated January 13, 2022
10.22	**	Note Purchase Agreement between BioLife4D Corporation and 2 JWB 6P LLC, dated January 28, 2019
10.23	**	Extension to the Note Purchase Agreement between BioLife4D Corporation and 2 JWB 6P LLC, dated January 12, 2022
10.24	**	Note Purchase Agreement between BioLife4D Corporation and Millennium Automated Parking, Inc. and Julius S. Levine Trust, dated January 31, 2019
10.25	**	Extension to the Note Purchase Agreement between BioLife4D Corporation and Millennium Automated Parking, Inc., dated January 12, 2022
10.26	**	Extension to the Note Purchase Agreement between BioLife4D Corporation and Julius S. Levine Trust, dated January 12, 2022
10.27	**	Note Purchase Agreement between BioLife4D Corporation and Clayton A. Struve, dated January 31, 2019
10.28	**	Extension to the Note Purchase Agreement between BioLife4D Corporation and Clayton A. Struve, dated January 13, 2022
10.29	†**	Employment Agreement between BioLife4D Corporation and Kathleen Ann Lewis, dated September 15, 2020
10.30	**	Engagement Letter between BioLife4D Corporation and The Hechtman Group LTD, dated July 22, 2021
10.31	**	Intelligent Office Membership Agreement between BioLife4D Corporation and Aspire Ventures, LLC d/b/a Intelligent Office of Lincolnshire, dated December 29, 2021
10.32	**	Platform-as-a-Service Monthly Service Agreement between BioLife4D Corporation and Advanced Solutions Life Sciences, LLC, dated December 20, 2021
10.33	**	Independent Advisor Agreement between BioLife4D Corporation and Ravi Birla, dated January 11, 2022
10.34	†**	CFO Agreement between BioLife4D Corporation and Wesley Ramjeet, dated February 1, 2022
10.35	†**	2022 Incentive and Nonstatutory Stock Option Plan to Employees, Directors, and Consultants of BioLife4D Corporation, dated February 3, 2022
10.36	†**	2022 Restricted Stock Plan, dated February 3, 2022
10.37	**	Business Loan Agreement, dated May 18, 2022, by and between BioLife4D Corporation and Fifth Third Bank, National Association
10.38	**	Promissory Note, dated May 18, 2022, made by BioLife4D Corporation in favor of Fifth Third Bank, National Association
10.39	**	Assignment of Deposit Account, dated May 18, 2022, by and among BioLife4D – SM Trust dated November 1, 2016, BioLife4D Corporation and Fifth Third Bank, National Association
10.40	**	Secured Promissory Note, dated May 18, 2022, made by BioLife4D – SM Trust, dated November 1, 2016
10.41	**	Stock Pledge Agreement, dated May 18, 2022, by the BioLife4D – SM Trust, dated November 1, 2016
10.42	**	Agreement, dated May 18, 2022, between BioLife4D Corporation and BioLife4D – SM Trust, dated November 1, 2016
10.43	†**	Amendment to CFO Agreement between BioLife4D Corporation and Wesley Ramjeet, dated August 11, 2022
10.44	†**	Executive Employment Agreement between BioLife4D Corporation and Steven Morris, dated September 2, 2022
10.45	**	Option Agreement between BioLife4D Corporation and Dr. Jeffrey Morgan, dated January 26, 2022, effective as of August 1, 2020
10.46	**	Option Agreement between BioLife4D Corporation and Dr. Jeffrey Morgan, dated January 26, 2022, effective as of August 6, 2021
14.1	**	Code of Business Conduct and Ethics and Insider Trading Policy dated February 14, 2022
23.1		Consent of L J Soldinger Associates, LLC
23.2	*	Consent of FitzGerald Kreditor Bolduc Risbrough LLP (included in Exhibit 5)
24.1	**	Power of attorney (see signature page of Registration Statement Form S-1 filed with the Commission on June 3, 2022)
99.1	**	Audit Committee Charter dated February 14, 2022
99.2	**	Compensation Committee Charter dated August 23, 2022
99.3	**	Nominating and Corporate Governance Committee Charter, dated August 23, 2022
101.1		Interactive Data File
107	**	Calculation of Filing Fee Tables

†	Indicates management contract or compensatory plan
*	To be filed by amendment
**	Previously filed

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo Grove, State of Illinois, on October 4, 2022.

BIOLIFE4D CORPORATION

By:	/s/ Steven Morris
Steven Morris
Chief Executive Officer, Secretary, and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven Morris	Chief Executive Officer, Secretary, and Chairman of the Board of Director	October 4, 2022
Steven Morris	(Principal Executive Officer)

/s/ Wesley Ramjeet	Chief Financial Officer	October 4, 2022
Wesley Ramjeet	(Principal Financial Officer and Principal Accounting Officer)

/s/ Stephen Simes	Director	October 4, 2022
Stephen Simes

/s/ Lisa Kelley	Director	October 4, 2022
Lisa Kelley

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